Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163034

Prospectus Supplement No. 2
(to Prospectus dated May 4, 2010)

9,906,918 Warrants
and
9,906,918 Shares of Common Stock that May be Issued Upon Exercise of the Warrants of

Two Harbors Investment Corp.

This Prospectus Supplement supplements the prospectus dated May 4, 2010 (the “Prospectus”), which forms a part of our Registration Statement on Form S-11 (Registration No. 333-163034). This Prospectus Supplement also supplements our Prospectus Supplement No. 1 dated May 7, 2010 (“Supplement No. 1”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Form 10-Q, filed with the Securities and Exchange Commission on August 5, 2010 (the “Quarterly Report”) and a Form 8-K filed with the Securities and Exchange Commission on August 5, 2010 (the “8-K”). Accordingly, we have attached the Quarterly Report and the 8-K to this Prospectus Supplement.

The Prospectus, Supplement No. 1 and this Prospectus Supplement relate to the offer and sale of up to 9,906,918 warrants and/or shares of common stock by the selling security holders listed on pages 102 and 103 of the Prospectus, including their permitted pledges, donees, transferees or other successors in interest. We will not receive any proceeds from any sales of the warrants or common stock by the selling security holders.

This Prospectus Supplement should be read in conjunction with the Prospectus and Supplement No. 1. This Prospectus Supplement updates and supplements the information in the Prospectus and Supplement No. 1. If there is any inconsistency between the information in the Prospectus and Supplement No. 1 and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Our common stock and warrants are traded on the NYSE Amex under the trading symbol “TWO” and “TWO.WS,” respectively. On August 23, 2010, the closing price of our common stock and our warrants on the NYSE Amex were $8.58 and $0.26, respectively.

Investing in our warrants and common stock involves risks. See “Risk Factors” beginning on page 14 of the Prospectus for some risks regarding investment in the warrants and common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, Prospectus Supplement No. 1 or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 23, 2010

UNITED STATES OF AMERICA
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended: June 30, 2010

Commission File Number 001-34506

TWO HARBORS INVESTMENT CORP.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	27-0312904
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

601 Carlson Parkway, Suite 330 Minnetonka, Minnesota	55305
(Address of Principal Executive Offices)	(Zip Code)

(612) 238-3300

(Registrant’s Telephone Number, Including Area Code)

not applicable

(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).Yes ☐ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer or smaller reporting company. See definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

As of August 5, 2010 there were 26,067,590 shares of registered common stock, par value $.01 per share, issued and outstanding.

TWO HARBORS INVESTMENT CORP.

INDEX

i

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

TWO HARBORS INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Available-for-sale securities, at fair value	$977,883,587	$494,464,867
Cash and cash equivalents	71,440,655	26,104,880
Total earning assets	1,049,324,242	520,569,747
Restricted cash	18,647,316	8,913,048
Accrued interest receivable	3,756,737	2,579,695
Due from counterparties	20,764,619	4,877,463
Derivative assets, at fair value	32,632,941	363,666
Prepaid expenses	118,167	571,584
Deferred tax assets	894,523	—
Prepaid tax asset	632,514	490,206
Total Assets	$1,126,771,059	$538,365,409
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Repurchase agreements	$866,278,174	$411,892,510
Derivative liabilities, at fair value	21,635,709	—
Accrued interest payable	460,302	113,788
Deferred tax liabilities	—	123,646
Accrued expenses and other liabilities	2,422,221	1,030,342
Dividends payable	8,621,650	3,484,356
Total liabilities	899,418,056	416,644,642
Stockholders’ Equity
Preferred stock, par value $0.01 per share; 50,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.01 per share; 450,000,000 shares authorized and 26,067,590 and 13,379,209 shares issued and outstanding, respectively	260,676	133,792
Additional paid-in capital	238,520,624	131,756,484
Accumulated other comprehensive income (loss)	1,822,388	(949,728)
Cumulative earnings (losses)	3,679,813	(5,735,425)
Cumulative distributions to stockholders	(16,930,498)	(3,484,356)
Total stockholders’ equity	227,353,003	121,720,767
Total Liabilities and Stockholders’ Equity	$1,126,771,059	$538,365,409

The accompanying notes are an integral part of these consolidated financial statements.

1

TWO HARBORS INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Interest income:
Available-for-sale securities	$9,087,917	$—	$15,241,235	$—
Cash and cash equivalents	37,509	7,185	42,980	55,432
Total interest income	9,125,426	7,185	15,284,215	55,432
Interest expense	863,242	—	1,381,452	—
Net interest income	8,262,184	7,185	13,902,763	55,432
Other income:
Gain on sale of investment securities, net	833,545	—	2,030,518	—
Loss on interest rate swap agreements	(4,053,781)	—	(5,601,193)	—
Gain on other derivative instruments	152,568	—	1,099,029	—
Total other income	(3,067,668)	—	(2,471,646)	—
Expenses:
Management fees	748,330	—	1,205,309	—
General and administrative	746,915	230,101	1,393,763	310,503
Directors and officers’ insurance	123,000	31,720	239,008	56,894
Professional fees	262,345	1,123,886	486,562	1,338,712
Total expenses	1,880,590	1,385,707	3,324,642	1,706,109
Net income (loss) before income taxes	3,313,926	(1,378,522)	8,106,475	(1,650,677)
Benefit from income taxes	774,356	154,798	1,308,763	246,785
Net income (loss)	4,088,282	(1,223,724)	9,415,238	(1,403,892)
Accretion of trust account income relating to common stock subject to possible conversion	—	(37,312)	—	(68,149)
Net income (loss) attributable to common stockholders	$4,088,282	$(1,261,036)	$9,415,238	$(1,472,041)
Basic earnings (loss) per weighted average common share	$0.18	$(0.05)	$0.53	$(0.06)
Diluted earnings (loss) per weighted average common share	$0.18	$(0.05)	$0.52	$(0.06)
Dividends declared per common share	$0.33	$—	$0.69	$—
Weighted average number of shares of common stock:
Basic	22,438,121	24,936,558	17,933,689	24,936,558
Diluted	22,466,691	24,936,558	17,959,072	24,936,558

The accompanying notes are an integral part of these consolidated financial statements.

2

TWO HARBORS INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME (LOSS)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Cumulative Earnings (Losses)	Cumulative Distributions to Stockholders	Total Stockholders’ Equity
	Shares	Amount
				(unaudited)
Balance, January 1, 2009	32,811,257	$2,494	$181,150,291	$—	$3,009,106	$—	$184,161,891
Accretion of trust account income relating to common stock subject to possible conversion	—	—	(68,149)	—	—	—	(68,149)
Net loss	—	—	—	—	(1,403,892)	—	(1,403,892)
Balance, June 30, 2009	32,811,257	$2,494	$181,082,142	$—	$1,605,214	$—	$182,689,850
Balance, January 1, 2010	13,379,209	$133,792	$131,756,484	$(949,728)	$(5,735,425)	$(3,484,356)	$121,720,767
Net income	—	—	—	—	9,415,238	—	9,415,238
Net change in unrealized gain (loss) on available-for-sale securities, net of tax	—	—	—	2,772,116	—	—	2,772,116
Total other comprehensive income	—	—	—	2,772,116	—	—	—
Total comprehensive income							12,187,354
Net proceeds from issuance of common stock, net of offering costs	12,688,381	126,884	106,699,206	—	—	—	106,826,090
Common dividends declared	—	—	—	—	—	(13,446,142)	(13,446,142)
Non-cash equity award compensation	—	—	64,934	—	—	—	64,934
Balance, June 30, 2010	26,067,590	$260,676	$238,520,624	$1,822,388	$3,679,813	$(16,930,498)	$227,353,003

The accompanying notes are an integral part of these consolidated financial statements.

3

TWO HARBORS INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2010	2009
	(unaudited)
Cash Flows From Operating Activities:
Net income (loss)	$9,415,238	$(1,403,892)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Amortization of premiums and discounts net	1,773,691	—
Gain on sale of investment securities, net	(2,030,518)	—
Equity based compensation expense	64,934	—
Net change in:
Increase in accrued interest receivable	(1,177,042)	—
Increase in deferred income taxes	(1,018,169)	—
Increase in due from counterparties	(15,887,156)	—
Increase in fair value of derivative assets, net	(10,633,566)	—
Increase in prepaid tax asset	(142,308)	(201,853)
Decrease in prepaid expenses	453,417	168,982
Increase in accrued interest payable	346,514	—
Increase in accrued expenses and other liabilities	1,391,879	676,796
Net cash used in operating activities	(17,443,086)	(759,967)
Cash Flows From Investing Activities:
Purchases of available-for-sale securities	(706,619,302)	—
Proceeds from sales of available-for-sale securities	176,089,669	—
Principal payments on available-for-sale securities	50,139,860	—
Net increase in restricted cash	(9,734,268)	(227,164)
Net decrease in cash held in trust account, interest and dividend income available for working capital and taxes	—	120,162
Net cash used in investing activities	(490,124,041)	(107,002)
Cash Flows From Financing Activities:
Proceeds from repurchase agreements	1,651,660,731	—
Principal payments on repurchase agreements	(1,197,275,071)	—
Proceeds from issuance of common stock, net of offering costs	106,826,090	—
Dividends paid on common stock	(8,308,848)	—
Net cash provided by financing activities	552,902,902	—
Net decrease in cash and cash equivalents	45,335,775	(866,969)
Cash and cash equivalents at beginning of period	26,104,880	2,778,143
Cash and cash equivalents at end of period	$71,440,655	$1,911,174
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$1,034,938	$—
Cash paid for taxes	$—	$—
Non-Cash Financing Activity:
Dividends declared but not paid at end of period	$8,621,650	$—
Accretion of trust account income relating to common stock subject to conversion	$—	$(68,149)

The accompanying notes are an integral part of these consolidated financial statements.

4

TWO HARBORS INVESTMENT CORP.

Notes to the Consolidated Financial Statements

Note 1. Organization and Operations

Two Harbors Investment Corp. (the “Company”) is a Maryland corporation formed to invest primarily in residential mortgage-backed securities (“RMBS”). The Company is externally managed and advised by PRCM Advisers LLC, a subsidiary of Pine River Capital Management L.P. (“Pine River”), a global multi-strategy asset management firm. The Company’s common stock and warrants are listed on the NYSE Amex under the symbols “TWO” and “TWO.WS,” respectively.

The Company intends to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with its initial taxable period ended December 31, 2009. As long as the Company continues to comply with a number of requirements under federal tax law and maintains its qualification as a REIT, the Company generally will not be subject to U.S. federal income tax to the extent that the Company distributes its taxable income to its stockholders on an annual basis and does not engage in prohibited transactions.

Note 2. Basis of Presentation and Significant Accounting Policies

Consolidation and Basis of Presentation

The interim unaudited financial statements of the Company have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted according to such SEC rules and regulations. Management believes, however, that the disclosures included in these interim financial statements are adequate to make the information presented not misleading. The accompanying financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. In the opinion of management, all normal and recurring adjustments necessary to present fairly the financial condition of the Company at June 30, 2010 and results of operations for all periods presented have been made. The results of operations for the three and six months ended June 30, 2010 should not be construed as indicative of the results to be expected for the full year.

The consolidated financial statements of the Company have been prepared on the accrual basis of accounting in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires us to make a number of significant estimates and assumptions. These estimates include estimates of fair value of certain assets and liabilities, amount and timing of credit losses, prepayment rates, the period of time during which the Company anticipates an increase in the fair values of real estate securities sufficient to recover unrealized losses in those securities, and other estimates that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of certain revenues and expenses during the reported period. It is likely that changes in these estimates (e.g., valuation changes due to supply and demand, credit performance, prepayments, interest rates, or other reasons) will occur in the near term. The Company’s estimates are inherently subjective in nature and actual results could differ from its estimates and the differences may be material.

The consolidated financial statements of the Company include the accounts of all subsidiaries; intercompany accounts and transactions have been eliminated. Certain prior period amounts have been reclassified to conform to the current period presentation.

5

TWO HARBORS INVESTMENT CORP.

Notes to the Consolidated Financial Statements

Note 2. Basis of Presentation and Significant Accounting Policies  – (continued)

Recently Issued and/or Adopted Accounting Standards

Broad Transactions

Fair Value Measurements and Disclosures (Accounting Standards Codification “ASC 820”).  On January 21, 2010, the FASB issued an accounting standard update, or ASU, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements, which provides guidance on how investment assets and liabilities are to be valued and disclosed. Specifically, the amendment requires reporting entities to disclose: (i) the input and valuation techniques used to measure fair value for both recurring and nonrecurring fair value measurements, for Level 2 or Level 3 positions, (ii) transfers between all levels (including Level 1 and Level 2) on a gross basis (i.e., transfers out are disclosed separately from transfers in) as well as the reason(s) for the transfer and (iii) purchases, sales, issuances and settlements on a gross basis in the Level 3 rollforward, rather than as one net number. The effective date of the amendment is for interim and annual periods beginning after December 15, 2009; however, the requirement to provide the Level 3 activity for purchases, sales, issuances and settlements on a gross basis will be effective for interim and annual periods beginning after December 15, 2010. The impact of adopting this ASU will not have a material impact on the Company’s consolidated financial condition or results of operations.

Note 3. Available-for-Sale Securities, at Fair Value

The following table presents the Company’s available-for-sale, or AFS, investment securities by collateral type, which were carried at their fair value:

	June 30, 2010	December 31, 2009
U.S. Treasuries	$145,436,132	$—
Mortgage-backed securities:
Agency
Federal Home Loan Mortgage Corporation	285,479,494	255,669,015
Federal National Mortgage Association	327,545,073	155,729,386
Government National Mortgage Association	24,748,217	6,421,615
Non-agency	194,674,671	76,644,851
Total mortgage-backed securities	832,447,455	494,464,867
Total	$977,883,587	$494,464,867

At June 30, 2010 and December 31, 2009, the Company pledged investment securities with a carrying value of $934.1 and $444.8 million, respectively, as collateral for repurchase agreements. See Note 8 —  Repurchase Agreements.

At June 30, 2010 and December 31, 2009, the Company did not have any securities purchased from and financed with the same counterparty that did not meet the conditions of ASC 860, Transfers and Servicing, to be considered linked transactions and therefore classified as derivatives.

6

TWO HARBORS INVESTMENT CORP.

Notes to the Consolidated Financial Statements

Note 3. Available-for-Sale Securities, at Fair Value  – (continued)

The following table presents the amortized cost and carrying value (which equals fair value) of AFS securities by collateral type as of June 30, 2010 and December 31, 2009:

	June 30, 2010
	U.S. Treasuries	Agency	Non-agency	Total
Face Value	$145,000,000	$771,379,596	$381,659,951	$1,298,039,547
Unamortized premium	—	32,740,311	—	32,740,311
Unamortized discount
Designated credit reserve	—	—	(96,624,251)	(96,624,251)
Net, unamortized	—	(169,959,439)	(88,283,255)	(258,242,694)
Amortized Cost	145,000,000	634,160,468	196,752,445	975,912,913
Gross unrealized gains	436,132	6,455,600	4,181,913	11,073,645
Gross unrealized losses	—	(2,843,284)	(6,259,687)	(9,102,971)
Carrying Value	$145,436,132	$637,772,784	$194,674,671	$977,883,587

	December 31, 2009
	Agency	Non-agency	Total
Face Value	$534,878,857	$166,580,309	$701,459,166
Unamortized premium	18,535,106	—	18,535,106
Unamortized discount
Designated credit reserve	—	(50,186,623)	(50,186,623)
Net, unamortized	(133,343,316)	(41,049,738)	(174,393,054)
Amortized Cost	420,070,647	75,343,948	495,414,595
Gross unrealized gains	1,081,947	2,020,339	3,102,286
Gross unrealized losses	(3,332,578)	(719,436)	(4,052,014)
Carrying Value	$417,820,016	$76,644,851	$494,464,867

The following tables present the carrying value of the Company’s AFS investment securities by rate type as of June 30, 2010 and December 31, 2009:

	June 30, 2010
	U.S. Treasuries	Agency	Non-agency	Total
Adjustable Rate	$—	$298,177,904	$127,151,177	$425,329,081
Fixed Rate	145,436,132	339,594,880	67,523,494	552,554,506
Total	$145,436,132	$637,772,784	$194,674,671	$977,883,587

	December 31, 2009
	Agency	Non-agency	Total
Adjustable Rate	$305,441,270	$34,848,759	$340,290,029
Fixed Rate	112,378,746	41,796,092	154,174,838
Total	$417,820,016	$76,644,851	$494,464,867

When the Company purchases a credit-sensitive AFS security at a significant discount to its face value, the Company often does not amortize into income a significant portion of this discount that the Company is entitled to earn because it does not expect to collect it due to the inherent credit risk of the security. The Company may also record an other-than-temporary impairment, or OTTI, for a portion of its investment in the security to the extent the Company believes that principal losses will exceed the discount. The amount of

7

TWO HARBORS INVESTMENT CORP.

Notes to the Consolidated Financial Statements

Note 3. Available-for-Sale Securities, at Fair Value  – (continued)

principal that the Company does not amortize into income is designated as a credit reserve on the security, with net unamortized discounts or premiums amortized into income over time using the interest method in accordance with ASC 320.

The following table presents the changes for the six months ended June 30, 2010, of the unamortized net discount and designated credit reserves on non-Agency AFS securities.

	Designated Credit Reserve	Unamortized Net Discount	Total
Beginning balance at January 1, 2010	$(50,186,623)	$(41,049,738)	$(91,236,361)
Acquisitions	(67,130,634)	(61,123,650)	(128,254,284)
Accretion of net discount	—	3,570,119	3,570,119
Realized credit losses	955,998	7,838	963,836
Transfers (to) from	2,286,900	(2,286,900)	—
Sales, calls, other	17,465,331	12,583,853	30,049,184
Ending balance at June 30, 2010	$(96,609,028)	$(88,298,478)	$(184,907,506)

The following table presents the components comprising the carrying value of AFS securities that were in an unrealized loss position and not deemed to be other than temporarily impaired as of June 30, 2010 and December 31, 2009.

	Unrealized Loss Position for: Less than 12 Months
	Amortized Cost	Gross Unrealized Losses	Estimated Fair Value
June 30, 2010	$168,537,808	$(9,102,971)	$159,434,837
December 31, 2009	$417,008,390	$(4,052,014)	$412,956,376

At June 30, 2010, the Company held 250 AFS securities, of which 74 were in an unrealized loss position. At December 31, 2009, the Company held 112 AFS securities, of which 61 were in an unrealized loss position. There were no unrealized loss positions for twelve consecutive months or longer due to the Company beginning its operations in the fourth quarter of 2009.

Evaluating AFS Securities for Other-than-Temporary Impairments

In 2009, the Company adopted the provisions of ASC 320 to evaluate AFS securities for OTTI. This evaluation requires us to determine whether there has been a significant adverse quarterly change in the cash flow expectations for a security. The Company also considers whether there has been a significant adverse change in the regulatory and/or economic environment as part of this analysis. For the three and six months ended June 30, 2010, the Company did not recognize any other-than-temporary impairments on AFS securities in the Company’s consolidated statements of income (loss).

Gross Realized Gains and Losses

Gains and losses from the sale of AFS securities are recorded as realized gains (losses) within gain on sale of investment securities, net in the Company’s consolidated statements of income (loss). For the three and six months ended June 30, 2010, the Company sold AFS securities for $165.7 and $176.1 million with an amortized cost of $164.9 and $174.1 million, for a net realized gain of $0.8 and $2.0 million, respectively, which included sales of U.S. Treasuries with an amortized cost of $150.8 million for the three and six months ended June 30, 2010.

8

TWO HARBORS INVESTMENT CORP.

Notes to the Consolidated Financial Statements

Note 3. Available-for-Sale Securities, at Fair Value  – (continued)

The following table presents the gross realized gains and losses on sales of AFS securities for the three and six months ended June 30, 2010:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Gross realized gains	$1,085,484	$—	$2,306,273	$—
Gross realized losses	(251,939)	—	(275,755)	—
Total realized gains (losses) on sales, net	$833,545	$—	$2,030,518	$—

Note 4. Restricted Cash

The following table presents the Company’s restricted cash balances and the purposes of the balances:

	June 30, 2010	December 31, 2009
Restricted cash balances held by:
Broker counterparties for securities trading activity	$9,000,000	$8,000,000
Broker counterparties for derivative trading activity	7,184,647	—
Repurchase counterparties as restricted collateral	2,462,669	913,048
Total	$18,647,316	$8,913,048

As of June 30, 2010 and December 31, 2009, the Company is required to maintain certain cash balances with counterparties for broker activity and collateral for the Company’s repurchase agreements in non-interest bearing accounts.

Note 5. Accrued Interest Receivable

The following table presents the Company’s accrued interest receivable by collateral type:

	June 30, 2010	December 31, 2009
Accrued Interest Receivable:
U.S. Treasuries	$92,110	$—
Mortgage-backed securities:
Agency
Federal Home Loan Mortgage Corporation	1,272,191	1,227,847
Federal National Mortgage Association	1,472,386	808,648
Government National Mortgage Association	236,797	128,469
Non-agency	683,253	414,731
Total mortgage-backed securities	3,664,627	2,579,695
Total	$3,756,737	$2,579,695

9

TWO HARBORS INVESTMENT CORP.

Notes to the Consolidated Financial Statements

Note 6. Derivative Instruments and Hedging Activities

The Company expects to enter into a variety of derivative and non-derivative instruments in connection with its risk management activities. The Company’s primary objective for executing these derivatives and non-derivative instruments is to mitigate the Company’s economic exposure to future events that are outside its control. The Company’s derivative financial instruments are utilized principally to manage market risk and cash flow volatility associated with interest rate risk (including associated prepayment risk) related to certain assets and liabilities. As part of its risk management activities, the Company may, at times, enter into various forward contracts including short securities, agency to-be-announced securities (“TBAs”), options, futures, swaps and caps. In executing on the Company’s current risk management strategy, the Company has entered into interest rate swap agreements and TBA positions. The Company has also entered into a number of non-derivative instruments to manage interest rate risk, principally U.S. Treasuries and Agency interest-only securities.

The following summarizes the Company’s significant asset and liability classes, the risk exposure for these classes, and the Company’s risk management activities used to mitigate certain of these risks. The discussion includes both derivative and non-derivative instruments used as part of these risk management activities. While the Company uses non-derivative and derivative instruments to achieve the Company’s risk management activities, it is possible that these instruments will not effectively mitigate all or a substantial portion of the Company’s market rate risk. In addition, the Company might elect, at times, not to enter into certain hedging arrangements in order to maintain compliance with REIT requirements.

Interest Rate Sensitive Assets/Liabilities

Available-for-sale Securities — The Company’s RMBS investment securities are generally subject to change in value when mortgage rates decline or increase depending on the type of investment. Rising mortgage rates generally result in an increase in slowing of refinancing activity, which slows prepayments and results in a decline in the expected value of the Company’s fixed-rate agency pools. To mitigate the impact of this risk, the Company maintains a portfolio of financial instruments, primarily fixed-rate interest-only securities, which increase in value when interest rates increase. In addition, the Company has initiated a limited number of TBA positions to further mitigate its exposure to increased prepayment speeds. The primary objective is to minimize the overall risk of loss in the value of the investment securities due to the change in fair value caused by interest rate changes and their interrelated impact on prepayments.

As of June 30, 2010 and December 31, 2009, the Company had outstanding fair value of $14.0 million and $16.5 million, respectively, of interest-only securities in place to economically hedge its investment securities. These interest-only securities are included in available-for-sale securities, at fair value, in the consolidated balance sheet. In addition, the Company holds $135.0 and $150.0 million of long and short notional TBA positions, respectively, as of June 30, 2010. The Company discloses these on a net basis in accordance with master netting arrangements resulting, in a net fair market value of negative $16.8 million as of June 30, 2010, which are included in derivative liabilities, at fair value, in the consolidated balance sheet.

Repurchase Agreements — The Company monitors its repurchase agreements, which are generally floating rate debt, in relationship to the rate profile of its investment securities. When it is cost effective to do so, the Company may enter into interest rate arrangements to align the interest rate composition of its investment securities and debt portfolios, specifically repurchase agreements with maturities of less than 6 months. Typically, the significant terms of the interest rate swaps match the terms of the underlying debt, resulting in an effective conversion of the rate of the related repurchase agreement from floating to fixed.

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TWO HARBORS INVESTMENT CORP.

Notes to the Consolidated Financial Statements

Note 6. Derivative Instruments and Hedging Activities  – (continued)

As of June 30, 2010 and December 31, 2009, the Company had the following outstanding interest rate derivatives that were utilized as economic hedges of interest rate risk associated with the Company’s short-term repurchase agreements:

		Notional Amounts
Maturity Date	Fixed Interest Rate in Contract	June 30, 2010	December 31, 2009
12/15/2011	1.168%	100,000,000	100,000,000
1/11/2013	1.965%	50,000,000	—
4/27/2013	1.821%	100,000,000	—
	Total	250,000,000	100,000,000

The Company has also entered into interest rate derivatives in combination with U.S. Treasuries to hedge funding cost risk. As of June 30, 2010, the Company holds $145.4 million in fair market value of U.S. Treasuries and the following outstanding interest rate derivatives:

		Notional Amounts
Maturity Date	Fixed Interest Rate in Contract	June 30, 2010	December 31, 2009
5/27/2012	1.280%	150,000,000	—

All of the Company’s interest rate swap contracts receive interest at a 3-month LIBOR rate.

The Company has not applied hedge accounting to its current derivative portfolio held to mitigate the interest rate risk associated with its debt portfolio. As a result, the Company is subject to volatility in its earnings due to movement in the unrealized gains and losses associated with its interest rate swaps and its other derivative instruments.

Foreign Currency Risk

In compliance with the Company’s REIT requirements, the Company does not have exposure to foreign denominated assets or liabilities. As such, the Company is not subject to foreign currency risk.

Non-Risk Management Activities

The Company has entered into certain financial instruments that are considered derivative contracts under ASC 815 that are not for purposes of hedging. These contracts are currently limited to inverse interest-only residential mortgage securities. These securities with a carrying value of $32.6 million are accounted for as derivative financial instruments in the consolidated financial statements.

Credit Risk

The Company has limited its exposure to credit losses on its U.S. Treasuries and Agency portfolio of investment securities because these securities are issued by the U.S. Department of the Treasury or government sponsored entities, or GSEs. The payment of principal and interest on the FHLMC and FNMA mortgage-backed securities are guaranteed by those respective agencies, and the payment of principal and interest on the GNMA mortgage-backed securities are backed by the full faith and credit of the U.S. Government.

For non-Agency investment securities, the Company currently does not believe it is cost effective or beneficial to the Company’s REIT status to hedge credit risk with derivative instruments and, accordingly, the Company does not hold derivative instruments to specifically hedge credit risk. However, the Company has processes and controls in place to monitor, analyze, manage and mitigate its credit risk with respect to non-Agency RMBS.

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TWO HARBORS INVESTMENT CORP.

Notes to the Consolidated Financial Statements

Note 6. Derivative Instruments and Hedging Activities  – (continued)

Derivative financial instruments contain an element of credit risk if counterparties are unable to meet the terms of the agreements. Credit risk associated with derivative financial instruments is measured as the net replacement cost should the counterparties that owe the Company under contracts completely fail to perform under the terms of these contracts, assuming there are no recoveries of underlying collateral, as measured by the market value of the derivative financial instruments. As June 30, 2010, the market value of derivative financial instruments as an asset and liability position was $32.6 and $21.6 million, respectively.

The Company mitigates the credit risk exposure on derivative financial instruments by limiting the counterparties to those major banks and financial institutions that meet established credit guidelines, and the Company seeks to transact with several different counterparties in order to reduce the exposure to any single counterparty. Additionally, the Company reduces credit risk on the majority of its derivative instruments by entering into agreements that permit the closeout and netting of transactions with the same counterparty upon occurrence of certain events. To further mitigate the risk of counterparty default, the Company maintains collateral agreements with certain of its counterparties. The agreements require both parties to maintain cash deposits in the event the fair values of the derivative financial instruments exceed established thresholds. The Company has not received cash deposits from counterparties at June 30, 2010. The Company has placed cash deposits of $7.3 million as of June 30, 2010 in accounts maintained by counterparties, of which the amounts are classified as restricted cash or due from counterparties on the consolidated balance sheet.

In accordance with ASC 815, as amended and interpreted, the Company records derivative financial instruments on its consolidated balance sheet as assets or liabilities at fair value. Changes in fair value are accounted for depending on the use of the derivative instruments and whether they qualify for hedge accounting treatment. Due to the volatility of the credit markets and difficulty in effectively matching pricing or cash flows, the Company has elected to treat all current derivative contracts as trading instruments.

Balance Sheet Presentation

The following table represents the gross fair value and notional amounts of the Company’s derivative financial instruments treated as trading instruments as of June 30, 2010 and December 31, 2009.

	Derivative Assets		Derivative Liabilities
	Fair Value	Notional	Fair Value	Notional
June 30, 2010	$32,632,941	241,889,518	$21,635,709	416,209,766
December 31, 2009	$363,666	100,000,000	$—	—

The following table provides the average monthly outstanding notional amounts of the Company’s derivative financial instruments treated as trading instruments for the six months ended June 30, 2010.

	Six Months Ended June 30,
Trading Instruments	Derivative Assets	Derivative Liabilities
Inverse interest-only securities	171,011,470	—
TBAs	17,142,857	28,626,374
Interest rate swap agreements	—	279,120,879
Short treasuries	—	5,549,451

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TWO HARBORS INVESTMENT CORP.

Notes to the Consolidated Financial Statements

Note 6. Derivative Instruments and Hedging Activities  – (continued)

Income Statement Presentation

The following table summarizes the location and amount of gains and losses on derivative instruments reported in the consolidated statement of income on its derivative instruments.

Trading Instruments	Location of Gain/(Loss) Recognized in Income on Derivatives	Amount of Gain/(Loss) Recognized in Income on Derivatives
		Six Months Ended June 30,
		2010	2009
Risk Management Instruments
Interest Rate Contracts
Investment securities – RMBS	Gain on other derivative instruments	$416,908	$—
Investment securities – U.S. Treasuries	Loss on interest rate swap agreements	(1,048,097)	—
Repurchase agreements	Loss on interest rate swap agreements	(4,553,096)	—
Non-Risk Management Instruments	Gain on other derivative instruments	682,121	—
Total		$(4,502,164)	$—

Note 7. Fair Value

Fair Value Measurements

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). Additionally, ASC 820 requires an entity to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring fair value of a liability.

ASC 820 establishes a three level hierarchy to be used when measuring and disclosing fair value. An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. Following is a description of the three levels:

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities as of the measurement date. Additionally, the entity must have the ability to access the active market and the quoted prices cannot be adjusted by the entity.
Level 2	Inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full-term of the assets or liabilities.
Level 3	Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets and liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

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TWO HARBORS INVESTMENT CORP.

Notes to the Consolidated Financial Statements

Note 7. Fair Value  – (continued)

Following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models and significant assumptions utilized.

Available-for-sale securities — The Company holds a portfolio of available-for-sale securities that are carried at fair value in the consolidated balance sheet. Available-for-sale securities are primarily comprised of U.S. Treasuries, Agency and non-Agency RMBS. The Company determines the fair value of its U.S. Treasuries and Agency RMBS based upon prices obtained from third-party pricing providers or broker quotes received using bid price, which are deemed indicative of market activity. In determining the fair value of its non-Agency RMBS, management judgment is used to arrive at fair value that considers prices obtained from third-party pricing providers, broker quotes received and other applicable market data. If observable market prices are not available or insufficient to determine fair value due to principally illiquidity in the marketplace, then fair value is based upon internally developed models that are primarily based on observable market-based inputs but also include unobservable market data inputs (including prepayment speeds, delinquency levels, and credit losses). The Company classified 100% of its U.S. Treasuries as Level 1 fair value assets at June 30, 2010. The Company classified 100% of its RMBS available for sale securities reported at fair value as Level 2 at June 30, 2010. Available-for-sale securities account for 96.8% of all assets reported at fair value at June 30, 2010.

Derivative instruments — The Company may enter into a variety of derivative financial instruments as part of its hedging strategies. The Company principally executes over-the-counter (“OTC”) derivative contracts, such as interest rate swaps. The Company utilizes internally developed models that are widely accepted in the market to value their over-the-counter derivative contracts. The specific terms of the contract are entered into the model, as well as market observable inputs such as interest rate forward curves and interpolated volatility assumptions. As all significant inputs into these models are market observable, the Company classified 100% of the interest rate swaps reported at fair value as Level 2 at June 30, 2010.

The Company also enters into certain other derivative financial instruments, such as TBAs and inverse interest-only securities. These instruments are similar in form to the Company’s available-for-sale securities and the Company utilizes broker quotes to value these instruments. The Company classified 95.0% of these derivative assets reported at fair value as Level 2 and 5.0% of these derivative assets reported at fair value as Level 3 at June 30, 2010. The Company reported 100% of its derivative liabilities as Level 1 or Level 2 as of June 30, 2010.

The Company’s Risk Management Committee governs trading activity relating to derivative instruments. The Company’s policy is to minimize credit exposure related to financial derivatives used for hedging, by limiting the hedge counterparties to major banks, financial institutions, exchanges, and private investors who meet established capital and credit guidelines, as well as by limiting the amount of exposure to any individual counterparty.

The Company has netting arrangements in place with all derivative counterparties pursuant to standard documentation developed by the International Swap and Derivatives Association, or ISDA. Additionally, both the Company and the counterparty are required to post cash collateral based upon the net underlying market value of the Company’s open positions with the counterparty. Posting of cash collateral typically occurs daily, subject to certain dollar thresholds. Due to the existence of netting arrangements, as well as frequent cash collateral posting at low posting thresholds, credit exposure to the Company and/or to the counterparty is considered materially mitigated and based on the Company’s assessment, there is no requirement for any additional adjustment to derivative valuations specifically for credit.

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TWO HARBORS INVESTMENT CORP.

Notes to the Consolidated Financial Statements

Note 7. Fair Value  – (continued)

Recurring Fair Value

The following tables display the Company’s assets and liabilities measured at fair value on a recurring basis. The Company often economically hedges the fair value change of its assets or liabilities with derivatives and other financial instruments. The table below displays the hedges separately from the hedged items, and therefore does not directly display the impact of the Company’s risk management activities.

	Recurring Fair Value Measurements At June 30, 2010
	Level 1	Level 2	Level 3	Total
Assets
Available-for-sale securities	$145,436,132	$832,447,455	$—	$977,883,587
Derivative assets	—	30,989,757	1,643,184	32,632,941
Total assets	$145,436,132	$863,437,212	$1,643,184	$1,010,516,528
Liabilities
Derivative liabilities	$16,821,569	$4,814,140	$—	$21,635,709
Total liabilities	$16,821,569	$4,814,140	$—	$21,635,709

The valuation of Level 3 instruments requires significant judgment by the third-party pricing providers and/or management. The third party pricing providers and/or management rely on inputs such as market price quotations from market makers (either market or indicative levels), original transaction price, recent transactions in the same or similar instruments and changes in financial ratios or cash flows to determine fair value. Level 3 instruments may also be discounted to reflect illiquidity and/or non-transferability, with the amount of such discount estimated by the third party pricing provider in the absence of market information. Assumptions used by the third party pricing provider due to lack of observable inputs may significantly impact the resulting fair value and therefore the Company’s financial statements. The Company’s valuation committee reviews all valuations that are based on pricing information received from a third party pricing provider. As part of this review, prices are compared against other pricing or input data points in the marketplace, along with internal valuation expertise, to ensure the pricing is reasonable. In addition, the Company performs back-testing of pricing information to validate price information and identify any pricing trends of a third party price provider.

In determining fair value, third party pricing providers use various valuation approaches, including market and income approaches. Inputs that are used in determining fair value of an instrument may include pricing information, credit data, volatility statistics, and other factors. In addition, inputs can be either observable or unobservable.

The availability of observable inputs can vary by instrument and is affected by a wide variety of factors, including the type of instrument, whether the instrument is new and not yet established in the marketplace and other characteristics particular to the instrument. The third party pricing provider uses prices and inputs that are current as of the measurement date, including during periods of market dislocations. In periods of market dislocation, the availability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified to or from various levels within the fair value hierarchy.

Securities for which market quotations are readily available are valued at the bid price (in the case of long positions) or the ask price (in the case of short positions) at the close of trading on the date as of which value is determined. Exchange-traded securities for which no bid or ask price is available are valued at the last traded price.

OTC derivative contracts, including interest rate swaps, are valued by the Company using observable inputs, such as quotations received from the counterparty, dealers or brokers, whenever available and considered reliable. In instances where models are used, the value of an OTC derivative depends upon the

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TWO HARBORS INVESTMENT CORP.

Notes to the Consolidated Financial Statements

Note 7. Fair Value  – (continued)

contractual terms of, and specific risks inherent in, the instrument as well as the availability and reliability of observable inputs. Such inputs include market prices for reference securities, yield curves, credit curves, volatility measures, prepayment rates and correlation of such inputs. Certain OTC derivatives, such as swaps, have inputs which can generally be corroborated by market data and are therefore classified within Level 2.

The table below presents the reconciliation for all of the Company’s Level 3 assets and liabilities measured at fair value on a recurring basis. The Level 3 items presented below may be hedged by derivatives and other financial instruments that are classified as Level 1 or Level 2. Thus, the tables below do not fully reflect the impact of the Company’s risk management activities.

	Level 3 Recurring Fair Value Measurements Three Months Ended June 30, 2010
		Total Net Gains/(Losses) Included in Net Income
	April 1, 2010 Level 3 Fair Value	Realized Gains (Losses)	Unrealized Gains (Losses)	Other Comprehensive Income		Purchases, Sales and Settlements, Net	Net Transfers Into/(Out of) Level 3	End of Period Level 3 Fair Value
Assets
Available-for-sale securities	$4,976,789	$—	$—	$—	(a)	$—	$(4,976,789)	$—
Derivative assets	—	(7,436)	(16,640)	—		1,667,260	—	1,643,184
Total assets	$4,976,789	$(7,436)	$(16,640)	$—		$1,667,260	$(4,976,789)	$1,643,184

	Level 3 Recurring Fair Value Measurements Six Months Ended June 30, 2010
		Total Net Gains/(Losses) Included in Net Income
	January 1, 2010 Level 3 Fair Value	Realized Gains (Losses)	Unrealized Gains (Losses)	Other Comprehensive Income		Purchases, Sales and Settlements, Net	Net Transfers Into/(Out of) Level 3	End of Period Level 3 Fair Value
Assets
Available-for-sale securities	$2,125,507	$(673,156)	$—	$(175,157	)(a)	$—	$(1,277,194)	$—
Derivative assets	—	(7,436)	(16,640)	—		1,667,260	—	1,643,184
Total assets	$2,125,507	$(680,592)	$(16,640)	$(175,157)		$1,667,260	$(1,277,194)	$1,643,184

(a)	Change in unrealized gains (losses) on available-for-sale securities recorded in equity as accumulated other comprehensive (loss) income.

The Company did not incur transfers between Level 1 and Level 2 for the three months ended June 30, 2010. The Company did incur a minimal amount of transfer activity from Level 3 to Level 2 during the three months ended June 30, 2010 as a result of obtaining third-party broker prices for the respective securities and qualitative and quantitative support for the liquidity of those instruments. Transfers between Levels are deemed to take place on the first day of the reporting period in which the transfer has taken place.

The Company did not have any assets or liabilities recorded at fair value for the three and six months ended June 30, 2009.

Nonrecurring Fair Value

The Company may be required to measure certain assets or liabilities at fair value from time to time. These periodic fair value measures typically result from application of certain impairment measures under GAAP. These items would constitute nonrecurring fair value measures under ASC 820. As of June 30, 2010, the Company did not have any assets or liabilities measured at fair value on a nonrecurring basis.

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TWO HARBORS INVESTMENT CORP.

Notes to the Consolidated Financial Statements

Note 7. Fair Value  – (continued)

Fair Value of Financial Instruments

In accordance with ASC 820, the Company is required to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the consolidated balance sheet, for which fair value can be estimated.

The following describes the Company’s methods for estimating the fair value for financial instruments. Descriptions are not provided for those items that have zero balances as of the current balance sheet date.

•	Available-for-sale securities, derivative assets and liabilities are recurring fair value measurements; carrying value equals fair value. See discussion of valuation methods and assumptions within the Fair Value Measurements section of this footnote.
•	Cash and cash equivalents and restricted cash have a carrying value which approximates fair value because of the short maturities of these instruments.
•	The carrying value of repurchase agreements approximates fair value due to the maturities of less than one year of these financial instruments. The Company’s repurchase agreements have floating rates based on an index plus a spread. These borrowings have been recently entered into and the credit spread is typically consistent with those demanded in the market. Accordingly, the interest rates on these borrowings are at market and thus carrying value approximates fair value.

Note 8. Repurchase Agreements

The Company had outstanding $866.3 million of repurchase agreements, including repurchase agreements funding the Company’s U.S. Treasuries of $144.3 million. Excluding the debt associated with the Company’s U.S. Treasuries and the effect of the Company’s interest rate swaps, the repurchase agreements had a weighted average borrowing rate of 0.6% and weighted average remaining maturities of 51 days as of June 30, 2010. The Company had outstanding $411.9 million of repurchase agreements with a weighted average borrowing rate of 0.4% excluding the effect of the Company’s interest rate swaps, and weighted average remaining maturities of 90 days as of December 31, 2009. The debt associated with the Company’s U.S. Treasuries had a weighted borrowing rate of 0.2%.

At June 30, 2010 and December 31, 2009, the repurchase agreements had the following characteristics:

	June 30, 2010		December 31, 2009
Collateral Type	Amount Outstanding	Weighted Average Borrowing Rate	Amount Outstanding	Weighted Average Borrowing Rate
U.S. treasuries	$144,275,000	0.21%	$—	—
Agency RMBS	603,108,942	0.40%	395,641,510	0.37%
Non-Agency RMBS	97,147,687	1.95%	16,251,000	1.94%
Agency derivatives	21,746,545	1.07%	—	—
Total	$866,278,174	0.56%	$411,892,510	0.43%

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TWO HARBORS INVESTMENT CORP.

Notes to the Consolidated Financial Statements

Note 8. Repurchase Agreements  – (continued)

At June 30, 2010 and December 31, 2009, the repurchase agreements had the following remaining maturities:

	June 30, 2010		December 31, 2009
Within 30 days	$178,564,075		$207,050,239
30 to 59 days	176,313,848		—
60 to 89 days	78,408,232		—
90 to 119 days	98,231,625		—
Over 120 days	190,485,394		204,842,271
Open maturity	144,275,000	(1)	—
Total	$866,278,174		$411,892,510

(1)	Repurchase agreements collateralized by U.S. Treasuries include an open maturity period (i.e., rolling 1-day maturity) renewable at the discretion of either party to the agreements.

The following table summarizes assets at carrying value that are pledged or restricted as collateral for the future payment obligations of repurchase agreements:

	June 30, 2010	December 31, 2009
Available-for-sale securities, at fair value	$934,149,813	$444,833,063
Restricted cash	2,462,669	913,048
Due from counterparties	4,905,331	1,736,952
Derivative assets, at fair value	30,549,308	—
Total	$972,067,121	$447,483,063

Although the repurchase agreements are committed borrowings until maturity, the respective lender retains the right to mark the underlying collateral to fair value. A reduction in the value of pledged assets would require the Company to provide additional collateral or fund margin calls.

The following table summarizes certain characteristics of the Company’s repurchase agreements and counterparty concentration at June 30, 2010:

	Amount Outstanding	Net Counterparty Exposure(1)	Percent of Equity
Barclays Capital Inc.	$284,819,996	$49,216,060	22%
Banc of America Securities LLC	55,480,000	26,661,847	12%
All other counterparties	525,978,178	33,440,144	15%
Total	$866,278,174	$109,318,051

(1)	Represents the net carrying value of the securities sold under agreements to repurchase, including accrued interest plus any cash or assets on deposit to secure the repurchase obligation, over the amount of the repurchase liability, including accrued interest.

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TWO HARBORS INVESTMENT CORP.

Notes to the Consolidated Financial Statements

Note 9. Stockholders’ Equity

Public offering

On April 26, 2010, the Company completed its public offering of 11,500,000 shares of its common stock and subsequently issued an additional 1,188,381 shares of common stock pursuant to the underwriters’ over-allotments at a price of $8.90 per share, for gross proceeds of approximately $113.0 million. Including the over-allotment shares, the Company has 26,067,590 shares of common stock outstanding as of June 30, 2010. Net proceeds to the Company from the offering were approximately $106.8 million, net of issuance costs of approximately $6.2 million.

Distributions to stockholders

On June 14, 2010, the Company declared dividends to common stockholders totaling $8.6 million, or $0.33 per share. The following table presents cash dividends declared by the Company on its common stock from October 28, 2009 through June 30, 2010:

Declaration Date	Record Date	Payment Date	Cash Dividend Per Share
June 14, 2010	June 30, 2010	July 22, 2010	$0.33
March 12, 2010	March 31, 2010	April 23, 2010	$0.36
December 21, 2009	December 31, 2009	January 26, 2010	$0.26

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) at June 30, 2010 and December 31, 2009 was as follows:

	June 30, 2010	December 31, 2009
Available-for-sale securities, at fair value Unrealized gains, net of tax of $148,285 and $0, respectively	$10,925,359	$3,102,286
Unrealized losses	(9,102,971)	(4,052,014)
Accumulated other comprehensive income (loss)	$1,822,388	$(949,728)

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TWO HARBORS INVESTMENT CORP.

Notes to the Consolidated Financial Statements

Note 10. Earnings Per Share

The following table presents a reconciliation of the earnings and shares used in calculating basic and diluted earnings per share (“EPS”) for the three and six months ended June 30, 2010 and 2009:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Numerator:
Net income (loss) to common stockholders for basic and diluted earnings per share	$4,088,282	$(1,261,036)	$9,415,238	$(1,472,041)
Denominator:
Basic weighted average shares outstanding	22,438,121	24,936,558	17,933,689	24,936,558
Dilutive weighted average restricted stock shares	28,570	—	25,383	—
Diluted weighted average shares outstanding	22,466,691	24,936,558	17,959,072	24,936,558
Basic Earnings (Loss) Per Share:	$0.18	$(0.05)	$0.53	$(0.06)
Diluted Earnings (Loss) Per Share:	$0.18	$(0.05)	$0.52	$(0.06)

On June 14, 2010, the Company issued shares of restricted stock to the independent directors of the Company in accordance with the Company’s 2009 Equity Incentive Plan.

For the three and six months ended June 30, 2010 and 2009, the Company has assumed that no warrants would be exercised as the market value per share of the Company’s common stock was below the strike price of the warrants and the warrants would be anti-dilutive.

Note 11. Related Party Transactions

The following summary provides disclosure of the material transactions with affiliates of the Company.

In accordance with the Management Agreement with PRCM Advisers LLC, the Company accrued $0.7 and $1.2 million as a management fee to PRCM Advisers LLC for the three and six months ended June 30, 2010, respectively, which represents approximately 1.5% of stockholders’ equity on an annualized basis as defined by the Management Agreement. In addition, the Company reimbursed PRCM Advisers LLC for direct and allocated costs incurred by PRCM Advisers LLC on behalf of the Company. These direct and allocated costs totaled approximately $1.2 and $2.0 million for the three and six months ended June 30, 2010, respectively.

The Company recognized $32,468 and $64,934 of compensation expense during the three and six months ended June 30, 2010, respectively, associated with the amortization of shares of restricted stock issued to the independent directors.

As of June 30, 2010, there were 33,249,000 publicly-held registered warrants to purchase up to 33,249,000 shares of common stock were issued and outstanding. Of the 33,249,000 warrants, 7,000,000 are beneficially owned by the founders of Capitol Acquisition Corp., or Capitol, and 2,906,918 are beneficially owned by Nisswa Acquisition Master Fund Ltd., which is an investment fund managed by Pine River.

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TWO HARBORS INVESTMENT CORP.

Notes to the Consolidated Financial Statements

Note 12. Subsequent Events

On August 4, 2010, Two Harbors Asset I, LLC (“THAI”), an indirect wholly-owned subsidiary of Two Harbors Investment Corp. (the “Company”), entered into a Master Repurchase and Securities Contract (the “Repurchase Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”). The Repurchase Agreement will be used by THAI from time to time to sell certain of its non-Agency securities held in its RMBS loan portfolio to Wells Fargo pursuant to the Repurchase Agreement. The Repurchase Agreement provides for a 364-day facility with an aggregate maximum borrowing capacity of $75 million and is set to mature on August 3, 2011, unless extended pursuant to its terms.

The Company has guaranteed THAI’s obligations under the Repurchase Agreement. The Company is subject to the following financial covenants, as further defined by the Guaranty Agreement:

(a)	On any date, the ratio of the Company’s Total Indebtedness to its Tangible Net Worth, on a consolidated basis, shall not be greater than 6.00 to 1.00.
(b)	On any date, the Guarantor’s Liquidity, on a consolidated basis, shall not be less than $15,000,000.
(c)	On any date, the Guarantor’s Tangible Net Worth, on a consolidated basis, shall not be less than $150,000,000.

Events subsequent to June 30, 2010 were evaluated through the date these financial statements were issued.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes included elsewhere in this Quarterly Report on Form 10-Q as well as our Annual Report on Form 10-K for the year ended December 31, 2009.

General

We are a Maryland corporation focused on investing in, financing and managing residential mortgage-backed securities, or RMBS, and related investments. We intend to qualify as a real estate investment trust, or REIT, as defined under the Internal Revenue Code of 1986, as amended, or the Code.

We are externally managed by PRCM Advisers LLC. PRCM Advisers LLC is a wholly-owned subsidiary of Pine River Capital Management L.P., which we refer to as Pine River, a global multi-strategy asset management firm with an established track record of investing in our target assets and fixed income securities.

Our objective is to provide attractive risk-adjusted returns to our investors over the long term, primarily through dividends and secondarily through capital appreciation. We selectively acquire and manage an investment portfolio of our target assets, which we believe is constructed to generate attractive returns through market cycles. We focus on security selection and implement a relative value investment approach across various sectors within the residential mortgage market. Our target assets include the following:

•	Agency RMBS, meaning RMBS whose principal and interest payments are guaranteed by the Government National Mortgage Association (or Ginnie Mae), the Federal National Mortgage Association (or Fannie Mae), or the Federal Home Loan Mortgage Corporation (or Freddie Mac);
•	Non-Agency RMBS, meaning RMBS that are not issued or guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac; and
•	Financial assets other than RMBS, comprising approximately 5% to 10% of the portfolio.

We seek to deploy moderate leverage as part of our investment strategy. We generally finance our target assets through short-term borrowings structured as repurchase agreements. We may also finance portions of our portfolio through non-recourse term borrowing facilities and equity financing provided by government programs, if such financing becomes available.

We compete with other investment vehicles for attractive investment opportunities. We rely on our management team and Pine River, who have developed strong relationships with a diverse group of financial intermediaries, to identify investment opportunities. In addition, we have benefited and expect to continue to benefit from Pine River’s analytical and portfolio management expertise and infrastructure. We believe that our focus on the RMBS area, the extensive RMBS expertise of our investment team, our strong analytics and our disciplined relative value investment approach give us a competitive advantage over our peers.

We intend to qualify as a REIT for U.S. federal income tax purposes, commencing with our initial taxable period ended December 31, 2009. To qualify as a REIT we are required to meet certain investment and operating tests and annual distribution requirements. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our net taxable income to stockholders, do not participate in prohibited transactions and maintain our intended qualification as a REIT. However, certain activities that we may perform may cause us to earn income which will not be qualifying income for REIT purposes. We have designated our subsidiary, Capitol, as a taxable REIT subsidiary, or TRS, as defined in the Code, to engage in such activities, and we may in the future form additional TRSs. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act of 1940, as amended, or the 1940 Act.

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Forward Looking Statements

When used in this quarterly report on Form 10-Q, in future filings with the SEC or in press releases or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the 1933 Act and Section 21E of the Securities Exchange Act of 1934, as amended (or 1934 Act), and, as such, may involve known and unknown risks, uncertainties and assumptions.

Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of our MBS; changes in the prepayment rates on the mortgage loans securing our MBS; our ability to borrow to finance our assets; implementation of or changes in government regulations or programs affecting our business; our ability to maintain our qualification as a REIT for federal income tax purposes; our ability to maintain our exemption from registration under the 1940 Act; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that we file with the SEC, could cause our actual results to differ materially from those projected in any forward-looking statements we make. All forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors Affecting our Operating Results

Our net interest income will include income from our RMBS portfolio and will reflect the amortization of purchase premiums and accretion of purchase discounts. Net interest income will fluctuate primarily as a result of changes in market interest rates, our financing costs, and prepayment speeds on our assets. Interest rates, financing costs and prepayment rates vary according to the type of investment, conditions in the financial markets, competition and other factors, none of which can be predicted with any certainty. Our operating results will also be affected by default rates and credit losses with respect to the mortgage loans underlying our non-Agency RMBS.

Fair Value Measurement

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It also establishes three levels of input to be used when measuring fair value:

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities as of the measurement date. Additionally, the entity must have the ability to access the active market and the quoted prices cannot be adjusted by the entity.
Level 2	Inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full-term of the assets or liabilities.
Level 3	Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets and liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

We follow the fair value hierarchy set forth above in order to prioritize the data utilized to measure fair value. We strive to obtain quoted market prices in active markets (Level 1 inputs). If Level 1 inputs are not available, we will attempt to obtain Level 2 inputs, observable market prices in inactive markets or derive the fair value measurement using observable market prices for similar assets or liabilities. When neither Level 1 nor Level 2 inputs are available, we use Level 3 inputs and independent pricing service models to estimate fair value measurements. At June 30, 2010, approximately 89.7% of total assets, or $1.0 billion, and 2.4% of

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total liabilities, or $21.6 million, consisted of financial instruments recorded at fair value. Approximately 0.1% of total assets, or $1.6 million of the assets reported at fair value were valued using Level 3 inputs. See Note 7 to the Consolidated Financial Statements, included in this Quarterly Report on Form 10-Q, for descriptions of valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models and significant assumptions utilized.

A significant portion of our assets and liabilities are at fair value and therefore our consolidated balance sheet and income statement are significantly affected by fluctuations in market prices. Although we execute various hedging strategies to mitigate our exposure to changes in fair value, we cannot fully eliminate our exposure to volatility caused by fluctuations in market prices. Starting in 2007, markets for asset-backed securities, including RMBS, have experienced severe dislocations. While these market disruptions continue, our assets and liabilities will be subject to valuation adjustment as well as changes in the inputs we use to measure fair value.

For the three and six months ended June 30, 2010, our interest rate swap agreement accounted for as a trading instrument negatively impacted our financial results. The change in fair value of the interest rate swap derivatives was a result of a stagnant LIBOR and decline in corresponding counterparty borrowing rates during the three and six months ended June 30, 2010. In addition, our financial results were favorably impacted by certain other derivative instruments entered into by the Company in the first six months of 2010 that were accounted for as trading derivative instruments, i.e., TBAs and inverse interest-only securities. Any temporary change in the fair value of our available-for-sale securities is recorded as a component of accumulated other comprehensive income and does not impact our earnings.

We have numerous internal controls in place to help ensure the appropriateness of fair value measurements. Significant fair value measures are subject to detailed analytics, management review and approval. Our entire investment portfolio is priced by third-party brokers at the “bid side” of the market, and/or by independent pricing providers. We strive to obtain multiple market data points for each valuation. By utilizing “bid side” pricing, certain assets, especially the most recent purchases, may realize a markdown due to the “bid-offer” spread. To the extent that this occurs, any economic effect of this would be reflected in accumulated other comprehensive income. We back test the fair value measurements provided by the pricing providers against actual performance. We also monitor the market for recent trades, market surveys, or other market information that may be used to benchmark pricing provider inputs.

Considerable judgment is used in forming conclusions and estimating inputs to our Level 3 fair value measurements. Level 3 inputs such as interest rate movements, prepayments speeds, credit losses and discount rates are inherently difficult to estimate. Changes to these inputs can have a significant affect on fair value measurements. Accordingly, we cannot be assured that our estimates of fair value are indicative of the amounts that would be realized on the ultimate sale or exchange.

Market Conditions and Outlook

The first six months of 2010 continued to experience regulatory developments in an effort to stabilize economic conditions and increase liquidity in the financial markets. We believe our blended Agency and non-Agency strategies, and our trading expertise, will allow us to navigate the dynamic characteristics of the RMBS environment while these and any future regulatory efforts take shape. Having a diversified portfolio allows us to balance risks, most specifically the volatility and impacts generated by uncertainty in interest rates, changes in prepayments, changes in home prices and homeowner default rates.

Risk-adjusted returns in our Agency RMBS portfolio will decline if we are required to pay higher purchase premiums due to lower interest rates or additional liquidity in the market. Returns are also affected by the possibility of rising interest rates. We expect that the majority of our assets will remain in whole-pool Agency RMBS, due to the long-term attractiveness of the asset class and the need to preserve our exemption under the 1940 Act. Interest-only Agency securities also provide a complementary investment and risk- management strategy to our principal and interest Agency bond investments.

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The following table provides the carrying value of our RMBS portfolio by product type:

	June 30, 2010		December 31, 2009
Agency Bonds
Fixed Rate Bonds	$339,594,880	40.8%	$112,378,746	22.7%
Hybrid ARMs	298,177,904	35.8%	305,441,270	61.8%
Total Agency	637,772,784	76.6%	417,820,016	84.5%
Non-Agency Bonds
Senior Bonds	157,409,260	18.9%	54,091,629	10.9%
Mezzanine Bonds	37,265,411	4.5%	22,553,222	4.6%
Total Non-Agency	194,674,671	23.4%	76,644,851	15.5%
Total	$832,447,455		$494,464,867

Although we are unable to predict the movement in interest rates in 2010 and beyond, our blended Agency and non-Agency portfolio strategy is intended to generate attractive yields with a low level of sensitivity to yield curve, prepayments and interest rate cycles. Our portfolio has a mixture of fixed and hybrid/adjustable rate terms, which we use to manage interest rate risk.

Our Agency bond portfolio is subject to inherent prepayment risk: generally, a decline in interest rates that leads to rising prepayment speeds will cause the market value of our interest-only securities to deteriorate, but will cause the market value of our fixed coupon Agency pools to increase. The inverse relationship occurs when interest rates increase and prepayments slow. We hold a portfolio of Agency securities, which includes bonds with explicit prepayment protection, low loan balances and seasoned bonds reflecting less prepayment risk due to previously experienced high levels of refinancing. We believe this reduces the prepayment risk to the portfolio.

The following table provides the carrying value of our agency bond portfolio by vintage and prepayment protection:

	As of June 30, 2010
	Fixed Rate	Hybrid ARMs	Total Agency RMBS
Pre-pay lock-out or penalty-based	$67,251,247	$48,174,724	$115,425,971	18%
Low loan balances	195,216,272	—	195,216,272	31%
Pre-2002 vintages	50,412,302	30,173,460	80,585,762	13%
2002 – 2005 vintages	14,295,571	153,818,179	168,113,750	26%
2006 and subsequent vintages	12,419,488	66,011,541	78,431,029	12%
Total	$339,594,880	$298,177,904	$637,772,784	100%

We are offsetting a portion of the Agency exposure to prepayment speeds through our non-Agency portfolio. Our non-Agency bond yields are expected to increase if prepayment rates on such assets exceed our prepayment assumptions. To the extent that prepayment speeds increase due to macroeconomic factors, we expect to benefit from the ability to recognize the income from the heavily discounted bond prices that principally arose from credit or payment default expectations.

The following table provides discount information on our non-Agency bond portfolio:

	As of June 30, 2010
	Senior	Mezzanine	Total
Face Value	$300,550,948	$81,109,003	$381,659,951
Unamortized discount
Designated credit reserve	(75,598,968)	(21,010,060)	(96,609,028)
Unamortized net discount	(65,374,868)	(22,923,610)	(88,298,478)
Amortized Cost	$159,577,112	$37,175,333	$196,752,445

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Summary of Results of Operations and Financial Condition

Our reported GAAP net income attributable to common stockholders was $4.1 million ($0.18 per diluted share) for the three months ended June 30, 2010 as compared to a GAAP net loss attributable to common stockholders of $1.3 million ($0.05 per diluted share) for the three months ended June 30, 2009. Our GAAP results for the three and six months ended June 30, 2010 include unrealized fair value losses of $3.3 and $4.4 million, respectively, on our interest rate swaps for which we have not elected to apply cash flow hedge accounting. Our results for the three months ended June 30, 2009 represent the historical results of Capitol as a development stage company with no operations.

During the three months ended June 30, 2010, we declared a dividend of $0.33 per diluted share. Our GAAP book value per diluted common share was $8.70 at June 30, 2010, a decrease from $9.08 book value per diluted common share at December 31, 2009.

The following table presents the components of our net income (loss) for the three and six months ended June 30, 2010 and 2009:

	Three Months Ended June 30,		Six Months Ended June 30,
Income Statement Data:	2010	2009	2010	2009
	(unaudited)		(unaudited)
Interest income:
Available-for-sale securities	$9,087,917	$—	$15,241,235	$—
Cash and cash equivalents	37,509	7,185	42,980	55,432
Total interest income	9,125,426	7,185	15,284,215	55,432
Interest expense	863,242	—	1,381,452	—
Net interest income	8,262,184	7,185	13,902,763	55,432
Other income:
Gain on sale of investment securities, net	833,545	—	2,030,518	—
Loss on interest rate swap agreements	(4,053,781)	—	(5,601,193)	—
Gain on other derivative instruments	152,568	—	1,099,029	—
Total other income	(3,067,668)	—	(2,471,646)	—
Expenses:
Management fees	748,330	—	1,205,309	—
Operating Expenses	1,132,260	1,385,707	2,119,333	1,706,109
Total expenses	1,880,590	1,385,707	3,324,642	1,706,109
Net income (loss) before income taxes	3,313,926	(1,378,522)	8,106,475	(1,650,677)
Benefit from income taxes	774,356	154,798	1,308,763	246,785
Net income (loss)	$4,088,282	$(1,223,724)	$9,415,238	$(1,403,892)
Accretion of Trust Account income relating to common stock subject to possible conversion	—	(37,312)	—	(68,149)
Net income (loss) attributable to common stockholders	$4,088,282	$(1,261,036)	$9,415,238	$(1,472,041)
Basic earnings per weighted average common share	$0.18	$(0.05)	$0.53	$(0.06)
Diluted earnings per weighted average common share	$0.18	$(0.05)	$0.52	$(0.06)
Dividends declared per common share	$0.33	$—	$0.69	$—
Weighted average number of shares of common stock:
Basic	22,438,121	24,936,558	17,933,689	24,936,558
Diluted	22,466,691	24,936,558	17,959,072	24,936,558

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Balance Sheet Data:	June 30, 2010	December 31, 2009
Available-for-sale securities	$977,883,587	$494,464,867
Total assets	$1,126,771,059	$538,365,409
Repurchase agreements	$866,278,174	$411,892,510
Total stockholders’ equity	$227,353,003	$121,720,767

Results of Operations

The following analysis principally focuses on the results generated in 2010, as our operations did not begin until the completion of the merger transaction with Capitol in late October 2009, that is more fully described in our 2009 Annual Report on Form 10-K. However, the analysis also includes 2009 results, where appropriate, which consist of Capitol as a development stage company with no operations.

Interest Income and Average Earning Assets Yield

For the three months ended June 30, 2010, we recognized $9.0 million of interest income from our Agency and non-Agency RMBS portfolio. Our RMBS portfolio’s average amortized cost of securities was approximately $670.9 million for the three months ended June 30, 2010, resulting in an annualized net yield of approximately 5.4%. For the six months ended June 30, 2010, we recognized $15.1 million of interest income from our Agency and non-Agency RMBS portfolio. Our RMBS portfolio’s average amortized cost of securities was approximately $586.0 million for the six months ended June 30, 2010, resulting in an annualized net yield of approximately 5.2%.

For the three months ended June 30, 2010, we recognized $2.8 million of net premium amortization on our Agency RMBS, including our interest-only securities. This resulted in an overall net asset yield of approximately 3.5% on our Agency RMBS. For the three months ended June 30, 2010, we recognized $2.5 million of accretion income from the discounts on our non-Agency portfolio resulting in an overall net yield of approximately 11.3%. For the six months ended June 30, 2010, we recognized $5.3 million of net premium amortization on our Agency RMBS, including our interest-only securities. This resulted in an overall net asset yield of approximately 3.6% on our Agency RMBS. For the six months ended June 30, 2010, we recognized $3.6 million of accretion income from the discounts on our non-Agency portfolio, resulting in an overall net yield of approximately 11.0%.

The following tables present the components of the net yield earned by investment type on our RMBS portfolio as a percentage of our average amortized cost of securities:

	Three months ended June 30, 2010			Six months ended June 30, 2010
	Agency	Non-Agency	Consolidated	Agency	Non-Agency	Consolidated
	(Ratios for the periods have been annualized)
Gross Yield/Stated Coupon	5.7%	5.0%	5.6%	5.9%	5.3%	5.8%
Net accretion/amortization of discount/premium	(2.2)%	6.3%	(0.2)%	(2.3)%	5.7%	(0.6)%
Net Yield	3.5%	11.3%	5.4%	3.6%	11.0%	5.2%

(1)	These yields have not been adjusted for cost of delay and cost to carry purchase premiums.

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The following table provides the components of interest income and net asset yield detail by investment type on our RMBS portfolio:

	Three months ended June 30, 2010
	Average Amortized Cost	Coupon Interest	Net (Premium Amortization)/ Discount Accretion	Interest Income	Net Asset Yield
Agency	$512,920,648	$7,363,776	$(2,826,606)	$4,537,170	3.5%
Non-Agency	157,988,154	1,975,567	2,468,730	4,444,297	11.3%
Total	$670,908,802	$9,339,343	$(357,876)	$8,981,467	5.4%

	Six months ended June 30, 2010
	Average Amortized Cost	Coupon Interest	Net (Premium Amortization)/ Discount Accretion	Interest Income	Net Asset Yield
Agency	$459,935,698	$13,545,138	$(5,343,810)	$8,201,328	3.6%
Non-Agency	126,075,249	3,363,338	3,570,119	6,933,457	11.0%
Total	$586,010,947	$16,908,476	$(1,773,691)	$15,134,785	5.2%

For the three and six months ended, we also recognized $0.1 million of interest income associated with our U.S. Treasuries, or approximately 0.8% annualized net yield on average amortized cost.

Interest Expense and the Cost of Funds

For the three months ended June 30, 2010, we recognized $0.8 million in interest expense on our borrowed funds collateralized by RMBS. For the same three month period, our average outstanding balance under repurchase agreements to fund RMBS was approximately $562.1 million, which was primarily funding our Agency RMBS portfolio. Our leverage ratio of 3.1 times on our RMBS portfolio as of June 30, 2010 and together with low LIBOR rates, resulted in an average cost of funds on our RMBS portfolio of 0.6% on an annualized basis. For the six months ended June 30, 2010, we recognized $1.3 million in interest expense on our borrowed funds collateralized by RMBS. For the same six month period, our average outstanding balance under repurchase agreements to fund RMBS was approximately $495.3 million, resulting in an average cost of funds on our RMBS of 0.5% on an annualized basis.

For the three and six months ended, we also recognized $0.1 million of interest expense associated with our U.S. Treasuries and Agency inverse interest-only derivatives, or an average cost of funds of approximately 0.5% on an annualized basis. The additional funds borrowed resulted in an overall leverage ratio of 3.8 times, largely driven by the borrowings to fund the U.S. Treasuries.

Net Interest Income

For the three months ended June 30, 2010, our net interest income on our RMBS AFS portfolio was $8.2 million resulting in a net interest spread of approximately 4.8%. For the six months ended June 30, 2010, our net interest income on our RMBS AFS portfolio was $13.8 million resulting in a net interest spread of approximately 4.7%. The favorable net interest rate spread for the three months ended June 30, 2010 compared to the full six month period was largely driven by our favorable prepayment speeds.

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The following table provides the interest income and expense incurred in the three months ended June 30, 2010:

	Three months ended June 30, 2010			Six months ended June 30, 2010
	Agency	Non-Agency	Total	Agency	Non-Agency	Total
	(Percentages for the period have been annualized)
Average Available-for-Sale Securities Held(1)	$512,920,648	$157,988,154	$670,908,802	$459,935,698	$126,075,249	$586,010,947
Total Interest Income	$4,537,170	$4,444,297	$8,981,467	$8,201,328	$6,933,457	$15,134,785
Yield on Average Investment Securities	3.5%	11.3%	5.4%	3.6%	11.0%	5.2%
Average Balance of Repurchase Agreements	$493,255,647	$68,831,367	$562,087,014	$442,628,210	$52,691,939	$495,320,149
Total Interest Expense(2)(3)	$470,498	$320,712	$791,210	$822,024	$487,396	$1,309,420
Average Cost of Funds	0.4%	1.9%	0.6%	0.4%	1.8%	0.5%
Net Interest Income	$4,066,672	$4,123,585	$8,190,257	$7,379,304	$6,446,061	$13,825,365
Net Interest Rate Spread	3.1%	9.4%	4.8%	3.2%	9.2%	4.7%

(1)	Excludes change in realized and unrealized gains/(losses).
(2)	Cost of funds by investment type is based off the underlying investment type of the RMBS AFS assigned as collateral.
(3)	Cost of funds does not include accrual and settlement of interest associated with interest rate swaps. In accordance with GAAP, those costs are included in Loss on Interest Rate Swap Agreements.

Gain on Sale of Investment Securities, Net

For the three and six months ended June 30, 2010, we sold AFS securities for $165.7 and $176.1 million with an amortized cost of $164.9 and $174.1 million, for a net realized gain of $0.8 and $2.0 million, respectively, which included sales of U.S. Treasuries with an amortized cost of $150.8 million for the three and six months ended June 30, 2010. We do not expect to sell assets on a frequent basis, but may sell assets to reallocate capital into new assets that our management believes might have higher risk-adjusted returns.

We review each of our securities on a quarterly basis to determine if an OTTI charge would be necessary. For the three and six months ended June 30, 2010, we did not recognize any losses from other-than-temporary impairments.

Loss on Interest Rate Swap Agreements

For the three and six months ended June 30, 2010, we recognized $0.8 and $1.2 million of expenses for the accrual and/or settlement of the net interest expense associated with the interest rate swaps. The expenses result from paying a fixed interest rate on 400 million notional to hedge a portion of our interest rate risk on our short-term repurchase agreements and funding costs and receiving LIBOR interest.

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Also, included in our financial results for the three and six months ended June 30, 2010 was the recognition of a $3.3 and $4.4 million, respectively, of unrealized valuation losses on our interest rate swap agreements that were accounted as trading instruments. The decrease in the two- and three-year swap rates during the three and six months ended June 30, 2010 resulted in the unfavorable market value movement over the respective periods.

	Three months ended June 30, 2010	Six months ended June 30, 2010
Net interest spread	$(790,532)	$(1,209,343)
Change in unrealized gain (loss) on interest rate swap agreements, at fair value	(3,263,249)	(4,391,850)
Gain (Loss) on Interest Rate Swap Agreements	$(4,053,781)	$(5,601,193)

Gain on Other Derivative Instruments

Included in our financial results for the three and six months ended June 30, 2010 was the recognition of $0.2 and $1.1 million of gains on other derivative instruments we hold for purposes of both hedging and non-hedging activities, principally TBAs and inverse interest-only securities. As these derivative instruments are considered trading instruments, the financial results include both realized and unrealized gains (losses) associated with these instruments.

Expenses

Management Fees

We incurred management fees of $0.7 and $1.2 million for the three and six months ended June 30, 2010, which are payable to PRMC Advisers LLC under our management agreement. The management fee is calculated based on our stockholders’ equity, and the increase is attributable to increased equity as a result of our follow-on offering.

Operating Expenses

For the three months ended June 30, 2010, we recognized $1.1 million of operating expenses compared to $1.4 million of expenses for the same period in 2009. The expenses for 2009 represent costs associated with Capitol as a development stage company with no operations and are not comparable to the operational costs we incurred in the same three month period of 2010.

The following table provides operating expenses as a percentage of average equity for the three and six month periods presented:

	Total Operating Expenses	Operating Expenses/ Average Equity
	(Ratios for the period have been annualized)
For the Three Months Ended June 30, 2010	$1,132,260	2.2%
For the Three Months Ended June 30, 2009(1)	$1,385,707	3.0%
For the Six Months Ended June 30, 2010	$2,119,333	2.6%
For the Six Months Ended June 30, 2009(1)	$1,706,109	1.9%

(1)	Prior to October 28, 2009, the Company was a development stage company without operations.

Our operating expenses as a percentage of average equity for the three months ended June 30, 2010 was 2.2%. The favorable decrease of our operating expense ratio from the first three months of 2010 resulted from the additional capital raised upon completion of our secondary common stock offering. See Note 9 of the Notes to the Consolidated Financial Statements.

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Income Taxes

For the three and six months ended June 30, 2010, we have recognized $0.8 and $1.3 million of income tax benefits related to both current and deferred income tax losses in our TRS. Our effective tax rate for the three and six months ended June 30, 2010 was negative 23.4% and negative 16.1%.

For the three and six months ended June 30, 2010, we have recognized $0.7 and $1.2 million of deferred tax benefit related to the unrealized loss on our interest rate swap agreements and TBAs held in our TRS.

For the three and six months ended June 30, 2010, we also recognized current federal tax benefits of $0.1 and $0.1 million due to realized net losses on the U.S. Treasuries and derivative instruments we hold in our TRS.

We currently intend to distribute 100% of our REIT taxable income, and therefore we have not recognized any further federal or state tax provisions.

Financial Condition

Available-for-Sale Securities, at Fair Value

Agency RMBS

Our Agency RMBS portfolio is comprised of adjustable rate and fixed rate mortgage-backed securities backed by single-family and multi-family mortgage loans. All of our Agency RMBS were Fannie Mae or Freddie Mac mortgage pass-through certificates or collateralized mortgage obligations that carry an implied “AAA” rating, or Ginnie Mae mortgage pass-through certificates, which are backed by the guarantee of the U.S. Government. The majority of these securities consist of whole pools in which we own all of the investment interests in the securities.

The table below summarizes certain characteristics of our Agency available-for-sale securities at June 30, 2010:

	Principal/ Current Face	Net (Discount)/ Premium	Amortized Cost	Unrealized Gain	Unrealized Loss	Carrying Value	Weighted Average Coupon Rate	Weighted Average Purchase Price
Principal and interest securities
Fixed	$305,385,785	$19,402,912	$324,788,697	$4,639,763	$(84,753)	$329,343,707	5.52%	$106.49
Hybrid/ARM	279,539,902	13,337,399	292,877,301	1,578,676	(51,900)	294,404,077	4.21%	$104.89
Total P&I Securities	$584,925,687	$32,740,311	$617,665,998	$6,218,439	$(136,653)	$623,747,784	4.90%	$105.74
Interest-only securities
Fixed	122,047,205	(109,163,791)	12,883,414	74,389	(2,706,631)	10,251,172	5.57%	$12.13
Hybrid/ARM	64,406,704	(60,795,648)	3,611,056	162,772	—	3,773,828	1.06%	$5.64
Total	$771,379,596	$(137,219,128)	$634,160,468	$6,455,600	$(2,843,284)	$637,772,784

Our three-month average constant prepayment rate, or CPR, experienced by Agency RMBS principal and interest securities owned by us as of June 30, 2010, on an annualized basis, was 12.5%.

The following table summarizes months to re-set characteristics for our floating or adjustable rate Agency RMBS mortgage portfolio at June 30, 2010:

Carrying Value
0 – 12 months	$238,372,354
13 – 36 months	18,328,421
37 – 60 months	11,966,588
Greater than 60 months	29,510,541
Total	$298,177,904

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Non-Agency RMBS

Our non-Agency RMBS portfolio is comprised of senior and mezzanine tranches of mortgage-backed securities. The following table provides investment information on our non-Agency RMBS as of June 30, 2010:

	Principal/ Current Face	Accretable Purchase Discount	Credit Reserve Purchase Discount	Amortized Cost	Unrealized Gain	Unrealized Loss	Carrying Value
Senior	$300,550,948	$(65,359,645)	$(75,614,191)	$159,577,112	$2,372,458	$(4,540,310)	$157,409,260
Mezzanine	81,109,003	(22,923,610)	(21,010,060)	37,175,333	1,809,455	(1,719,377)	37,265,411
Total	$381,659,951	$(88,283,255)	$(96,624,251)	$196,752,445	$4,181,913	$(6,259,687)	$194,674,671

The following tables present certain information detailed by investment type and their respective underlying loan characteristics for our senior and mezzanine non-Agency RMBS, excluding our non-Agency interest-only portfolio, at June 30, 2010:

	Non-Agency Principal and Interest (P&I) RMBS Characteristics
	Senior Bonds	Mezzanine Bonds	Total P&I Bonds
Carrying Value	$157,015,785	$37,265,411	$194,281,196
% of Non-Agency Portfolio	80.8%	19.2%	100.0%
Average Price	$61.01	$51.74	$59.23
Average Coupon	3.4%	1.7%	3.1%
Average Fixed Coupon	5.6%	5.9%	5.6%
Average Floating Coupon	1.9%	0.9%	1.6%
Average Hybrid Coupon	4.6%	5.5%	4.8%
Collateral Attributes
Avg Loan Age (months)	53	59	55
Avg Original Loan-to-Value	76%	75%	76%
Avg Original FICO(1)	673	685	675
Current Performance
60+ day delinquencies	35%	33%	35%
Average Credit Enhancement(2)	18%	24%	19%
3-Month CPR(3)	12.7%	13.8%	12.9%

(1)	FICO represents a mortgage industry accepted credit score of a borrower, which was developed by Fair Isaac Corporation.
(2)	Average credit enhancement remaining on our non-Agency RMBS portfolio, which is the average amount of protection available to absorb future credit losses due to defaults on the underlying collateral.
(3)	3-Month CPR is reflective of the prepayment speed on the underlying securitization; however, it does not necessarily indicate the proceeds received on our investment tranche. Proceeds received for each security are dependent on the position of the individual security within the structure of each deal.

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	Non-Agency RMBS Characteristics
	Senior Bonds		Mezzanine Bonds		Total Bonds
Loan Type	Carrying Value	% of Senior Bonds	Carrying Value	% of Mezzanine Bonds	Carrying Value	% of Non-Agency Portfolio
Prime	$8,606,454	5.5%	$4,902,237	13.1%	$13,508,691	6.9%
Alt-A	55,662,239	35.5%	11,145,333	29.9%	66,807,572	34.4%
POA	30,377,198	19.3%	10,945,341	29.4%	41,322,539	21.3%
Subprime	62,369,894	39.7%	10,272,500	27.6%	72,642,394	37.4%
	$157,015,785	100.0%	$37,265,411	100.0%	$194,281,196	100.0%

	Non-Agency RMBS Characteristics
	Senior Bonds		Mezzanine Bonds		Total Bonds
Coupon Type	Carrying Value	% of Senior Bonds	Carrying Value	% of Mezzanine Bonds	Carrying Value	% of Non-Agency Portfolio
Fixed Rate	$62,624,887	39.9%	$4,898,608	13.1%	$67,523,495	34.8%
Hybrid or Floating	94,390,898	60.1%	32,366,803	86.9%	126,757,701	65.2%
	$157,015,785	100.0%	$37,265,411	100.0%	$194,281,196	100.0%

	Non-Agency RMBS Characteristics
	Senior Bonds		Mezzanine Bonds		Total Bonds
Loan Origination Year	Carrying Value	% of Senior Bonds	Carrying Value	% of Mezzanine Bonds	Carrying Value	% of Non-Agency Portfolio
2006+	$91,879,119	58.5%	$11,527,472	30.9%	$103,406,591	53.2%
2002 – 2005	64,605,336	41.2%	25,537,589	68.5%	90,142,925	46.4%
Pre-2002	531,330	0.3%	200,350	0.6%	731,680	0.4%
	$157,015,785	100.0%	$37,265,411	100.0%	$194,281,196	100.0%

Repurchase Agreements

Our borrowings consist entirely of repurchase agreements collateralized by our pledge of AFS securities, derivative instruments and certain cash balances. All of our Agency RMBS are currently pledged as collateral, however, only a portion of our non-Agency RMBS has been pledged and, as of June 30, 2010, our debt-to-equity ratio was 3.8:1.0. Our leverage ratio includes the debt collateralized by our U.S. Treasuries and Agency derivatives. Our debt-to-equity ratio for RMBS and Agency derivatives only was 3.2:1.0. We believe our debt-to-equity ratio provides unused borrowing capacity and, thus, improves our liquidity and the strength of our balance sheet.

As of June 30, 2010, the term to maturity of our borrowings ranged from seven days to over four months. The weighted average original term to maturity of our borrowings collateralized by RMBS was 51 days at June 30, 2010. At June 30, 2010, the weighted average cost of funds for all our repurchase agreements was 0.56%.

	June 30, 2010		December 31, 2009
	Amount Outstanding	Weighted Average	Amount Outstanding	Weighted Average
U.S. treasuries	$144,275,000	0.21%	$—	—
Agency RMBS	603,108,942	0.40%	395,641,510	0.37%
Non-Agency RMBS	97,147,687	1.95%	16,251,000	1.94%
Agency derivatives	21,746,545	1.07%	—	—
Total	$866,278,174	0.56%	$411,892,510	0.43%

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Equity

As of June 30, 2010, our stockholders’ equity was $227.4 million and our diluted book value per share was $8.70. As of March 31, 2010, our stockholders’ equity was $125.8 million and our diluted book value per share was $9.38.

The following table provides details of our changes in stockholders’ equity from March 31, 2010 to June 30, 2010:

(dollars in thousands, except per share amounts)	Book Value	Book Value per Diluted Share(2)
Stockholders’ equity at March 31, 2010	$125,756	$9.38
Net proceeds from common stock issuance	106,826	(0.46)
GAAP net income:
Core earnings, net of tax(1)	5,764	0.22
Realized gains and losses, net of tax	1,066	0.04
Unrealized mark-to-market gains and losses, net of tax	(2,741)	(0.10)
Other comprehensive income, net of tax	(728)	(0.03)
Dividend declaration	(8,622)	(0.33)
Other	32	(0.02)
Stockholders’ equity at June 30, 2010	$227,353	$8.70

(1)	Core earnings is a non-GAAP measure that the Company defines as net income, excluding impairment losses, gains or losses on sales of securities, unrealized gains or losses on interest rate swaps, gains or losses on other derivative instruments and certain non-recurring expenses.
(2)	Diluted shares outstanding at end of period are used as denominator in change in book value per share calculation.

Liquidity and Capital Resources

Our liquidity and capital resources are managed and forecast on a daily basis to ensure that we have sufficient liquidity to absorb market events that could negatively impact collateral valuations and result in margin calls and to ensure that we have the flexibility to manage our portfolio to take advantage of market opportunities.

Our principal sources of cash consist of borrowings under repurchase agreements, payments of principal and interest we receive on our RMBS portfolio, cash generated from our operating results and proceeds from capital market transactions. We typically use cash to repay principal and interest on our repurchase agreements, to purchase RMBS, to make dividend payments on our capital stock, and to fund our operations.

To the extent that we raise additional equity capital through capital market transactions, we anticipate using cash proceeds from such transactions to purchase additional RMBS and for other general corporate purposes. There can be no assurance, however, that we will be able to raise additional equity capital at any particular time or on any particular terms.

As of June 30, 2010, we held $71.4 million in cash and cash equivalents and $20.8 million in due from counterparties available to support our operations, $1.0 billion of AFS and derivative assets held at fair value, and $866.3 million of outstanding debt in the form of repurchase agreements. As of June 30, 2010, our debt-to-equity ratio was 3.8:1.0. During the three months ended June 30, 2010, our leverage ratio increased from 3.6:1.0 to 3.8:1.0, including monies borrowed to finance our investment in U.S. Treasuries. The leverage ratio funding our RMBS and Agency derivatives decreased from 3.6:1:0 to 3.2:1.0 as we continue to invest our funds raised in the capital offering completed in late April 2010. As of June 30, 2010, we had approximately $41.0 million of unpledged non-Agency securities and an overall estimated unused borrowing capacity of approximately $24.6 million. If borrowing rates and collateral requirements change in 2010, we believe we are positioned to adjust to higher interest rates with less earnings volatility than a more leveraged organization.

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We expect ongoing sources of financing to be primarily repurchase agreements and similar financing arrangements. We plan to finance our assets with a moderate amount of leverage, the level of which may vary based upon the particular characteristics of our portfolio and market conditions. We may deploy, on a debt-to-equity basis, up to ten times leverage on our Agency RMBS assets. We also deploy some leverage on our non-Agency RMBS assets utilizing repurchase agreements as the source of financing. Also, we may increase our use of leverage for non-Agency RMBS in conjunction with financings that may be available under programs established by the U.S. Government. However, as of the date of this report, the government has suspended its former plans to expand the TALF to include RMBS and the PPIP Legacy Loans Program is not available to us at this time.

We have master repurchase agreements in place with twelve counterparties and continue to evaluate further counterparties to manage and reduce counterparty risk. Under our repurchase agreements, we are required to pledge additional assets as collateral to our counterparties (lenders) when the estimated fair value of the existing pledged collateral under such agreements declines and such lenders, through a margin call, demand additional collateral. Lenders generally make margin calls because of a perceived decline in the value of our assets collateralizing the repurchase agreements. This may occur following the monthly principal reduction of assets due to scheduled amortization and prepayments on the underlying mortgages, or may be caused by changes in market interest rates, a perceived decline in the market value of the investments and other market factors. To cover a margin call, we may pledge additional securities or cash. At maturity, any cash on deposit as collateral is generally applied against the repurchase agreement balance, thereby reducing the amount borrowed. Should the value of our assets suddenly decrease, significant margin calls on our repurchase agreements could result, causing an adverse change in our liquidity position.

The following table summarizes assets at carrying value that are pledged or restricted as collateral for the future payment obligations of repurchase agreements.

	June 30, 2010	December 31, 2009
Available-for-sale securities, at fair value	$934,149,813	$444,833,063
Restricted cash	2,462,669	913,048
Due from counterparties	4,905,331	1,736,952
Derivative assets, at fair value	30,549,308	—
Total	$972,067,121	$447,483,063

Although we generally intend to hold our target assets as long-term investments, we may sell certain of our investment securities in order to manage our interest rate risk and liquidity needs, to meet other operating objectives and to adapt to market conditions. We cannot predict the timing and impact of future sales of investment securities, if any. Because many of our investment securities are financed with repurchase agreements and may be financed with credit facilities (including term loans and revolving facilities), a significant portion of the proceeds from sales of our investment securities (if any), prepayments and scheduled amortization are used to repay balances under these financing sources.

The following table provides the maturities of our repurchase agreements as of June 30, 2010 and December 31, 2009:

	June 30, 2010		December 31, 2009
Within 30 days	$178,564,075		$207,050,239
30 to 59 days	176,313,848		—
60 to 89 days	78,408,232		—
90 to 119 days	98,231,625		—
Over 120 days	190,485,394		204,842,271
Open maturity	144,275,000	(1)	—
Total	$866,278,174		$411,892,510

(1)	Repurchase agreements collateralized by U.S. Treasuries include an open maturity period (i.e., rolling 1-day maturity) renewable at the discretion of either party to the agreements.

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For the three months ended June 30, 2010, our unrestricted cash balance increased from $25.4 million to $71.4 million. The cash movements can be summarized by the following:

•	Cash flows from operating activities. For the three months ended June 30, 2010, operating activities decreased our cash balances by approximately $18.3 million, primarily driven by our decrease in leverage ratio and requirement to fund margin deposits to support our increased AFS and derivative trading activity.
•	Cash flows from investing activities. For the three months ended June 30, 2010, investing activities reduced our cash balances by approximately $454.0 million. The reduction was driven by the increase in our RMBS portfolio in the quarter as we deployed the capital from our common stock offering.
•	Cash flows from financing activities. For the three months ended June 30, 2010, financing activities increased our cash balance by approximately $518.3 million, resulting from the net borrowings under repurchase agreements to fund our AFS portfolio as well as the net proceeds of $106.8 million obtained from our common stock offering.

Inflation

Substantially all of our assets and liabilities are financial in nature. As a result, changes in interest rates and other factors impact our performance far more than does inflation. Our financial statements are prepared in accordance with GAAP and dividends are based upon net ordinary income as calculated for tax purposes; in each case, our results of operations and reported assets, liabilities and equity are measured with reference to historical cost or fair value without considering inflation.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

We seek to manage our risks related to the credit quality of our assets, interest rates, liquidity, prepayment speeds and market value while providing an opportunity to stockholders to realize attractive risk-adjusted returns through ownership of our capital stock. Although we do not seek to avoid risk completely, we believe that risk can be quantified from historical experience and we seek to manage our risk levels in order to earn sufficient compensation to justify the risks we undertake and to maintain capital levels consistent with taking such risks.

To reduce the risks to our portfolio, we employ portfolio-wide and security-specific risk measurement and management processes in our daily operations. PRCM Advisers LLC’s risk management tools include software and services licensed or purchased from third parties, in addition to proprietary software and analytical methods developed by Pine River. There can be no guarantee that these tools will protect us from market risks.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We are subject to interest rate risk in connection with our assets and related financing obligations. Subject to maintaining our qualification as a REIT, we engage in a variety of interest rate management techniques that seek to mitigate the influence of interest rate changes on the values of our assets.

We utilize U.S. Treasuries and interest-only securities as well as derivative financial instruments, currently limited to interest rate swaps and TBAs, as of June 30, 2010, to hedge the interest rate risk associated with our portfolio. We seek to hedge interest rate risk with respect to both the fixed income nature of our assets and the financing of our portfolio. In hedging interest rates with respect to our fixed income assets, we seek to reduce the risk of losses on the value of our investments that may result from changes in interest rates in the broader markets. In utilizing interest rate hedges with respect to our financing, we seek to improve risk-adjusted returns and, where possible, to obtain a favorable spread between the yield on our assets and the cost of our financing. We rely on PRCM Advisers LLC’s expertise to manage these risks on our behalf. We implement part of our hedging strategy through Capitol, our TRS, which is subject to U.S. federal, state and, if applicable, local income tax.

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Interest Rate Effect on Net Interest Income

Our operating results depend in large part on differences between the income earned on our assets and our cost of borrowing and hedging activities. The costs associated with our borrowings are generally based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase while the yields earned on our leveraged fixed-rate RMBS will remain static. Moreover, interest rates may rise at a faster pace than the yields earned on our leveraged adjustable-rate and hybrid RMBS. Both of these factors could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time, as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our target assets. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could adversely affect our liquidity and results of operations.

Our hedging techniques are partly based on assumed levels of prepayments of our target assets. If prepayments are slower or faster than assumed, the life of the investment will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions. Hedging strategies involving the use of derivative securities are highly complex and may produce volatile returns.

We acquire adjustable-rate and hybrid RMBS. These are assets in which the underlying mortgages are typically subject to periodic and lifetime interest rate caps and floors, which limit the amount by which the security’s interest yield may change during any given period. However, our borrowing costs pursuant to our financing agreements are not subject to similar restrictions. Therefore, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation, while the interest-rate yields on our adjustable-rate and hybrid RMBS would effectively be limited by caps. This issue will be magnified to the extent we acquire adjustable-rate and hybrid RMBS that are not based on mortgages that are fully indexed. In addition, adjustable-rate and hybrid RMBS may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. If this happens, we could receive less cash income on such assets than we would need to pay for interest costs on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would harm our financial condition, cash flows and results of operations.

Interest Rate Mismatch Risk

We fund the majority of our adjustable-rate and hybrid Agency RMBS assets with borrowings that are based on LIBOR, while the interest rates on these assets may be indexed to other index rates, such as the one-year Constant Maturity Treasury index, or CMT, the Monthly Treasury Average index, or MTA, or the 11th District Cost of Funds Index, or COFI. Accordingly, any increase in LIBOR relative to these indices may result in an increase in our borrowing costs that is not matched by a corresponding increase in the interest earnings on these assets. Any such interest rate index mismatch could adversely affect our profitability, which may negatively impact distributions to our stockholders. To mitigate interest rate mismatches, we utilize the hedging strategies discussed above.

The following table provides the indices of our variable rate assets as of June 30, 2010, based on total notional amount of bonds.

Index Type	Floating	Hybrid*	Total	Index Percentage
CMT	$223,158,735	$1,500,988	$224,659,723	53%
LIBOR	167,813,834	2,860,616	170,674,450	40%
Other**	29,994,908	—	29,994,908	7%
Total	$420,967,477	$4,361,604	$425,329,081	100%

*	Hybrid amounts reflect those assets with greater than 12 months to reset.
**	Other — includes COFI, MTA and other indices.

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Our analysis of risks is based on PRCM Advisers LLC and its affiliates’ experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of decisions by PRCM Advisers LLC may produce results that differ significantly from the estimates and assumptions used in our models.

We use a variety of recognized industry models, as well as proprietary models, to perform sensitivity analyses which are derived from primary assumptions for prepayment rates, discount rates and credit losses. The primary assumption used in this model is implied market volatility of interest rates. The information presented in the following interest sensitivity table projects the potential impact of sudden parallel changes in interest rates on our financial results and financial condition over the next 12 months, based on our interest sensitive financial instruments at June 30, 2010.

All changes in value are measured as the change from the June 30, 2010 financial position. All projected changes in annualized net interest income are measured as the change from the projected annualized net interest income based off current performance returns.

	Changes in Interest Rates
	-100 bps	-50 bps	+50 bps	+100 bps
Change in value of financial position:
Available-for-sale securities, at fair value	$5,413,134	$1,586,094	$(10,009,131)	$(17,984,986)
As a % of June 30, 2010 equity	2.4%	0.7%	-4.4%	-7.9%
Derivatives, at fair value, net	$(5,394,233)	$(499,452)	$6,093,600	$7,652,858
As a % of June 30, 2010 equity	-2.4%	-0.2%	2.7%	3.3%
Repurchase Agreements	$(893,615)	$(873,636)	$765,767	$1,531,535
As a % of June 30, 2010 equity	-0.4%	-0.4%	0.3%	0.7%
Total Net Assets	$(874,714)	$213,006	$(3,149,764)	$(8,800,593)
As a % of June 30, 2010 total assets	-0.1%	0.0%	-0.3%	-0.8%
As a % of June 30, 2010 equity	-0.4%	0.1%	-1.4%	-3.9%

	-100 bps	-50 bps	+50 bps	+100 bps
Change in annualized net interest income:	$1,425,695	$712,848	$(1,165,225)	$(2,330,450)
% change in net interest income	3.5%	1.7%	-2.8%	-5.7%

The AFS securities, at fair value, included in the interest rate sensitivity table “change in value of financial position” were limited to Agency RMBS. Due to our non-Agency RMBS’s significantly discounted prices and underlying credit risks, we believe our non-Agency RMBS’s valuation is inherently de-sensitized to changes in interest rates. As such, we cannot project the impact to these financial instruments and have excluded these RMBS from the interest rate sensitivity analysis. These non-Agency RMBS have been included in the “change in annualized net interest income” analysis.

Certain assumptions have been made in connection with the calculation of the information set forth in the foregoing interest rate sensitivity table and, as such, there can be no assurance that assumed events will occur or that other events will not occur that would affect the outcomes. The base interest rate scenario assumes interest rates at June 30, 2010. The analysis presented utilizes assumptions and estimates based on management’s judgment and experience. Furthermore, while we generally expect to retain such assets and the associated interest rate risk to maturity, future purchases and sales of assets could materially change our interest rate risk profile.

The interest rate sensitivity table quantifies the potential changes in net interest income and portfolio value, which includes the value of swaps and our other derivatives, should interest rates immediately change. The interest rate sensitivity table presents the estimated impact of interest rates instantaneously rising 50 and 100 basis points, and falling 50 and 100 basis points. The cash flows associated with the portfolio of RMBS for each rate change are calculated based on assumptions, including prepayment speeds, yield on future acquisitions, slope of the yield curve and size of the portfolio. Assumptions made on the interest rate sensitive

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liabilities, which are assumed to relate to repurchase agreements, including anticipated interest rates, collateral requirements as a percent of the repurchase agreement, amount and term of borrowing.

The change in annualized net interest income does not include any benefit or detriment from faster or slower prepayment rates on our Agency premium bonds, non-Agency discount bonds, and instruments that represent the interest payments (but not the principal) on a pool of mortgages, or interest-only bonds. We anticipate that faster prepayment speeds in lower interest rate scenarios will generate lower realized yields on Agency premium and interest-only bonds and higher realized yields on non-Agency discount bonds. Similarly, we anticipate that slower prepayment speeds in higher interest rate scenarios will generate higher realized yields on Agency premium and interest-only bonds and lower realized yields on non-Agency discount bonds. Although we have sought to construct the portfolio to limit the effect of changes in prepayment speeds, there can be no assurance this will actually occur, and the realized yield of the portfolio may be significantly different than we anticipate in changing interest rate scenarios.

Given the low interest rates at June 30, 2010, we applied a floor of 0% for all anticipated interest rates included in our assumptions. Because of this floor, we anticipate that any hypothetical interest rate shock decrease would have a limited positive impact on our funding costs; however, because prepayments speeds are unaffected by this floor, we expect that any increase in our prepayment speeds (occurring as a result of any interest rate decrease or otherwise) could result in an acceleration of our premium amortization on Agency and interest-only bonds purchased at a premium, and accretion of discount on our non-Agency bonds purchased at a discount. As a result, because this floor limits the positive impact of any interest rate decrease on our funding costs, hypothetical interest rate decreases could cause the fair value of our financial instruments and our net interest income to decline.

The information set forth in the interest rate sensitivity table and all related disclosures constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Actual results could differ significantly from those estimated in the foregoing interest rate sensitivity table.

Prepayment Risk

Prepayment risk is the risk that principal will be repaid at a different rate than anticipated. As we receive prepayments of principal on our assets, premiums paid on such assets will be amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the assets. Conversely, discounts on such assets are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the assets.

Market Risk

Market Value Risk.  Our AFS securities are reflected at their estimated fair value, with the difference between amortized cost and estimated fair value reflected in accumulated other comprehensive income. The estimated fair value of these securities fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, we would expect the fair value of these securities to decrease; conversely, in a decreasing interest rate environment, we would expect the fair value of these securities to increase. As market volatility increases or liquidity decreases, the fair value of our assets may be adversely impacted.

Real estate risk.  RMBS and residential property values are subject to volatility and may be affected adversely by a number of factors, including national, regional and local economic conditions; local real estate conditions (such as an oversupply of housing); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. Decreases in property values reduce the value of the collateral for mortgage loans and the potential proceeds available to borrowers to repay the loans, which could cause us to suffer losses on our non-Agency RMBS investments.

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Credit Risk

We believe that our investment strategy will generally keep our risk of credit losses low to moderate. However, we retain the risk of potential credit losses on all of the loans underlying our non-Agency RMBS. With respect to our non-Agency RMBS that are senior in the credit structure, credit support contained in RMBS deal structures provide a level of protection from losses. We seek to manage the remaining credit risk through our pre-acquisition due diligence process, and by factoring assumed credit losses into the purchase prices we pay for non-Agency RMBS. In addition, with respect to any particular target asset, PRCM Advisers LLC’s investment team evaluates relative valuation, supply and demand trends, shape of yield curves, prepayment rates, delinquency and default rates, recovery of various sectors and vintage of collateral. Nevertheless, unanticipated credit losses could adversely affect our operating results.

Item 4. Controls and Procedures

A review and evaluation was performed by our management, including our Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO, of the effectiveness of our disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the 1934 Act) as of the end of the period covered by this quarterly report on Form 10-Q. Based on that review and evaluation, the CEO and CFO have concluded that our current disclosure controls and procedures, as designed and implemented, were effective. Notwithstanding the foregoing, a control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that it will detect or uncover failures within the Company to disclose material information otherwise required to be set forth in our periodic reports.

There have been no changes in our internal control over financial reporting that occurred during the three months ended June 30, 2010 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

40

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

As of the date of this filing, we are not party to any litigation or legal proceedings, or to the best of our knowledge, any threatened litigation or legal proceedings, which, in our opinion, individually or in the aggregate, would have a material adverse effect on our results of operations or financial condition.

Item 1A. Risk Factors

There have been no material changes to the risk factors disclosed in Item 1A — Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2009, or the Form 10-K. The materialization of any risks and uncertainties identified in our Forward Looking Statements contained in this report together with those previously disclosed in the Form 10-K or those that are presently unforeseen could result in significant adverse effects on our financial condition, results of operations, and cash flows. See Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward Looking Statements” in this Quarterly Report on Form 10-Q.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

On June 14, 2010, Two Harbors granted 36,463 shares of restricted common stock to its independent directors pursuant to Two Harbors’ 2009 equity incentive plan. The estimated fair value of these awards was $8.57 per share, based on the closing price of our common stock on the NYSE Amex on such date. The grants will vest in three annual installments commencing on the date of the grant, as long as such director is serving as a board member on the vesting date. Such grants were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 3. Defaults Upon Senior Securities

None.

Item 4. [Removed and Reserved]

Item 5. Other Information

None.

Item 6. Exhibits

(a) Exhibits

Exhibits — The exhibits listed on the accompanying Index of Exhibits are filed or incorporated by reference as a part of this report. Such Index is incorporated herein by reference.

41

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

TWO HARBORS INVESTMENT CORP.
Dated: August 5, 2010	By: /s/ Thomas Siering Thomas Siering Chief Executive Officer, President and Director (principal executive officer)
Dated: August 5, 2010	By: /s/ Jeffrey Stolt Jeffrey Stolt Chief Financial Officer and Treasurer (principal accounting and financial officer)

42

Exhibit number	Exhibit description
31.1	Certification of Chief Executive Officer, pursuant to Rule 13a-14 and 15d-14 of the Securities Exchange Act of 1934.
31.2	Certification of Chief Financial Officer, pursuant to Rule 13a-14 and 15d-14 of the Securities Exchange Act of 1934.
32.1	Certification of Chief Executive Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of Chief Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

43

EXHIBIT 31.1

CHIEF EXECUTIVE OFFICER CERTIFICATION PURSUANT TO SECTION 302 OF
THE SARBANES-OXLEY ACT OF 2002

I, Thomas Siering, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Two Harbors Investment Corp.

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over the financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 5, 2010	/s/ Thomas Siering Thomas Siering Chief Executive Officer and President

EXHIBIT 31.2

CHIEF FINANCIAL OFFICER CERTIFICATION PURSUANT TO SECTION 302 OF
THE SARBANES-OXLEY ACT OF 2002

I, Jeffrey Stolt, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Two Harbors Investment Corp.

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over the financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 5, 2010	/s/ Jeffrey Stolt Jeffrey Stolt Chief Financial Officer and Treasurer

EXHIBIT 32.1

CERTIFICATION

Pursuant to 18 U.S.C. §1350, the undersigned officer of Two Harbors Investment Corp. (the “Registrant”) hereby certifies that the Registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2010 (the “Quarterly Report”) fully complies with the requirements of Section 13(a) or 15 (d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: August 5, 2010	/s/ Thomas Siering Thomas Siering Chief Executive Officer and President

The foregoing certification is being furnished solely pursuant to 18 U.S.C. §1350 and is not being filed as part of the Quarterly Report or as a separate disclosure document.

EXHIBIT 32.2

CERTIFICATION

Pursuant to 18 U.S.C. §1350, the undersigned officer of Two Harbors Investment Corp. (the “Registrant”) hereby certifies that the Registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2010 (the “Quarterly Report”) fully complies with the requirements of Section 13(a) or 15 (d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: August 5, 2010	/s/ Jeffrey Stolt Jeffrey Stolt Chief Financial Officer and Treasurer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. §1350 and is not being filed as part of the Quarterly Report or as a separate disclosure document.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2010

Two Harbors Investment Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-34506	27-0312904
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Carlson Parkway, Suite 330
Minnetonka, MN 55305

(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (612) 238-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 4, 2010, Two Harbors Asset I, LLC (“THAI”), an indirect wholly-owned subsidiary of Two Harbors Investment Corp. (the “Company”), entered into a Master Repurchase and Securities Contract (the “Repurchase Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”). The Repurchase Agreement will be used by THAI from time to time to sell certain of its non-Agency securities held in its RMBS loan portfolio to Wells Fargo pursuant to the Repurchase Agreement. The Repurchase Agreement provides for a 364-day facility with an aggregate maximum borrowing capacity of $75 million and is set to mature on August 3, 2011, unless extended pursuant to its terms.

The Company has guaranteed THAI’s obligations under the Repurchase Agreement. The Company is subject to the following financial covenants, as further defined by the Guaranty Agreement:

(a) On any date, the ratio of the Company’s Total Indebtedness to its Tangible Net Worth, on a consolidated basis, shall not be greater than 6.00 to 1.00.

(b) On any date, the Guarantor’s Liquidity, on a consolidated basis, shall not be less than $15,000,000.

(c) On any date, the Guarantor’s Tangible Net Worth, on a consolidated basis, shall not be less than $150,000,000.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, the provisions of which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Master Repurchase and Securities Contract dated as of August 4, 2010 between Two Harbors Asset I, LLC andWells Fargo Bank, National Association
99.2	Guaranty Agreement dated as of August 4, 2010 between Two Harbors Investment Corp. in favor of Wells Fargo Bank, National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWO HARBORS INVESTMENT CORP.
By: /s/ TIMOTHY W. O’BRIEN Timothy O’Brien Secretary and General Counsel
Date: August 5, 2010

EXHIBIT 99.1

THIS MASTER REPURCHASE AND SECURITIES CONTRACT, dated as of August 4, 2010 (this “Agreement”), is made by and between TWO HARBORS ASSET I, LLC, a Delaware limited liability company (“Seller”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (as more specifically defined below, “Buyer”). Seller and Buyer (each also a “Party”) hereby agree as follows:

ARTICLE 1

APPLICABILITY

Section 1.01 Applicability. Subject to the terms and conditions of the Repurchase Documents, from time to time and at the request of Seller, the Parties may enter into transactions in which Seller agrees to transfer to Buyer certain Assets against the transfer of funds by Buyer representing the Purchase Price for such Assets, with a simultaneous agreement by Buyer to transfer to Seller and Seller to repurchase such Assets in a repurchase transaction at a date not later than the Maturity Date, against the transfer of funds by Seller representing the Repurchase Price for such Assets.

ARTICLE 2

DEFINITIONS AND INTERPRETATION

Section 2.01 Definitions.

“Accelerated Repurchase Date”: Defined in Section 10.02.

“Additional Purchased Assets”: The meaning specified in Section 4.01.

“Advisers”: PRCM Advisers, LLC.

“Affiliate”: With respect to (i) Seller and Guarantor, any other Person directly or indirectly Controlling or Controlled by such Person and (ii) any Person other than Seller and Guarantor, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person. For the avoidance of doubt, with respect to Seller and Guarantor, “Affiliate” shall not include (i) PRCMLP, PRCMLLC, Advisers, any subsidiary of PRCMLP, PRCMLLC or Advisers, or any fund that PRCMLP or Advisers from time to time may manage, other than Guarantor or (ii) any officer or director of Guarantor or Guarantor’s subsidiaries.

“Alternative Rate”: A per annum rate based on an index approximating the behavior of LIBOR, as determined by Buyer in its discretion.

“Anti-Terrorism Laws”: Any Requirements of Law relating to money laundering or terrorism, including Executive Order 13224 signed into law on September 23, 2001, the regulations promulgated by the Office of Foreign Assets Control of the Treasury Department, and the Patriot Act.

“Applicable Percentage”: For each Purchased Asset, the applicable percentage initially determined by Buyer in its discretion for such Purchased Asset on the Purchase Date therefor as set forth in the related Confirmation, as such percentage may be further reduced or modified as provided herein; provided, that the Applicable Percentage shall be zero for any Purchased Asset with respect to which:

(a) the requirements of the definition of Eligible Asset are not satisfied, as determined by Buyer in its discretion;

(b) a Representation Breach exists, as determined by Buyer in its discretion;

(c) any statement, affirmation or certification made or information, document, agreement, report or notice delivered by Seller to Buyer is untrue in any material respect;

(d) Seller fails to repurchase such Purchased Asset by the Repurchase Date therefor;

(e) Buyer determines in its discretion that a Material Adverse Effect has occurred with respect to such Purchased Asset; or

(f) Seller fails to deliver any reports required hereunder with respect to any Purchased Asset, to the extent that such failure may adversely affect the Market Value thereof as determined by Buyer in its discretion, and to the extent that such failure causes Buyer to determine in its discretion that it is unable to accurately determine the Market Value thereof.

“Asset”: Any RMBS.

“Bankruptcy Code”: Title 11 of the United States Code.

“Business Day”: Any day other than a Saturday or a Sunday (a) on which the New York Stock Exchange or the Federal Reserve Bank of New York are not authorized or obligated by law or executive order to be closed, or (b) if the term “Business Day” is used in connection with the determination of LIBOR, on which dealings in Dollar deposits are carried on in the London interbank market.

“Buyer”: Wells Fargo Bank, National Association, in its capacity as Buyer under this Agreement and the other Repurchase Documents.

“Buyer’s Margin Percentage”: For any Purchased Asset as of any date, the percentage equivalent of the quotient obtained by dividing one (1) by the Applicable Percentage for such Purchased Asset as of the Purchase Date.

“Capital Lease Obligations”: With respect to any Person, the amount of all obligations of such Person to pay rent or other amounts under a lease of property to the extent and in the amount that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Closing Date”: August 4, 2010.

“Code”: The Internal Revenue Code of 1986.

“Collection Account”: A segregated account established at the Collection Account Bank, in the name of, and for the benefit of, Buyer.

“Collection Account Bank”: Wells Fargo Bank, National Association, or any other bank approved by Buyer in its discretion.

“Compliance Certificate”: A true and correct certificate in the form of Exhibit D, executed by a Responsible Officer of Guarantor.

“Confirmation”: A purchase confirmation in the form of Exhibit B, duly completed, executed and delivered by Seller and Buyer in accordance with Section 3.01.

“Contingent Liabilities”: With respect to any Person as of any date, all of the following as of such date: (a) liabilities and obligations (including any Guarantee Obligations) of such Person in respect of “off-balance sheet arrangements” (as defined in the Off-Balance Sheet Rules defined below), (b) obligations, including Guarantee Obligations, whether or not required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing in whole or in part any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion, environmental indemnities and guarantees of customary carve-out matters made in connection with Non-Recourse Indebtedness, such as fraud, misappropriation, bankruptcy and misapplication) which have not yet been called on or quantified, of such Person or any other Person, and (c) forward commitments or obligations to fund or provide proceeds with respect to any loan or other financing which is obligatory and non-discretionary on the part of the lender. The amount of any Contingent Liabilities described in the preceding clause (b) shall be deemed to be (i) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which, in the case of an operating income guarantee, shall be deemed to be equal to the debt service for the note secured thereby), through (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (ii) with respect to all guarantees not covered by the preceding clause (i), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and in the footnotes to the most recent financial statements of such Person. “Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities Act Release Nos. 33-8182; 34-47264; FR-67 International Series Release No. 1266 File No. S7-42-02, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR Parts 228, 229 and 249).

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property or assets are bound or are subject which in any such case requires the payment of more than $1,000,000 in any twelve month period. Contractual Obligations do not include obligations arising from the purchase and sale of any asset, including RMBS.

“Control”: With respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controlled” and “under common Control” have correlative meanings.

“Custodial Agreement”: The Custodial Agreement, dated as of the date hereof, among Buyer, Seller and Custodian.

“Custodian”: Wells Fargo Bank, National Association, or any successor permitted by the Custodial Agreement.

“Default”: Any event which, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Default Rate”: As defined in the Fee Letter.

“Derivatives Contract”: Any rate swap transaction, basis swap, credit derivative transaction, forward rate transaction, commodity swap, commodity option, forward commodity contract, equity or equity index swap or option, bond or bond price or bond index swap or option or forward bond or forward bond price or forward bond index transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot contract, or any other similar transaction or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any obligations or liabilities thereunder.

“Derivatives Termination Value”: With respect to any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in the preceding clause (a), the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based on one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include Buyer).

“Dollars” and “$”: Lawful money of the United States of America.

“DTC”: The Depository Trust Company, and its successors and assigns.

“Early Repurchase Date”: Defined in Section 3.05.

“Eligible Asset”: An Asset:

(a) that has been approved as a Purchased Asset by Buyer in its discretion;

(b) with respect to which no Representation Breach exists;

(c) with respect to which there are no future funding obligations on the part of Seller or Buyer; and

(d) whose Underlying Mortgaged Property is located in the United States, whose Underlying Obligors are domiciled in the United States, and all obligations thereunder and under the Underlying Mortgage Documents are denominated and payable in Dollars;

provided, that notwithstanding the failure of an Asset or Purchased Asset to conform to the requirements of this definition, Buyer may, in its discretion and subject to such terms, conditions and requirements and Applicable Percentage adjustments as Buyer may require in its discretion, designate in writing any such non-conforming Asset or Purchased Asset as an Eligible Asset, which designation (1) may include a temporary or permanent waiver of one or more Eligible Asset requirements, and (2) shall not be deemed a waiver of the requirement that all other Assets and Purchased Assets must be Eligible Assets (including any Assets that are similar or identical to the Asset or Purchased Asset subject to the waiver).

“Eligible Assignee”: Any of the following Persons designated by Buyer for purposes of Section 18.08(c): (a) a bank, financial institution, pension fund, insurance company or similar Person, an Affiliate of any of the foregoing, and an Affiliate of Buyer, and (b) any other Person to which Seller has consented; provided, that such consent of Seller shall not be unreasonably withheld, delayed or conditioned, and shall not be required at any time when an Event of Default exists. Such Person shall provide to Seller such duly executed IRS forms as Seller reasonably requests.

“Environmental Laws”: Any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including CERCLA, RCRA, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Emergency Planning and the Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, the Occupational Safety and Health Act, and any state and local or foreign counterparts or equivalents.

“Equity Interests”: With respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of capital stock of (or other ownership, equity or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date.

“ERISA”: The Employee Retirement Income Security Act of 1974.

“Event of Default”: Defined in Section 10.01.

“Extension Fee”: Defined in the Fee Letter.

“Fee Letter”: The fee letter, dated as of the date hereof, between Buyer and Seller and acknowledged by the Guarantor.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents”: With respect to any Person, its articles or certificate of incorporation or formation, by-laws, partnership, limited liability company, operating or trust agreement and/or other organizational, charter or governing documents.

“Governmental Authority”: Any (a) nation or government, (b) state or local or other political subdivision thereof, (c) central bank or similar monetary or regulatory authority, (d) Person, agency, authority, instrumentality, court, regulatory body, central bank or other body or entity exercising executive, legislative, judicial, taxing, quasi-judicial, quasi-legislative, regulatory or administrative functions or powers of or pertaining to government, (e) court or arbitrator having jurisdiction over such Person, its Affiliates or its assets or properties, (f) stock exchange on which shares of stock of such Person are listed or admitted for trading,

(g) accounting board or authority that is responsible for the establishment or interpretation of national or international accounting principles, and (h) supra-national body such as the European Union or the European Central Bank.

“Guarantee Obligation”: With respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of the obligations for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, Contractual Obligation, Derivatives Contract or other obligations or indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation, or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation); provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum anticipated liability in respect thereof as reasonably determined by such Person in good faith.

“Guarantor”: Two Harbors Investment Corp., as named in the Guaranty Agreement.

“Guaranty Agreement”: The Guaranty Agreement, dated as of the date hereof, made by the Guarantor in favor of Buyer.

“Guaranty Default”: Defined in Section 8.13.

“Income”: With respect to any Purchased Asset, all of the following (in each case with respect to the entire par amount of the Asset represented by such Purchased Asset and not just with respect to the portion of the par amount represented by the Purchase Price advanced against such Asset): (a) all Principal Payments, (b) all Interest Payments, (c) all other income, distributions, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of such Purchased Asset, including amounts received upon a sale of a Purchased Asset pursuant to Section 5.05, principal payments, interest payments, principal and interest payments, prepayment fees, extension fees, exit fees, defeasance fees, transfer fees, make whole fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, net sale, foreclosure, liquidation, securitization or other disposition proceeds, insurance payments, settlements and proceeds.

“Indebtedness”: With respect to any Person and any date, all of the following with respect to such Person as of such date: (a) obligations in respect of money borrowed (including principal, interest, assumption fees, prepayment fees, yield maintenance charges, penalties, exit fees, contingent interest and other monetary obligations whether choate or inchoate and whether by loan, the issuance and sale of debt securities or the sale of property or assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets, or otherwise), excluding (i) short positions in to-be-announced securities and U.S. Treasuries and (ii) debt associated with the funding of long positions in U.S. Treasuries (b) obligations, whether or not for money borrowed (i) represented by notes payable, letters of credit or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered, or (iv) in connection with the issuance of preferred equity or trust preferred securities, (c) Capital Lease Obligations, (d) reimbursement obligations under any letters of credit or acceptances (whether or not the same have been presented for payment), (e) Off-Balance Sheet Obligations, (f) obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatory redeemable stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) as applicable, all obligations of such Person (but not the obligation of others) in respect of any keep well arrangements, credit enhancements, contingent or future funding obligations under any Purchased Asset or any obligation senior to any Purchased Asset, unfunded interest reserve amount under any Purchased Asset or any obligation that is senior to any Purchased Asset, purchase obligation, repurchase obligation, sale/buy-back agreement, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than mandatory redeemable stock)), (h) net obligations under any Derivatives Contract not entered into as a hedge against existing indebtedness, in an amount equal to the Derivatives Termination Value thereof, (i) all Non-Recourse Indebtedness, recourse indebtedness and all indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person, (j) all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than certain Permitted Liens) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; provided, that if such Person has not assumed or become liable for the payment of such indebtedness, then for the purposes of this definition the amount of such indebtedness shall not exceed the market value of the property subject to such Lien, (k) all Contingent Liabilities, (l) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of property or assets, including contracts for the deferred purchase price of property or assets that include the procurement of services, (m) indebtedness of general partnerships of which such Person is liable as a general partner (whether secondarily or contingently liable or otherwise), and (n) obligations to fund capital commitments under any Governing Document, subscription agreement or otherwise. Indebtedness (A) shall include the aggregate of the net economic positions (if out of the money) of (i) short or long positions in to-be-announced securities hedged with either U.S. Treasuries and/or interest rate swaps and (ii) U.S. Treasuries that are hedged by interest rate swaps, including the associated repurchase agreements and (B) to the extent any component of the items included in clause (A) hereof are otherwise included in clauses (a) through (n) of the foregoing sentence, the aggregate amount of the Indebtedness shall not exceed that set forth in clause (A).

“Indemnified Amount”: Defined in Section 13.01.

“Indemnified Person”: Defined in Section 13.01.

“Insolvency Action”: With respect to any Person, the taking by such Person of any action resulting in an Insolvency Event, other than solely under clause (g) of the definition thereof.

“Insolvency Event”: With respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of thirty (30) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (g) the failure by such Person generally to pay its debts as they become due, or (h) the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Interest Payments”: With respect to any Purchased Asset, all payments of interest, income, receipts, dividends, and any other collections and distributions received from time to time in connection with such Purchased Asset.

“Internal Control Event”: Fraud that involves management or other employees of Seller, Guarantor, PRCMLP, PRCMLLC, Advisers or any of their Affiliates who have a significant role in the internal control environment (as understood by the pronouncements of the Commission on Sponsoring Organizations, or COSO) of the Guarantor and/or Seller.

“Investment”: With respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty or credit enhancement of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment or option to make an Investment in any other Person shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Irrevocable Redirection Notice”: A notice in form and substance satisfactory to the Buyer sent by Seller, if necessary, to the applicable trustee, master servicer or servicer of the RMBS directing the remittance of Income with respect to a Purchased Asset to the Collection Account.

“Investment Company Act”: The Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“Investment Manager”: PRCM Advisers, LLC or any successor investment manager of the Seller appointed in accordance with Section 10.01(r).

“LIBOR”: For any Pricing Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/100 of 1%) for deposits in Dollars, for a one-month period, that appears on Reuters Screen LIBOR01 (or the successor thereto) as the London interbank offered rate for deposits in Dollars as of 11:00 a.m., London time, on the Pricing Rate Reset Date for such Pricing Period. If such rate does not appear on Reuters Screen LIBOR01 as of 11:00 a.m., London time, on such Pricing Rate Reset Date, Buyer shall request the principal London office of any four major reference banks in the London interbank market selected by Buyer to provide such banks’ offered quotation (expressed as a percentage per annum) to leading banks in the international Eurocurrency market for deposits in Dollars for a one-month period as of 11:00 a.m., London time, on such Pricing Rate Reset Date for amounts of not less than the aggregate Repurchase Price of all Purchased Assets. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Buyer shall request any three major banks in New York City selected by Buyer to provide such banks’ rate (expressed as a percentage per annum) for loans in Dollars to leading banks in the international Eurocurrency market for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Reset Date for amounts of not less than the aggregate Repurchase Price of all Purchased Assets. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.

“LIBO Rate”: For any Pricing Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/100 of 1%) determined for such Pricing Period in accordance with the following formula:

LIBOR for such Pricing Period

1 – Reserve Requirement

“Lien”: Any mortgage, statutory or other lien, pledge, charge, right, claim, adverse claim, attachment, levy, hypothecation, assignment, deposit arrangement, security interest, UCC financing statement or encumbrance of any kind on or otherwise relating to any Person’s assets or properties in favor of any other Person or any preference, priority or other security agreement or preferential arrangement of any kind.

“Margin Call”: Defined in Section 4.01.

“Margin Deficit”: Defined in Section 4.01.

“Market Disruption Event”: Any event or events which, in the good faith determination of Buyer, results in (a) the effective absence of a “repo market” or related “lending market” for purchasing (subject to repurchase) or financing debt obligations secured by residential mortgage loans or securities, (b) Buyer’s not being able to finance Purchased Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events, (c) the effective absence or material change since the Closing Date of a “securities market” for securities backed by Purchased Assets, or (d) Buyer’s not being able to sell securities backed by Purchased Assets at prices which would have been reasonable prior to the occurrence of such event or events.

“Market Value”: For any Purchased Asset as of any date, the market value for such Purchased Asset as of such date as determined by Buyer in its discretion.

“Material Adverse Effect”: A material adverse effect on or change in or to (a) the property, assets, business, operations, financial condition, credit quality or prospects of Seller, Guarantor or any of their respective Affiliates, (b) the ability of Seller to pay and perform the Repurchase Obligations, (c) the validity, legality, binding effect or enforceability of any Repurchase Document, Record, Purchased Asset or security interest granted hereunder or thereunder, (d) the rights and remedies of Buyer or any Indemnified Person under any Repurchase Document, or Purchased Asset, (e) rating (if applicable), liquidity or other aspect of a material portion of the Purchased Assets, as determined by Buyer in its discretion, or (f) the perfection or priority of any Lien granted under any Repurchase Document.

“Maturity Date”: The earliest of (a) August 3, 2011, as such date may be extended pursuant to Section 3.07, (b) any Accelerated Repurchase Date and (c) any date on which the Maturity Date shall otherwise occur in accordance with the Repurchase Documents or Requirements of Law.

“Maximum Amount”: The amount set forth in the Fee Letter, which shall not be reduced upon the repurchase of any Purchased Assets; provided, that on and after the Maturity Date, the Maximum Amount on any date shall be the aggregate Repurchase Price outstanding for all Transactions as of such earlier date.

“MBS File”: The documents required to be delivered or otherwise provided to Buyer or the Custodian, as applicable, as set forth in Schedule 2. Where this Agreement provides for the Seller to provide Buyer with all or any part of any MBS File, to the extent information is not publicly available through Bloomberg, Intex or EDGAR, Seller shall provide Buyer with a copy of each item in any MBS File or provide the Buyer with a URL address to any service, internet website or other system where the Buyer can obtain such information.

“Minimum Margin Call Amount”: $100,000.

“Moody’s”: Moody’s Investors Service, Inc. or, if Moody’s Investors Service, Inc. is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to Buyer.

“Mortgage”: Any mortgage, deed of trust, assignment of rents, security agreement and fixture filing, or other instruments creating and evidencing a lien on real property and other property and rights incidental thereto.

“Mortgage Assets”: First lien residential mortgage loans and closed-end second lien residential mortgage loans.

“Mortgage-Backed Security”: Either (i) a certificate issued under a trust agreement representing 100% ownership of a Delaware business trust that has issued bonds secured by a pool of Mortgage Assets; (ii) a subordinated bond issued by a Delaware business trust that has issued bonds under an indenture secured by a pool of Mortgage Assets; or (iii) a certificate issued under a pooling and servicing agreement or note issued under an indenture in each case secured by a pool of Mortgage Assets.

“Mortgaged Property”: The real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made any time with respect to the foregoing) and all other collateral securing repayment of the underlying mortgage note.

“Mortgagor”: The obligor on a mortgage note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Net Asset Value”: With respect to any Person, the difference of (i) the gross assets of such Person minus (ii) all liabilities (including Indebtedness) of such Person, each determined in accordance with GAAP.

“Non-Recourse Indebtedness”: With respect to any Person and any date, indebtedness of such Person as of such date for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, Insolvency Events, non-approved transfers or other events) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Non-U.S. Person”: Defined in Section 12.06(b).

“Notice Date”: Defined in Section 3.01(a).

“Off-Balance Sheet Obligations”: With respect to any Person and any date, to the extent not included as a liability on the balance sheet of such Person, all of the following with respect to such Person as of such date: (a) monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Insolvency Laws, would be characterized as indebtedness, (b) monetary obligations under any sale and leaseback transaction which does not create a liability on the balance sheet of such Person, or (c) any other monetary obligation arising with respect to any other transaction which (i) is characterized as indebtedness for tax purposes but not for accounting purposes, or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Participant”: Defined in Section 18.08(b).

“Patriot Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Permitted Liens”: Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (a) Liens for state, municipal, local or other local taxes not yet due and payable, (b) Liens imposed by Requirements of Law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, arising in the ordinary course of business securing obligations that are not overdue for more than thirty (30) days, and (c) Liens granted pursuant to or by the Repurchase Documents.

“Person”: An individual, corporation, limited liability company, business trust, partnership, trust, unincorporated organization, joint stock company, sole proprietorship, joint venture, Governmental Authority or any other form of entity.

“PRCMLP”: Pine River Capital Management L.P.

“PRCMLLC”: Pine River Capital Management LLC.

“Price Differential”: (a) For any Pricing Period or portion thereof and any Transaction outstanding, the sum of the products, for each day during such Pricing Period or portion thereof, of (i) 1/360th of the Pricing Rate in effect for such Pricing Period during which such day occurs, times (ii) the Purchase Price for such Purchased Asset as of such day, and (b) for any Pricing Period or portion thereof and all Transactions outstanding, the sum of the amounts calculated in accordance with the preceding clause (a) for all Transactions.

“Pricing Margin”: As defined in the Fee Letter.

“Pricing Period”: For any Purchased Asset, (a) in the case of the first Pricing Period, the period from the Purchase Date for such Purchased Asset to but excluding the next following Remittance Date, and (b) in the case of any subsequent Pricing Period, the one-month period from the immediately preceding Remittance Date to but excluding the next following Remittance Date; provided, that no Pricing Period for a Purchased Asset shall end after the Repurchase Date for such Purchased Asset.

“Pricing Rate”: For any Pricing Period, the LIBO Rate for such Pricing Period plus the Pricing Margin, which shall be subject to adjustment and/or conversion as provided in Sections 12.01 and 12.02; provided, that while an Event of Default exists, the Pricing Rate shall be the Default Rate.

“Pricing Rate Reset Date”: (a) In the case of the first Pricing Period for any Purchased Asset, the Purchase Date for such Purchased Asset, and (b) in the case of any subsequent Pricing Period, the Business Day immediately preceding the Remittance Date on which such Pricing Period begins.

“Principal Payments”: For any Purchased Asset, all payments and prepayments of principal received and applied toward the Purchase Price for such Purchased Asset, including insurance and condemnation proceeds and recoveries from liquidation or foreclosure.

“Purchase Agreement”: Any written purchase agreement between Seller and any Transferor pursuant to which Seller purchased or acquired an Asset which is subsequently sold to Buyer hereunder, which Purchase Agreement may contain a grant of a security interest in favor of Seller and authorize the filing of UCC financing statements against the Transferor with respect to such Asset.

“Purchase Date”: For any Purchased Asset, the date on which such Purchased Asset is transferred by Seller to Buyer or, as applicable, the date on which Buyer pays an amount of additional Purchase Price to Seller in accordance with this Agreement.

“Purchase Price”: For any Purchased Asset, (a) as of the Purchase Date for such Purchased Asset, an amount equal to the product of the Market Value of such Purchased Asset, times the Applicable Percentage for such Purchased Asset, and (b) as of any other date, the amount described in the preceding clause (a), (i) reduced by any amount of Margin Deficit transferred by Seller to Buyer pursuant to Section 4.01 and applied to the Purchase Price of such Purchased Asset, (ii) reduced by any Principal Payments remitted to the Collection Account and applied to the Purchase Price of such Purchased Asset by Buyer pursuant to Section 5.02, and (iii) reduced by any payments made by Seller in reduction of the outstanding Purchase Price in each case before or as of such determination date with respect to such Purchased Asset.

“Purchased Assets”: (a) For any Transaction, each Asset sold by Seller to Buyer in such Transaction, (b) for the Transactions in general, all Assets sold by Seller to Buyer, and (c) any Additional Purchased Assets transferred to Buyer pursuant to Section 4.01, in each case including, to the extent relating to such Asset or Assets, all (i) amounts and property from time to time on deposit in the Collection Account and the Collection Account itself, (ii) Income, (iii) supporting obligations of any kind, and (iv) any Records owned by Seller related to all Assets sold and for purposes of the grant of security interest by Seller to Buyer and the other provisions of Article 11, Purchased Assets shall also include all of the following: general intangibles, accounts, chattel paper, deposit accounts, securities accounts, instruments, securities, financial assets, uncertificated securities, security entitlements and investment property (as such terms are defined in the UCC) and replacements, substitutions, conversions, distributions or proceeds relating to or constituting any of the items described in the preceding clauses (i) through (iv).

“Rating Agencies”: Each of Fitch, Inc., Moody’s and S&P.

“Records”: All instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by the Seller or any other person or entity with respect to a Purchased Asset. Records shall include the certificates, if any, with respect to any Purchased Asset and any other instruments necessary to document or service a Purchased Asset. Records shall not include information in PRCMLP’s and its Affiliates proprietary data bases or information and data in Seller’s or Guarantor’s or their Affiliates internal financial accounting and tax records.

“Reference Banks”: Banks each of which shall (a) be a leading bank in the international Eurocurrency market, and (b) have an established place of business in London. Initially, the Reference Banks shall be JPMorgan Chase Bank, Barclays Bank, PLC and Deutsche Bank AG. If any such Reference Bank should be unwilling or unable to act as such or if Buyer shall terminate the appointment of any such Reference Bank or if any of the Reference Banks should be removed from the Reuters Monitor Money Rates Service or in any other way fail to meet the qualifications of a Reference Bank, Buyer may designate alternative banks meeting the criteria specified in the preceding clauses (a) and (b).

“Relevant System”: (i) The Depository Trust Company in New York, New York, or (ii) such other clearing organization or book-entry system as is designated in writing by Buyer.

“Remittance Date”: The third (3rd) Business Day following the 25th day of each month (or if the 25th is not a Business Day, the next succeeding Business Day), or such other day as is mutually agreed to by Seller and Buyer, but in no event later than the last Business Day of the month if such month end is also the end of the Seller’s fiscal quarter.

“Representation Breach”: Any representation, warranty, certification, statement or affirmation made or deemed made by Seller in any Repurchase Document (including in Schedule 1) or in any certificate, notice, report or other document delivered pursuant to any Repurchase Document proves to be incorrect, false or misleading in any material respect when made or deemed made, without regard to any knowledge or lack of knowledge thereof by Seller or Buyer or qualification, representation or warranty relating to such knowledge or lack of knowledge.

“Repurchase Date”: For any Purchased Asset, the earliest of (a) the Maturity Date, (b) any Early Repurchase Date therefor, and (c) the Business Day on which Seller is to repurchase such Purchased Asset as specified by Seller and agreed to by Buyer in the related Confirmation.

“Repurchase Documents”: Collectively, this Agreement, the Custodial Agreement, the Fee Letter, the Guaranty Agreement, all Confirmations, all UCC financing statements, amendments and continuation statements filed pursuant to any other Repurchase Document, and all additional documents, certificates, agreements or instruments, the execution of which is required, necessary or incidental to or desirable for performing or carrying out any other Repurchase Document.

“Repurchase Obligations”: All obligations of Seller to pay the Repurchase Price on the Repurchase Date and all other obligations and liabilities of Seller to Buyer arising under or in connection with the Repurchase Documents, whether now existing or hereafter arising, and all interest and fees that accrue after the commencement by or against Seller, Guarantor or any of their respective Affiliates of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued).

“Repurchase Price”: For any Purchased Asset as of any date, an amount equal to the sum of (a) the outstanding Purchase Price as of such date, (b) the accrued and unpaid Price Differential for such Purchased Asset as of such date and (c) all other amounts due and payable as of such date by Seller to Buyer under this Agreement or any Repurchase Document, including, without limitation all fees, expenses and Indemnified Amounts due hereunder.

“Requirements of Law”: With respect to any Person or property or assets of such Person and as of any date, all of the following applicable thereto as of such date: all Governing Documents and existing and future laws, statutes, rules, regulations, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including Environmental Laws, ERISA, regulations of the Board of Governors of the Federal Reserve System, and laws, rules and regulations relating to usury, licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other Governmental Authority.

“Reserve Requirement”: For any Pricing Period, the aggregate of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer. As of the Closing Date, the Reserve Requirement is zero. The Buyer will provide the Seller with no less than thirty (30) days prior notice of the implementation of any change in the Reserve Requirement.

“Responsible Officer”: With respect to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person or such other officer designated as an authorized signatory in such Person’s Governing Documents.

“RMBS”: Publicly offered, registered Mortgage-Backed Securities representing beneficial ownership interests in one or more first or second lien mortgage loans secured by residential properties.

“S&P”: Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or, if Standard & Poor’s Ratings Services is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to Buyer.

“Sanctioned Entity”: (a) A country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, that in each case is subject to a country sanctions program administered and enforced by the Office of Foreign Assets Control, or (e) a Person named on the list of Specially Designated Nationals maintained by the Office of Foreign Assets Control.

“Securities Laws”: The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board.

“Seller”: The Seller named in the preamble of this Agreement.

“Servicer”: One or more servicers appointed pursuant to the securitization documentation for each such RMBS.

“Servicing Agreement”: The underlying pooling and servicing agreement, servicing agreement or other similar agreement that governs and provides for, among other things, the servicing of the Mortgage Assets by the Servicer.

“Solvent”: With respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 91(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital.

“Subsidiary”: With respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are with those of such Person pursuant to GAAP.

“Term Sheet”: The letter and/or summary of terms and conditions dated June 8, 2010 between Buyer and Seller.

“Total Indebtedness”: With respect to any Person and any date, all amounts of Indebtedness of such Person plus the proportionate share of such Person of all Indebtedness of Affiliates of such Person, on or as of such date.

“Trade Ticket”: Any third party trade ticket entered into by Seller or its Affiliates with respect to a RMBS to be purchased by, or repurchased from, Buyer in connection with a simultaneous acquisition or sale of such RMBS by Seller.

“Transaction”: With respect to any Asset, the sale and transfer of such Asset from Seller to Buyer pursuant to the Repurchase Documents against the transfer of funds from Buyer to Seller representing the Purchase Price or any additional Purchase Price for such Asset.

“Transferor”: The seller of an Asset under a Purchase Agreement.

“UCC”: The Uniform Commercial Code as in effect in the State of New York; provided, that, if, by reason of Requirements of Law, the perfection or priority of the security interest in any Purchased Asset is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority.

“Underlying Mortgage Loan”: A mortgage loan made in respect of the related Underlying Mortgaged Property that is a Mortgage Asset.

“Underlying Mortgaged Property”: The Mortgaged Property securing the Underlying Mortgage Loans.

“Underlying Obligor”: Individually and collectively, as the context may require, the Mortgagor and other obligor or obligors under an Asset.

Section 2.02 Rules of Interpretation. Headings are for convenience only and do not affect interpretation. The following rules of this Section 2.02 apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to an Article, Section, Subsection, Paragraph, Subparagraph, Clause, Annex, Schedule, Appendix, Attachment, Rider or Exhibit is, unless otherwise specified, a reference to an Article, Section, Subsection, Paragraph, Subparagraph or Clause of, or Annex, Schedule, Appendix, Attachment, Rider or Exhibit to, this Agreement, all of which are hereby incorporated herein by this reference and made a part hereof. A reference to a party to this Agreement or another agreement or document includes the party’s permitted successors, substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Repurchase Document. A reference to legislation or to a provision of legislation includes a modification, codification, replacement, amendment or re-enactment of it, a legislative provision substituted for it and a rule, regulation or statutory instrument issued under it. A reference to writing includes a facsimile or electronic transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes an omission, statement or undertaking, whether or not in writing. An Event of Default exists until it has been cured or waived in writing by Buyer. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context clearly requires or the language provides otherwise. The word “including” is not limiting and means “including without limitation.” The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” The words “will” and “shall” have the same meaning and effect. A reference to day or days without further qualification means calendar days. A reference to any time means New York time. This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their respective terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP, and all accounting determinations, financial computations and financial statements required hereunder shall be made in accordance with GAAP, without duplication of amounts, and on a consolidated basis with all Subsidiaries. All terms used in Articles 8 and 9 of the UCC, and used but not specifically defined herein, are used herein as defined in such Articles 8 and 9. A reference to “fiscal year” and “fiscal quarter” means such fiscal periods of Seller. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Whenever Seller is required to provide any document to Buyer under the Repurchase Documents, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form. The Repurchase Documents are the result of negotiations between the Parties, have been reviewed by counsel to Buyer and counsel to Seller, and are the product of both Parties. No rule of construction shall apply to disadvantage one Party on the ground that such Party proposed or was involved in the preparation of any particular provision of the Repurchase Documents or the Repurchase Documents themselves. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents, and may form opinions and make determinations, in its sole and absolute discretion. Reference in any Repurchase Document to Buyer’s discretion shall mean, unless otherwise expressly stated herein or therein, Buyer’s sole and absolute discretion, and the exercise of such discretion shall be final and conclusive subject in all cases to the implied covenant of good faith and fair dealing. In addition, in any Repurchase Document whenever Buyer has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove, or any arrangement or term is to be satisfactory or acceptable to or approved by (or any similar language or terms) Buyer, the decision of Buyer with respect thereto shall be in the sole and absolute discretion of Buyer, and such decision shall be final and conclusive subject in all cases to the implied covenant of good faith and fair dealing. Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller or the Purchased Assets.

ARTICLE 3

THE TRANSACTIONS

Section 3.01 Procedures.

(a) From time to time prior to the Maturity Date Seller may request Buyer to enter into a proposed Transaction by sending Buyer a notice (each such date a “Notice Date” and each such notice, a “Transaction Request”) describing the Transaction and each proposed Asset, including, but not limited to, the CUSIP, notional amount and any Trade Ticket related to each proposed Asset. Seller shall promptly transmit to Buyer a complete MBS File for each proposed Asset and promptly deliver to Buyer any supplemental materials requested at any time by Buyer in its discretion. When a Transaction Request is submitted by Seller subject to Seller’s acquisition of a proposed Asset from a third-party, Seller shall deliver such Transaction Request no later than 10:00 a.m. New York time on the Business Day following the related trade date. Buyer shall conduct a review of the MBS File and each such Asset as Buyer determines appropriate in its discretion. Buyer shall determine in its discretion whether or not it is willing to purchase any or all of the proposed Assets, and if so, on what terms and conditions as set forth in the Confirmation.

(b) Buyer shall endeavor to communicate to Seller a preliminary non-binding determination of whether or not it is willing to purchase any or all of such Assets, and if so, on what terms and conditions, within two (2) Business Days after each Notice Date or, with respect to a Transaction Request subject to Seller’s acquisition of any of the proposed Assets from a third-party, within one (1) Business Day after the related Notice Date, and if its preliminary determination is favorable, by what date Buyer expects to communicate to Seller a final non-binding indication of its determination. If Buyer has not communicated its final non-binding indication to Seller by such date, Buyer shall automatically and without further action be deemed to have determined not to purchase any such Asset.

(c) If Buyer communicates to Seller a final non-binding determination that it is willing to purchase any or all of such Assets, Buyer and Seller shall cooperate to prepare and execute a Confirmation containing such terms as agreed upon by Buyer and Seller including, but not limited to, a description of each of the Assets and its Purchase Date, Market Value, Applicable Percentage, Purchase Price and such other terms and conditions as Buyer and Seller may agree. For the avoidance of doubt, Buyer shall not (i) be bound by any preliminary or final non-binding determination referred to above, (ii) be deemed to have approved the purchase of an Asset by virtue of any other agreement with respect to such Asset, or (iii) be obligated to purchase an Asset notwithstanding a Confirmation executed by the Parties unless and until all applicable conditions precedent in Article 6 have been satisfied or waived by Buyer in its discretion.

(d) Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby, and shall be construed to be cumulative to the extent possible. If terms in a Confirmation are inconsistent with terms in this Agreement with respect to a particular Transaction, the Confirmation shall prevail. Whenever the Applicable Percentage, or any other term of a Transaction (other than the Pricing Rate, Market Value and outstanding Purchase Price) with respect to an Asset is revised or adjusted in accordance with this Agreement, an amended and restated Confirmation reflecting such revision or adjustment and that is otherwise acceptable to the Parties shall be prepared by Seller and executed by the Parties.

(e) The fact that Buyer has conducted or has failed to conduct any partial or complete examination or any other due diligence review of any Asset or Purchased Asset shall in no way affect any rights Buyer may have under the Repurchase Documents or otherwise with respect to any representations or warranties or other rights or remedies thereunder or otherwise, including the right to determine at any time that such Asset or Purchased Asset is not an Eligible Asset.

(f) No Transaction shall be entered into if (i) any Margin Deficit, Default or Event of Default exists or would exist as a result of such Transaction, (ii) the Repurchase Date for the Purchased Assets subject to such Transaction would be later than the Maturity Date, or (iii) after giving effect to such Transaction, the aggregate Repurchase Price of all Purchased Assets subject to Transactions then outstanding would exceed the Maximum Amount.

(g) On each Purchase Date, (I) the Seller shall, with respect to Eligible Assets that will be delivered or held in definitive, certificated form, deliver to Buyer or the Custodian the original of the relevant certificate with respect to the related Eligible Assets either (i) registered in the name of Buyer or (ii) if the Buyer consents thereto in its discretion, in form suitable for transfer, with accompanying duly executed (with a medallion guarantee with respect to the signatures thereon) instruments of transfer or appropriate instruments of assignment executed in blank, transfer tax stamps, and any other documents or instruments necessary in the opinion of the Buyer to effect and perfect a legally valid delivery of such security or other item of investment property to Buyer, (II) with respect to Eligible Assets that will be delivered or held in uncertificated form and the ownership of which is registered on books maintained by the issuer thereof or its transfer agent, the Seller shall cause the registration of such security or other item of investment property in the name of Buyer and, at the request of the Buyer, shall take such other and further steps, and shall execute and deliver such documents or instruments necessary in the opinion of the Buyer, to effect and perfect a legally valid delivery of the relevant interest granted therein to Buyer hereunder and (III) with respect to Eligible Assets that will be delivered through a Relevant System in book entry form and credited to or otherwise held in an account, (i) the Seller shall cause the giving of written instructions to the relevant financial institution or other entity, and shall provide a copy thereof to the Buyer, sufficient if complied with to effect and perfect a legally valid delivery of the relevant interest granted therein to Buyer hereunder, (ii) in connection with any account to which the Eligible Assets are credited or otherwise held, the Seller shall execute and deliver such other and further documents or instruments necessary to effect and perfect a legally valid delivery of the relevant interest granted therein to Buyer hereunder and (iii) any account to which the Eligible Assets are credited or otherwise held shall be designated in accordance with the Custodial Agreement or such variation thereof as Buyer may direct. Unless otherwise instructed by the Buyer, any delivery of a security or other item of investment property in definitive, certificated form shall be made to Buyer or the Custodian in accordance with the Custodial Agreement or as Buyer otherwise instructs. Any delivery of a Purchased Asset in accordance with this subsection, or any other method acceptable to the Buyer in its discretion, shall be sufficient to cause Buyer to be the “entitlement holder” (as defined in Section 8-102(a)(7) of the UCC) with respect to the Purchased Assets and, if the Transaction is recharacterized as a secured financing, to have a perfected first priority security interest therein. No Purchased Assets, whether certificated or uncertificated, shall (i) remain in the possession of the Seller, or (ii) remain in the name of the Seller or any of its agents, or in any account in the name of the Seller or any of its agents. In the event Buyer consents to delivery of any certificate representing one or more of the Eligible Assets not registered in the name of Buyer, concurrently with the delivery thereof, (A) the Seller shall have (1) notified the applicable trustee in connection with the related securitization transaction of the pledge of the related Eligible Assets hereunder, and (2) instructed the related trustee to pay all amounts payable to the holders of the Eligible Assets to an account specified by the Buyer, in the form of Irrevocable Redirection Notice and (B) the related trustee shall have acknowledged in writing the instructions set forth in clause (A) above, and a copy of the fully executed Irrevocable Redirection Notice shall be delivered to the Buyer.

(h) Buyer may request that as a condition to Buyer’s acceptance of any Purchased Asset, to the extent the information is not publicly available through Bloomberg, Intex or EDGAR, Seller shall deliver to Buyer, or provide the Buyer with a URL address to any service, internet website or other system where the Buyer can obtain, on or prior to the related Purchase Date:

(i) copies of the final MBS File governing such Purchased Asset, the offering documents related to such Purchased Asset, and any ancillary documents required to be delivered to holders of the securities under such MBS File;

(ii) copies of all distribution statements, if any, received by Seller pursuant to such MBS File since Seller’s acquisition of such Purchased Asset; and

(iii) any other documents or instruments necessary in the reasonable opinion of Buyer to facilitate the delivery of such MBS File to Buyer or, if the Transaction is recharacterized as a secured financing, to create and perfect in favor of Buyer a valid perfected first priority security interest in such Purchased Asset.

(i) Buyer shall exercise any and all voting and corporate rights with respect to the Purchased Assets, including without limitation the right to direct any servicer of, or related trustee under a Servicing Agreement, relating to, any Purchased Asset; provided, however, that Buyer hereby grants Seller a revocable license (during the occurrence and continuance of a Default or Event of Default) to (i) direct any Servicer of, or related trustee under a Servicing Agreement relating to, any Purchased Asset or (ii) vote on any matter, subject however to the terms and conditions of this Agreement; provided, further, that such license shall be automatically revoked upon the occurrence and continuance of any Default or Event of Default hereunder. For so long as Seller’s license to (i) direct any Servicer or related trustee or (ii) vote on any matter has not been revoked pursuant to the preceding sentence, in the event that Buyer, as holder of a Purchased Asset, is requested to respond to any request, waiver, consent or amendment with respect to such Purchased Asset, Buyer shall consult with Seller as to how to respond and shall act in accordance with the directions of Seller; provided, however, that no vote shall be cast or corporate right exercised or other action taken that would, as determined by Buyer in its discretion, impair, reduce the value of or otherwise adversely affect the Purchased Assets or that would be inconsistent with or result in any violation of any provision of this Agreement, any other Repurchase Document or the Guaranty Agreement.

(j) Seller hereby agrees to pay all costs and expenses incurred by any party (including reasonable attorney’s fees and expenses) in connection with any registration of a Purchased Asset in the name of Buyer and any ultimate re-registration of a Purchased Asset in the name of Seller, if applicable.

Section 3.02 Transfer of Purchased Assets. On the Purchase Date for each Purchased Asset, and subject to the satisfaction of all applicable conditions precedent in Article 6, (a) ownership of and title to such Purchased Asset shall be transferred to and vest in Buyer or its designee against the simultaneous transfer of the Purchase Price to the account of Seller specified in Annex 1 (or if not specified therein, in the related Confirmation or as directed by Seller), and (b) Seller hereby sells, transfers, conveys and assigns to Buyer all of Seller’s right, title and interest in and to such Purchased Asset. Subject to this Agreement, prior to the Maturity Date, Seller may sell to Buyer, repurchase from Buyer and re-sell Eligible Assets to Buyer, but may not substitute other Eligible Assets for Purchased Assets.

Section 3.03 [Reserved].

Section 3.04 Maximum Amount. The aggregate outstanding Purchase Price for all Purchased Assets as of any date shall not exceed the Maximum Amount. If such aggregate outstanding Purchase Price exceeds the Maximum Amount, Seller shall immediately pay to Buyer an amount necessary to reduce such aggregate outstanding Purchase Price to an amount equal to or less than the Maximum Amount.

Section 3.05 Early Repurchase Date; Mandatory Repurchases. Seller may terminate any Transaction with respect to any or all Purchased Assets and repurchase such Purchased Assets on any date prior to the Repurchase Date (an “Early Repurchase Date”); provided, that (a) Seller irrevocably notifies Buyer (x) with respect to a repurchase notice submitted subject to Seller’s sale of the related Purchase Assets to a third party, by 10:00 a.m. New York time on the next Business Day following the related trade date of such sale or (y) by 10:00 a.m. New York time at least three (3) Business Days before the proposed Early Repurchase Date, in each case identifying the Purchased Asset(s) to be repurchased and the Repurchase Price thereof, and providing the CUSIP, notional amount, and any Trade Tickets related to each such Purchased Asset, (b) no Margin Deficit, Default or Event of Default exists or would exist as a result of such repurchase, (c) if the Early Repurchase Date is not a Remittance Date, Seller pays to Buyer any amount due under Section 12.03, and (d) Seller thereafter complies with Section 3.06.

In addition to other rights and remedies of Buyer under any Repurchase Document, upon notice from Buyer, Seller shall repurchase any Purchased Asset in accordance with the provisions of Section 4.01 that no longer qualifies as an Eligible Asset, as determined by Buyer in its discretion. For the avoidance of doubt, notice that any Purchased Asset no longer qualifies as an Eligible Asset may be given by any means provided in this Agreement and with respect to any notice given under this Section 3.05, (i) received before 11:00 a.m. on a Business Day, Seller shall repurchase the related Purchased Asset no later than 5:00 p.m. on the following Business Day and (ii) received after 11:00 a.m. on a Business Day, Seller shall repurchase the related Purchase Asset no later than 11:00 a.m. two (2) Business Days following the date of such notice. For the avoidance of doubt, the Repurchase Price for any Purchased Asset shall include only the accrued and unpaid Price Differential for such Purchased Asset and not the Price Differential for all Purchased Assets.

Section 3.06 Repurchase. On the Repurchase Date for each Purchased Asset, Seller shall transfer to Buyer the Repurchase Price for such Purchased Asset as of the Repurchase Date, and Buyer shall transfer to Seller such Purchased Asset, whereupon the Transaction with respect to such Purchased Asset shall terminate. Buyer shall be deemed to have simultaneously released its security interest in such Purchased Asset and, to the extent any UCC financing statement filed against Seller specifically identifies such Purchased Asset, Buyer shall promptly deliver an amendment thereto or termination thereof evidencing the release of such Purchased Asset from Buyer’s security interest therein. Any such transfer or release shall be without recourse to Buyer and without representation or warranty by Buyer except that Buyer shall be deemed to have represented that such Purchased Asset is being transferred free and clear of any encumbrance created by Buyer without the necessity for any further documentation. Any Income with respect to such Purchased Asset received by Buyer or Collection Account Bank after payment of the Repurchase Price therefor shall be promptly remitted to Seller, but in no event later than the next Remittance Date, without any set-off, deduction or other application of Income pursuant to Sections 5.02 and 5.03 and, until so paid or delivered, Buyer shall hold such Income in the Collection Account in trust for the sole benefit of Seller. Notwithstanding the foregoing, on or before the

Maturity Date, Seller shall repurchase all Purchased Assets by paying to Buyer the outstanding Repurchase Price therefor and all other outstanding Repurchase Obligations. For the avoidance of doubt, the Repurchase Price for any Purchased Asset shall include only the accrued and unpaid Price Differential for such Purchased Asset and not the Price Differential for all Purchased Assets.

Section 3.07 Extension of the Maturity Date. At the request of Seller delivered to Buyer no earlier than ninety (90) or later than forty-five (45) days before the Maturity Date, Buyer may in its discretion grant one or more extensions of the Maturity Date by giving notice approving such extension and the extended Maturity Date to Seller no later than thirty (30) days before the Maturity Date. The failure of Buyer to so deliver such notice approving the extension shall be deemed to be Buyer’s determination not to extend the Maturity Date unless Buyer thereafter gives notice to the contrary. Any extension of the Maturity Date shall be subject to the following: (i) no Default or Event of Default exists on the date of the request to extend or the current Maturity Date, (ii) no Margin Deficit shall be outstanding, and (iii) Seller shall pay to Buyer the Extension Fee, if any, or such other fee agreed to by the Parties on or before the current Maturity Date. Seller may request one or more further extensions of the Maturity Date under the same terms and conditions as the request to extend the original Maturity Date. For the avoidance of doubt, the provisions set forth in this Section 3.07 shall not create any additional rights or obligations for either Party hereunder.

Section 3.08 Payment of Price Differential and Fees.

(a) Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets for all purposes other than U.S. federal income tax purposes, Seller shall pay to Buyer the accrued value of the Price Differential for each Purchased Asset on each Remittance Date. Buyer shall give Seller notice of the Price Differential and any fees and other amounts due under the Repurchase Documents on or prior to the second (2nd) Business Day preceding each Remittance Date; provided, that Buyer’s failure to deliver such notice shall not affect Seller’s obligation to pay such amounts. If the Price Differential includes any estimated Price Differential, Buyer shall recalculate such Price Differential after the Remittance Date and, if necessary, make adjustments to the Price Differential amount due on the following Remittance Date.

(b) Seller shall pay to Buyer all fees and other amounts as and when due as set forth in the Fee Letter.

Section 3.09 Payment, Transfer and Custody.

(a) Unless otherwise expressly provided herein, all amounts required to be paid or deposited by Seller hereunder shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. on the day when due, in immediately available Dollars and without deduction, setoff or counterclaim, and if not received before such time shall be deemed to be received on the next Business Day. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next following Business Day, and such extension of time shall in such case be included in the computation of such payment. Seller shall, to the extent permitted by Requirements of Law, pay to Buyer on demand a late payment fee reasonably specified by Buyer in connection with any amounts not paid when due under the Repurchase Documents, plus interest on such amounts as provided in Section 18.16. Amounts payable to Buyer and not otherwise required to be deposited into the Collection Account shall be deposited into an account of Buyer. Seller shall have no rights in, rights of withdrawal from, or rights to give notices or instructions regarding Buyer’s account or the Collection Account. Amounts in the Collection Account may be invested at the direction and in the discretion of Buyer in cash equivalents before they are distributed in accordance with Article 5.

(b) Seller will maintain Records in its possession, if any, not delivered to Buyer or Custodian, in a manner consistent with industry practice. Such Records, if any, are and shall be held in trust by Seller or its agent for the benefit of Buyer as the owner thereof. Seller or its agent shall maintain a copy of the Records and the originals of the Records, if any, not delivered to Buyer or Custodian. The possession of Records, if any, by Seller or its agent is in a custodial capacity only at the will of Buyer for the sole purpose of servicing the related Purchased Asset. Each Record retained or held by Seller or its agent, if any, shall be segregated on Seller’s books and records from the other assets of Seller or its agent (or shall contain an electronic notation to reflect the sale to Buyer), and the books and records of Seller or its agent shall be marked to reflect clearly the sale of the related Purchased Asset to Buyer. Seller or its agent shall release its custody of the Records, if any, only in accordance with written instructions from Buyer, unless such release is required in connection with a repurchase of any Purchased Asset by Seller, in each case in accordance with the Custodial Agreement.

Section 3.10 Repurchase Obligations Absolute. All amounts payable by Seller under the Repurchase Documents shall be paid without notice, demand, counterclaim, setoff, deduction or defense (as to any Person and for any reason whatsoever) and without abatement, suspension, deferment, diminution or reduction (as to any Person and for any reason whatsoever), and the Repurchase Obligations shall not be released, discharged or otherwise affected, except as expressly provided herein, by reason of: (a) any damage to, destruction of, taking of, restriction or prevention of the use of, interference with the use of, title defect in, encumbrance on or eviction from, any Purchased Asset or related Underlying Mortgaged Property, (b) any Insolvency Proceeding relating to Seller or any Underlying Obligor, or any action taken with respect to any Repurchase Document or Record by any trustee or receiver of Seller or any Underlying Obligor or by any court in any such proceeding, (c) any claim that Seller has or might have against Buyer under any Repurchase Document or otherwise, (d) any default or failure on the part of Buyer to perform or comply with any Repurchase Document or other agreement with Seller, (e) the invalidity or unenforceability of any Purchased Asset, Repurchase Document or Record, or (f) any other occurrence whatsoever, whether or not similar to any of the foregoing, and whether or not Seller has notice or knowledge of any of the foregoing. The Repurchase Obligations shall be full recourse to Seller. This Section 3.10 shall survive the termination of the Repurchase Documents and the payment in full of the Repurchase Obligations. Notwithstanding this Section 3.10, nothing in this Agreement shall be construed as limiting or otherwise restricting Seller from asserting a compulsory counterclaim or bringing a separate action to enforce the obligations of Buyer under this Agreement.

ARTICLE 4

MARGIN MAINTENANCE

Section 4.01 Margin Deficit.

(a) If on any date the Market Value of all Purchased Assets is less than Buyer’s Margin Percentage times the outstanding Purchase Price for all Purchased Assets as of such date (such difference, a “Margin Deficit”) and the Margin Deficit is greater than the Minimum Margin Call Amount, the Seller shall, upon notice from Buyer (such notice, a “Margin Call”) transfer to Buyer cash, or if Seller and Buyer (subject to its discretion) mutually agree, transfer to Buyer or Custodian for no additional consideration additional Eligible Assets (“Additional Purchased Assets”), so that in each case, after giving effect to such transfers and payments, the aggregate Purchase Price for all Purchased Assets does not exceed the aggregate Market Value thereof multiplied by the Applicable Percentage. Buyer shall apply the funds or Additional Purchased Assets received in satisfaction of a Margin Deficit to the Repurchase Obligations in such manner as Buyer determines in its discretion. Notice of a Margin Deficit may be given by any means provided in this Agreement. Any notice received before 11:00 a.m. New York City time on a Business Day shall be met with payment of cash or transfer of Additional Purchased Assets, and the related Margin Call satisfied, no later than 5:00 p.m. New York City time on the following Business Day; notice received after 11:00 a.m. New York City time on a Business Day shall be met with payment of cash or transfer of Additional Purchased Assets, and the related Margin Call satisfied, no later than 5:00 p.m. New York City time two (2) Business Days following the date of such notice.

(b) Buyer’s election in its discretion not to deliver a Margin Call at any time there is a Margin Deficit shall not waive the Margin Deficit or in any way limit or impair Buyer’s right to deliver a Margin Call at any time when the same or any other Margin Deficit exists. Buyer’s rights under this Section 4.01 are in addition to and not in lieu of any other rights of Buyer under the Repurchase Documents or Requirements of Law.

(c) All cash transferred to Buyer pursuant to this Section 4.01 with respect to a Purchased Asset shall be deposited into the Collection Account, except as directed by Buyer in its discretion, and notwithstanding any provision in Section 5.02 to the contrary, shall be applied to reduce the Purchase Price of such Purchased Asset.

ARTICLE 5

APPLICATION OF INCOME

Section 5.01 Collection Account. The Collection Account shall be established at Collection Account Bank. Buyer shall have sole dominion and control (including, without limitation, “control” within the meaning of Section 9-104(a) of the UCC) over the Collection Account. Neither Seller nor any Person claiming through or under Seller shall have any claim to or interest in the Collection Account. All Income received by Seller, Buyer or Collection Account Bank in respect of the Purchased Assets, as well as any interest received from the reinvestment of such Income, shall be deposited directly into the Collection Account and shall be applied to and remitted by Collection Account Bank in accordance with this Article 5.

Section 5.02 Before Event of Default. If no Event of Default exists, all Income described in Section 5.01 and received during each Pricing Period shall be applied by Collection Account Bank at the Buyer’s discretion by no later than the next following Remittance Date in the following order of priority:

first, to pay to Buyer an amount equal to the Price Differential accrued with respect to all Purchased Assets as of such Remittance Date;

second, to pay to Buyer an amount equal to all default interest, late fees, fees, expenses and Indemnified Amounts then due and payable from Seller and other applicable Persons to Buyer under the Repurchase Documents;

third, to pay to Buyer an amount sufficient to eliminate any outstanding Margin Deficit (without limiting Seller’s obligation to satisfy a Margin Deficit in a timely manner as required by Section 4.01);

fourth, to pay any custodial fees and expenses due and payable under the Custodial Agreement; and

fifth, to pay to the Seller for its own account all remaining Income related to such Pricing Period.

Section 5.03 After Event of Default. If an Event of Default exists, all Income deposited into the Collection Account in respect of the Purchased Assets shall be applied by Collection Account Bank, on the Business Day next following the Business Day on which each amount of Income is so deposited, in the following order of priority:

first, to pay to Buyer an amount equal to the Price Differential accrued with respect to all Purchased Assets as of such date;

second, to pay to Buyer an amount equal to all default interest, late fees, fees, expenses and Indemnified Amounts then due and payable from Seller and other applicable Persons to Buyer under the Repurchase Documents;

third, to pay any custodial fees and expenses due and payable under the Custodial Agreement;

fourth, to pay to Buyer an amount equal to the aggregate Repurchase Price of all Purchased Assets (to be applied in such order and in such amounts as determined by Buyer in its discretion, until such Purchase Price has been reduced to zero);

fifth, to pay to Buyer all other Repurchase Obligations due to Buyer; and

sixth, to pay to Seller any remainder for its own account.

Section 5.04 Seller to Remain Liable. If the amounts remitted to Buyer as provided in Sections 5.02 and 5.03 are insufficient to pay all amounts due and payable from Seller to Buyer under this Agreement or any Repurchase Document on a Remittance Date or a Repurchase Date, the Seller shall pay such amounts to Buyer as otherwise provided herein and upon the occurrence of an Event of Default or otherwise, Seller shall nevertheless remain liable for and shall pay to Buyer when due all such amounts.

Section 5.05 Additional Remittance Date. So long as no Event of Default has occurred and is continuing, Seller, in connection with the termination of a Transaction pursuant to Section 3.05, may enter into a transaction to sell the related repurchased Purchased Assets on such Early Repurchase Date to a third-party. The Seller shall direct the third-party to pay the proceeds of such sale directly into the Collection Account and in the event that the proceeds are in excess of the Repurchase Price, the Buyer shall direct the Custodian to transfer such repurchased Purchased Assets to such third-party buyer upon receipt of the proceeds of such sale in the Collection Account. If such Early Repurchase Date is not a Remittance Date, Buyer shall, upon written request from Seller, remit to Seller an amount equal to the difference between the proceeds received from the third-party and the Repurchase Price for the related Purchased Assets on such date; provided that (i) there is more than $5,000,000 in the Collection Account on such Early Repurchase Date, (ii) no Margin Deficit, Default or Event of Default exists or would exist as a result of such repurchase or payment to Seller and (iii) Seller shall not request Buyer remit funds to Seller pursuant to this Section 5.05 more than one (1) time in any three month period.

Section 5.06 Additional Remittance Reporting. On each Remittance Date, Buyer or Custodian shall provide to Seller a report in electronic format acceptable to Seller and Buyer (e.g., Microsoft Excel format), which sets forth for each Purchased Asset (identified by CUSIP) (a) all Income received during the related Pricing Period and (b) an itemization of each deduction from Income as allocated in accordance with Sections 5.02, 5.03 or 5.05, as applicable, made during the related Pricing Period.

ARTICLE 6

CONDITIONS PRECEDENT

Section 6.01 Conditions Precedent to Initial Transaction. Buyer shall not be obligated to enter into any Transaction or purchase any Asset until the following conditions have been satisfied in the discretion of Buyer, or waived by Buyer in its discretion, on and as of the Closing Date and the initial Purchase Date:

(a) Buyer has received the following documents, each dated the Closing Date or as of the Closing Date unless otherwise specified: (i) each Repurchase Document duly executed and delivered by the parties thereto, (ii) an official good standing certificate dated a recent date with respect to Seller (iii) certificates of the secretary or an assistant secretary of Seller with respect to attached copies of the Governing Documents and applicable resolutions of Seller, and the incumbencies and signatures of officers of Seller executing the Repurchase Documents to which it is a party, evidencing the authority of Seller with respect to the execution, delivery and performance thereof, (iv) [reserved], (v) an executed power of attorney of Seller in form and substance satisfactory to the Buyer, (vi) such opinions from counsel to Seller as Buyer may require in its discretion, including with respect to corporate, enforceability, non-contravention, perfection of security interests, Investment Company Act matters, and the applicability of Bankruptcy Code safe harbors, (vii) such opinions from counsel to Custodian as Buyer may require in its discretion, and (viii) all other documents, certificates, information, financial statements, reports, approvals and opinions of counsel as it may require in its discretion;

(b) (i) UCC financing statements have been filed against Seller in all filing offices required by Buyer, (ii) Buyer has received such searches of UCC filings, tax liens, judgments, pending litigation and other matters relating to Seller and the Purchased Assets as Buyer may require in its discretion, and (iii) the results of such searches are satisfactory to Buyer in its discretion;

(c) Buyer has received payment from Seller of all fees and expenses then payable under the Fee Letter and the other Repurchase Documents, as contemplated by Section 13.02;

(d) Guarantor or its Subsidiaries shall have deposited unrestricted cash or cash equivalents in an amount equal to $15,000,000 into an account or accounts maintained by Guarantor or its Subsidiaries in one or more accounts at Buyer or any other financial institution where such account or accounts are not subject to control by a financial institution where Guarantor or its Subsidiaries have aggregate Indebtedness of more than $1,000,000; and

(e) Buyer has completed to its satisfaction such due diligence and modeling as it may require in its discretion.

Section 6.02 Conditions Precedent to All Transactions. Buyer shall not be obligated to enter into any Transaction, purchase any Asset, or be obligated to take, fulfill or perform any other action hereunder, until the following additional conditions have been satisfied in the discretion of Buyer, or waived by Buyer in its discretion, with respect to each Asset on and as of the Purchase Date therefor:

(a) Buyer has received the following documents: (i) a Transaction Request, (ii) an MBS File, (iii) a Confirmation executed by Buyer and Seller, (iv) Irrevocable Redirection Notices, if any, (v) any Trade Tickets related to such Asset and (vi) all other documents, certificates, information, financial statements, reports, approvals and opinions of counsel as Buyer may require in its discretion;

(b) immediately before such Transaction and after giving effect thereto and to the intended use thereof, no Representation Breach (including with respect to any Purchased Asset), Default, Event of Default, Margin Deficit, Material Adverse Effect or Market Disruption Event exists;

(c) Buyer has completed its due diligence review of the MBS File, Records (if any) and such other documents, records and information as Buyer in its discretion deems appropriate, and the results of such reviews are satisfactory to Buyer in its discretion;

(d) Buyer has in its discretion (i) determined that such Asset is an Eligible Asset, (ii) approved the purchase of such Asset, (iii) obtained all necessary internal credit and other approvals for such Transaction, and (iv) executed the Confirmation;

(e) the aggregate outstanding Purchase Price of all Transactions does not exceed the Maximum Amount after giving effect to such Transaction;

(f) the Repurchase Date is not later than the Maturity Date;

(g) Seller and Custodian have satisfied all requirements and conditions and have performed all covenants, duties, obligations and agreements contained in the Repurchase Documents to be performed by such Person on or before the Purchase Date;

(h) The definitive certificate representing ownership of such Purchased Assets that are subject to such Transaction in the name of Buyer or, if such Purchased Assets that are subject to such Transaction are registered on DTC or similar depository, evidence satisfactory to Buyer that the records of DTC or such depository show Buyer as the beneficial owner of such Purchased Assets that are subject to such Transaction; and

(i) Satisfaction of any conditions precedent to the initial Transaction as set forth in Section 6.01 (other than Section 6.01(d)) that were not satisfied prior to the initial Purchase Date.

Each Confirmation delivered by Seller shall constitute a certification by Seller that all of the conditions precedent in this Article 6 (excluding clauses (c), (d) and, insofar as it relates to Custodian, (g) above) have been satisfied.

The failure of Seller to satisfy any of the conditions precedent in this Article 6 (excluding clauses (c), (d) and, insofar as it relates to Custodian, (g) above) with respect to any Transaction or Purchased Asset shall, unless such failure was waived in writing by Buyer in its discretion on or before the related Purchase Date, give rise to the right of Buyer at any time to rescind the related Transaction, whereupon Seller shall immediately repay to Buyer the Repurchase Price of such Purchased Asset to the extent Buyer has advanced funds for such Purchased Asset.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants, on and as of the date of this Agreement, each Purchase Date, and at all times when any Repurchase Document or Transaction is in full force and effect:

Section 7.01 Seller. Seller has been duly organized and validly exists in good standing as a corporation, limited liability company or limited partnership, as applicable, under the laws of the jurisdiction of its incorporation, organization or formation. Seller (a) has all requisite power, authority, legal right, licenses and franchises, (b) is duly qualified to do business in all jurisdictions necessary, and (c) has been duly authorized by all necessary action, to (w) own, lease and operate its properties and assets, (x) conduct its business as presently conducted, (y) execute, deliver and perform its obligations under the Repurchase Documents to which it is a party, and (z) acquire, own, sell, assign, pledge and repurchase the Purchased Assets. Seller’s exact legal name is set forth in the preamble and signature pages of this Agreement. Seller’s location (within the meaning of Article 9 of the UCC), and the office where Seller keeps all records (within the meaning of Article 9 of the UCC) relating to the Purchased Assets is at the address of Seller referred to in Annex 1. Seller has not changed its name or location within the past twelve (12) months. Seller’s organizational file number is 4720451 and its tax identification number is 27-0312904. Seller has no subsidiaries. Seller shall not create any new Subsidiaries, without prior written consent of Buyer, such consent not to be unreasonably withheld Seller is an indirect wholly-owned Subsidiary of Two Harbors Investment Corp. Seller has one (1) Guarantee Obligation, as set forth on Schedule 7.01. Seller shall not create any new Guarantee Obligations, without prior written consent of Buyer, such consent not to be unreasonably withheld.

Section 7.02 Repurchase Documents. Each Repurchase Document to which Seller is a party has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity. The execution, delivery and performance by Seller of each Repurchase Document to which it is a party do not and will not (a) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, any (i) Governing Document, Indebtedness, Guarantee Obligation or Contractual Obligation applicable to Seller or any of its properties or assets, (ii) Requirements of Law, or (iii) approval, consent, judgment, decree, order or demand of any Governmental Authority, or (b) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Seller. All approvals, authorizations, consents, orders, filings, notices or other actions of any Person or Governmental Authority required for the execution, delivery and performance by Seller of the Repurchase Documents to which it is a party and the sale of and grant of a security interest in each Purchased Asset to Buyer, have been obtained, effected, waived or given and are in full force and effect. The execution, delivery and performance of the Repurchase Documents do not require compliance by Seller with any “bulk sales” or similar law. There is no material litigation, proceeding or investigation pending or, to the knowledge of Seller threatened, against Seller, Guarantor or any of their respective Affiliates before any Governmental Authority (a) asserting the invalidity of any Repurchase Document, (b) seeking to prevent the consummation of any Transaction, or (c) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

Section 7.03 Solvency. None of Seller, Guarantor or any of their respective Affiliates is or has ever been the subject of an Insolvency Proceeding. Each of Seller, Guarantor and each of their respective Affiliates is Solvent and the Transactions do not and will not render Seller, Guarantor or any of their respective Affiliates not Solvent. Seller is not entering into the Repurchase Documents or any Transaction with the intent to hinder, delay or defraud any creditor of Seller or any Affiliate of Seller. Seller has received or will receive reasonably equivalent value for the Repurchase Documents and each Transaction. Seller has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due.

Section 7.04 Taxes. Seller. Guarantor and each Affiliate of Seller or Guarantor have filed all required federal income tax returns (after giving effect to any permissible extensions) and all other material tax returns, domestic and foreign, required to be filed by them and have paid all material taxes (including mortgage recording taxes), assessments, fees, and other governmental charges payable by them, or with respect to any of their properties or assets, which have become due, and income or franchise taxes have been paid or are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. Seller, Guarantor and each of their respective Affiliates have paid, or have provided adequate reserves for the payment of, all such taxes for all prior fiscal years and for the current fiscal year to date. There is no material action, suit, proceeding, investigation, audit or claim relating to any such taxes now pending or, to the knowledge of Seller, threatened by any Governmental Authority which is not being contested in good faith as provided above. None of Seller, Guarantor or any of their respective Affiliates has entered into any agreement or waiver or been requested to enter into any agreement or waiver extending any statute of limitations relating to the payment or collection of taxes, or is aware of any circumstances that would cause the taxable years or other taxable periods of Seller, Guarantor or any of their respective Affiliates not to be subject to the normally applicable statute of limitations. No tax liens have been filed against any assets of Seller, Guarantor or any of their respective Affiliates. Seller does not intend to treat any Transaction as being a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4. If Seller determines to take any action inconsistent with such intention, it will promptly notify Buyer, in which case Buyer may treat each Transaction as subject to Treasury Regulation Section 301.6112-1 and will maintain the lists and other records required thereunder.

Section 7.05 Financial Condition. The (i) audited consolidated financial statements of Guarantor as at the fiscal year most recently ended, including, but not limited to, the related audited balance sheet, the related audited statements of income, stockholders equity and cash flows, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification arising out of the audit conducted by Guarantor’s independent certified public accountants, and (ii) unaudited balance sheet of Seller as at the fiscal year most recently ended for which such unaudited balance sheet is available and the related unaudited statements of income and retained earnings and of cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous year, copies of which have been delivered to Buyer, in each case, are complete and correct and present fairly the financial condition of Guarantor and Seller as of such date and the results of its operations and cash flows for the fiscal year then ended. All such financial statements, including related schedules and notes, were prepared in accordance with GAAP except as disclosed therein, and other than the omission of footnotes from Seller’s financial statements. Seller does not have any material contingent liability or liability for taxes or any long term lease or unusual forward or long term commitment, including any Derivative Contract, which is not reflected in the foregoing statements or notes or incurred in the ordinary course of business since year end. Since the date of the financial statements and other information delivered to Buyer prior to the Closing Date and other than in the ordinary course of Seller’s business, Seller has not sold, transferred or otherwise disposed of any material part of its property or assets (except pursuant to the Repurchase Documents) or acquired any property or assets (including Equity Interests of any other Person) that are material in relation to the financial condition of Seller.

Section 7.06 True and Complete Disclosure. The information, reports, certificates, documents, financial statements, operating statements, forecasts, books, records, files, exhibits and schedules furnished by or on behalf of Seller to Buyer in connection with the Repurchase Documents and the Transactions, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with the Repurchase Documents and the Transactions will be true, correct and complete in all material respects.

Section 7.07 Compliance with Laws. Seller has complied in all respects with all Requirements of Laws, and no Purchased Asset contravenes any Requirements of Laws. None of Seller, Guarantor or any of their respective Affiliates (a) is an “enemy” or an “ally of the enemy” as defined in the Trading with the Enemy Act of 1917, (b) is in violation of any Anti-Terrorism Laws, (c) is a blocked person described in Section 1 of Executive Order 13224 or to its knowledge engages in any dealings or transactions or is otherwise associated with any such blocked person, (d) is in violation of any country or list based economic and trade sanction administered and enforced by the Office of Foreign Assets Control, (e) is a Sanctioned Entity, (f) has more than 10% of its assets located in Sanctioned Entities, or (g) derives more than 10% of its operating income from investments in or transactions with Sanctioned Entities. The proceeds of any Transaction have not been and will not be used to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Entity. None of Seller, Guarantor or any of their respective Affiliates (a) is (i) required to register as an investment company as defined in the Investment Company Act or (ii) is controlled by an “investment company” as defined in the Investment Company Act, (b) is a “broker” or “dealer” as defined in, or could be subject to a liquidation proceeding under, the Securities Investor Protection Act of 1970, or (c) is subject to regulation by any Governmental Authority limiting its ability to incur the Repurchase Obligations. Seller, Guarantor and all of their respective Affiliates are in compliance with the Foreign Corrupt Practices Act of 1977 and any foreign counterpart thereto. None of Seller, Guarantor or any of their respective Affiliates has made, offered, promised or authorized a payment of money or anything else of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to any foreign official, foreign political party, party official or candidate for foreign political office, or (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to Seller, Guarantor, any of their respective Affiliates or any other Person, in violation of the Foreign Corrupt Practices Act.

Section 7.08 Compliance with ERISA. The Seller does not sponsor, participate in or have any liability with respect to (and, during the five (5) years preceding the date hereof, has not sponsored or participated in or had any liability with respect to) an employee pension benefit plan as defined in Section 3(2)(A) of ERISA, including a multiemployer plan as defined under Section 3(37)(A) of ERISA, or any other plan or arrangement that is intended to be qualified under Section 401(a) of the Code.

Section 7.09 No Default or Material Adverse Effect. No Default or Event of Default exists. No default or event of default (however defined) exists under any Indebtedness, Guarantee Obligations or Contractual Obligations of Seller. Seller believes that it is and will be able to pay and perform each agreement, duty, obligation and covenant contained in the Repurchase Documents to which it is a party, and that it is not subject to any agreement, obligation, restriction or Requirements of Law which would unduly burden its ability to do so or could reasonably be expected to have a Material Adverse Effect. Seller has no knowledge of any actual or prospective development, event or other fact that could reasonably be expected to have a Material Adverse Effect. No Internal Control Event has occurred.

Section 7.10 Purchased Assets. Each Purchased Asset is an Eligible Asset. Each representation and warranty set forth in the Repurchase Documents (including in Schedule 1 with respect to each Purchased Asset is true and correct. The review and inquiries made on behalf of Seller in connection with the next preceding sentence have been made by Persons having the requisite expertise, knowledge and background to verify such representations and warranties. Seller has complied with all requirements of the Custodial Agreement with respect to each Purchased Asset. No procedures believed by Seller to be adverse to Buyer were utilized by Seller in identifying or selecting the proposed Purchased Assets for sale to Buyer. Each proposed Purchased Asset was acquired in accordance with and satisfies applicable standards established by Seller or any Affiliate of Seller.

Section 7.11 Purchased Assets Acquired from Transferors. With respect to each Purchased Asset purchased by Seller from a Transferor, if any, (a) such Purchased Asset was acquired and transferred pursuant to a Purchase Agreement, (b) such Transferor received reasonably equivalent value in consideration for the transfer of such Purchased Asset, (c) no such transfer was made for or on account of an antecedent debt owed by such Transferor to Seller or an Affiliate of Seller, and (d) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code except under Section 548(a)(1)(A) of the Bankruptcy Code.

Section 7.12 Transfer and Security Interest. The Repurchase Documents constitute a valid and effective transfer to Buyer of all right, title and interest of Seller in, to and under all Purchased Assets, free and clear of any Liens (other than Permitted Liens). With respect to the protective security interest granted by Seller in Section 11.01, and the filing of the UCC financing statements as provided herein, such security interest shall be a valid first priority perfected security interest to the extent such security interest can be perfected by possession, filing or control, subject only to Permitted Liens. The Purchased Assets constitute the following, as defined in the UCC: a general intangible, instrument, account, investment property, security, deposit account, financial asset, uncertificated security, securities account, security entitlements or chattel paper. Seller has not sold, assigned, pledged, encumbered or otherwise conveyed any of the Purchased Assets to any Person other than pursuant to the Repurchase Documents. Seller has not authorized the filing of and is not aware of any UCC financing statements filed against Seller as debtor that include the Purchased Assets, other than any financing statement that has been terminated or filed pursuant to this Agreement.

Section 7.13 No Broker. Neither Seller nor any Affiliate of Seller has dealt with any broker, investment banker, agent or other Person, except for Buyer or an Affiliate of Buyer, who may be entitled to any commission or compensation in connection with any Transaction under the Repurchase Documents between Buyer and Seller.

ARTICLE 8

COVENANTS OF SELLER

From the date hereof until the Repurchase Obligations are paid in full and the Repurchase Documents are terminated, Seller shall perform and observe the following covenants, which shall (a) be given independent effect (so that if a particular action or condition is prohibited by any covenant, the fact that it would be permitted by an exception to or be otherwise within the limitations of another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists), and (b) shall also apply to all subsidiaries of Seller:

Section 8.01 Existence; Governing Documents; Conduct of Business. Seller shall (a) preserve and maintain its legal existence, (b) qualify and remain qualified in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect, (c) comply with its Governing Documents, and (d) not modify or amend in a manner which would have a Material Adverse Effect or terminate its Governing Documents. Seller shall (a) continue to engage in the same (and no other) general lines of business as presently conducted by it, and (b) maintain and preserve all of its material rights, privileges, licenses and franchises necessary for the operation of its business. Seller shall not change its name, organizational number, tax identification number, fiscal year, method of accounting, identity, structure or jurisdiction of organization (or have more than one such jurisdiction), move the location of its principal place of business and chief executive office, as defined in the UCC) from the location referred to in Section 7.01, unless in each case Seller has given at least thirty (30) days prior notice to Buyer and has taken all actions required under the UCC to continue the first priority perfected security interest of Buyer in the Purchased Assets. Seller shall enter into each Transaction as principal, unless Buyer in its discretion agrees before a Transaction that Seller may enter into such Transaction as agent for a principal and under terms and conditions disclosed to Buyer.

Section 8.02 Compliance with Laws and Repurchase Documents. Seller shall comply in all material respects with all Requirements of Laws, including those relating to any Purchased Asset and to the reporting and payment of taxes. No part of the proceeds of any Transaction shall be used for any purpose that violates Regulation T, U or X of the Board of Governors of the Federal Reserve System. Seller shall maintain the Custodial Agreement in full force and effect. Seller shall not directly or indirectly enter into any agreement that would be violated or breached by any Transaction or the performance by Seller of any Repurchase Document.

Section 8.03 Structural Changes. Seller shall not enter into merger or consolidation, or liquidate, wind up or dissolve, or sell all or substantially all of its assets or properties in one transaction or a series of related transactions, or permit any changes in the ownership of its Equity Interests, without the consent of Buyer in its discretion. Seller shall ensure that all Equity Interests of Seller shall continue to be owned by the owner or owners thereof as of the date hereof. Seller shall ensure that neither the Equity Interests of Seller nor any property or assets of Seller shall be pledged to any Person other than Buyer other than pursuant to transactions conducted in the ordinary course of Seller’s business. Seller and Guarantor shall comply in all material respects with (i) the Audit Committee Charter of Guarantor, as approved by the Board of Directors of Guarantor on November 16, 2009, as such charter may be amended from time to time; provided that Seller or Guarantor shall provide Buyer with notice of such amendments and no such amendment shall have a Material Adverse Effect and (ii) the rules and regulations of the NYSE Amex or any other stock exchange on which Guarantor’s Equity Interests are listed.

Section 8.04 Protection of Buyer’s Interest in Purchased Assets. With respect to each Purchased Asset, Seller shall take all action necessary or required by the Repurchase Documents, Records (which it has sufficient rights to grant a security interest or transferred to Buyer or Custodian) or Requirements of Law, or reasonably requested by Buyer, to perfect, protect and more fully evidence the security interest granted in the Purchase Agreements and Buyer’s ownership of and first priority perfected security interest in such Purchased Asset, including executing or causing to be executed such other instruments or notices as may be necessary or appropriate and filing and maintaining effective UCC financing statements, continuation statements and assignments and amendments thereto, it being understood Buyer shall file the initial UCC filing. Seller shall (a) not assign, sell, transfer, pledge, hypothecate, grant, create, incur, assume or suffer or permit to exist any security interest in or Lien (other than Permitted Liens) on any Purchased Asset to or in favor of any Person other than Buyer, (b) defend such Purchased Asset against, and take such action as is necessary to remove, any such Lien, and (c) defend the right, title and interest of Buyer in and to all Purchased Assets against the claims and demands of all Persons whomsoever. Notwithstanding the foregoing, if Seller grants a Lien on any Purchased Asset in violation of this Section 8.04 or any other Repurchase Document, Seller shall be deemed to have simultaneously granted an equal and ratable Lien on such Purchased Asset in favor of Buyer to the extent such Lien has not already been granted to Buyer; provided, that such equal and ratable Lien shall not cure any resulting Event of Default. Seller shall not materially amend, modify, waive or terminate any provision of any Purchase Agreement, if any. Seller shall mark its computer records and tapes to evidence the interests granted to Buyer hereunder. Seller shall not take any action to cause any Purchased Asset that is not evidenced by an instrument or chattel paper (as defined in the UCC) to be so evidenced. If a Purchased Asset becomes evidenced by an instrument or chattel paper, the same shall be immediately delivered to Custodian on behalf of Buyer, together with endorsements required by Buyer in its discretion.

Section 8.05 Actions of Seller Relating to Distributions, Indebtedness, Guarantee Obligations, Contractual Obligations, Investments and Liens. Upon the occurrence and continuance of an Event of Default, Seller shall not declare or make any payment on account of, or set apart assets for, a sinking or similar fund for the purchase, redemption, defeasance, retirement or other acquisition of any Equity Interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller; provided, however, that nothing in this Section 8.05 shall prevent or otherwise limit Seller from declaring dividends or paying distributions on its Equity Interests necessary or required for Guarantor to pay its expenses and so that Guarantor can declare dividends to qualify as a “real estate investment trust” under Section 856 of the Code. Upon the occurrence and continuance of an Event of Default, Seller shall not incur, assume or permit further Indebtedness, Guarantee Obligations, Contractual Obligations or Investments. Seller shall not (a) contract, create, incur, assume or permit to exist any Lien on or with respect to any of the Purchased Assets, whether now owned or hereafter acquired, except for Permitted Liens, or (b) except as provided in the preceding clause (a), grant, allow or enter into any agreement or arrangement with any Person that prohibits or restricts or purports to prohibit or restrict the granting of any Lien on any of the Purchased Assets.

Section 8.06 Maintenance of Property, Insurance and Records. Seller shall (a) keep all property useful and necessary in its business in good working order and condition, (b) maintain insurance (or shall be covered by policies maintained by PRCMLP and its Affiliates) on all its properties in accordance with customary and prudent practices of companies engaged in the same or a similar business, and (c) furnish to Buyer upon request information and certificates with respect to such insurance. Seller shall maintain and implement administrative and operating procedures (including the ability to recreate records evidencing the Purchased

Assets if the original records are destroyed) and shall keep and maintain all documents, books, records and other information (including with respect to the Purchased Assets) that are reasonably necessary or advisable in the conduct of its business.

Section 8.07 [Reserved].

Section 8.08 Delivery of Income. Seller shall cause all other applicable Persons to deposit all Income in respect of the Purchased Assets into the Collection Account on the day the related payments are due. Seller (a) shall comply with and enforce each Irrevocable Redirection Notice, (b) shall not amend, modify, waive, terminate or revoke any Irrevocable Redirection Notice without Buyer’s consent in its discretion, and (c) shall take all reasonable steps to enforce each Irrevocable Redirection Notice. In connection with each principal payment or prepayment under a Purchased Asset, Seller shall provide or cause to be provided to Buyer and Custodian sufficient detail to enable Buyer and Custodian to identify the Purchased Asset to which such payment applies. If Seller receives any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Purchased Assets, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and immediately deliver the same to Buyer or its designee in the exact form received, together with duly executed instruments of transfer, stock powers or assignment in blank and such other documentation as Buyer shall reasonably request. If any Income is received by Seller, Guarantor or any of their respective Affiliates, Seller shall pay or deliver such Income to Buyer or Custodian on behalf of Buyer within two (2) Business Days after receipt, and, until so paid or delivered, hold such Income in trust for Buyer, segregated from other funds of Seller.

Section 8.09 Delivery of Financial Statements and Other Information. Seller shall deliver the following to Buyer, as soon as available and in any event within the time periods specified:

(a) within forty-five (45) days after the end of each fiscal quarter and each fiscal year of Seller and Guarantor, (i) the unaudited consolidated balance sheet of Guarantor and the unaudited balance sheet of Seller, each as at the end of such period, (ii) the related unaudited consolidated statements of income, stockholders’ equity and cash flows for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year (such unaudited financial statements may omit footnotes in the case of Guarantor’s fourth fiscal quarter) (and the same unconsolidated information with respect to Seller which may also omit footnotes for all quarters), and (iii) a Compliance Certificate;

(b) within ninety (90) days after the end of each fiscal year of Guarantor, (i) the audited consolidated balance sheets of Guarantor as at the end of such fiscal year, (ii) the related consolidated statements of income, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, (iii) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the financial condition and results of operations of Guarantor as at the end of and for such fiscal year in accordance with GAAP, (iv) [reserved] and (v) a Compliance Certificate;

(c) all reports submitted to Seller or Guarantor by independent certified public accountants in connection with each annual, interim or special audit of the books and records of Seller made by such accountants, including any management letter commenting on Seller’s or Guarantor’s internal controls;

(d) [Reserved];

(e) all reports, filings and other documents that Guarantor sends to parties on Guarantor’s electronic distribution list for filings with the Securities and Exchange Commission which shall be transmitted to Buyer by e-mail to the following address: ABF-MortgageFinance-Lending@funb.com or such other address as Buyer may provide Seller from time to time;

(f) within fifteen (15) days after the end of each month, a report containing Guarantor’s estimated Net Asset Value and estimated Net Asset Value per share, including the calculation thereof, and its most recent monthly report of performance, in each case for the immediately preceding calendar month;

(g) [Reserved];

(h) [Reserved];

(i) [Reserved];

(j) promptly upon reasonable request by Buyer, information regarding Seller’s portfolio including information regarding asset allocation, leverage, liquidity and measure of portfolio risk and such other information respecting the condition or operation (financial or otherwise) of Seller; and

(k) such other information regarding the financial condition, operations or business of Seller as Buyer may reasonably request.

Section 8.10 Delivery of Notices. Seller shall immediately notify Buyer of the occurrence of any of the following of which Seller has knowledge, and, other than with respect to clauses (d) and (e) below, provide a certificate of a Responsible Officer of Seller setting forth details of such occurrence and any action Seller has taken or proposes to take with respect thereto:

(a) a Representation Breach;

(b) any of the following: (i) with respect to any Purchased Asset: material loss, violation of Requirements of Law, or any other actual or expected event or change in circumstances that could reasonably be expected to result in a material decline in value or cash flow, and (ii) with respect to Seller: violation of Requirements of Law, material decline in the value of Seller’s assets or properties, in the aggregate, an Internal Control Event or other event or circumstance that could reasonably be expected to have a Material Adverse Effect;

(c) the existence of any Default or Event of Default, Indebtedness, Guarantee Obligation or Contractual Obligation of Seller;

(d) the resignation or termination of any Servicer, of which Seller has knowledge, under any Servicing Agreement with respect to any Purchased Asset;

(e) the establishment of a rating by any Rating Agency applicable to Seller or any Affiliate of Seller and any downgrade in or withdrawal of such rating once established;

(f) the commencement of, settlement of or material judgment in any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceedings before any Governmental Authority that (i) affects Seller or any Affiliate of Seller or Purchased Asset (but not with respect to underlying mortgage loans associated with a Purchased Asset), (ii) questions or challenges the validity or enforceability of any Repurchase Document, Transaction or Purchased Asset, or (iii) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect.

Section 8.11 [Reserved].

Section 8.12 [Reserved].

Section 8.13 Guaranty Agreement. If at any time (a) the obligations of the Guarantor under the Guaranty Agreement shall cease to be in effect, (b) any Insolvency Event has occurred with respect to the Guarantor, or (c) any breach of a representation, warranty or covenant, under the Guaranty Agreement (any of the foregoing events, a “Guaranty Default”), then, within one (1) Business Day after the occurrence of any such Guaranty Default, Seller shall cause a replacement guarantor acceptable to Buyer in its discretion assume in writing all obligations of Guarantor under the Guaranty Agreement.

Section 8.14 Margin Calls under other Agreements. In the event of a margin call (however defined or described in the applicable underlying Indebtedness documents) or other similar request is made by a lender or buyer upon the Seller or Guarantor pursuant to another facility to post additional cash or assets in connection with any Indebtedness and the sum of all such margin calls or other similar requests made or outstanding on (i) such day is equal to or greater than eight percent (8%) of the Net Asset Value of Guarantor or (ii) such day or during the previous five (5) Business Day period in the aggregate (such period to include such date of determination) is equal to or greater than twenty-four percent (24%) of the Net Asset Value of Guarantor, the Seller shall promptly (and in no event later than two (2) Business Days after any such margin call or request) provide the Buyer notice of any such margin call or request which details (A) the amount of such margin call, (B) the time period for such margin call to be satisfied, (C) whether cash or other assets were used to satisfy the margin call and (D) the name of the facility.

Section 8.15 Unrestricted Cash. At all times on and after the initial Transaction, Guarantor shall maintain at least $15,000,000 in unrestricted cash or cash equivalents in an account or accounts maintained by Guarantor or its Subsidiaries at Buyer or any other financial institution where such account or accounts are not subject to control by a financial institution where Guarantor or its Subsidiaries have aggregate Indebtedness of more than $1,000,000.

ARTICLE 9

[RESERVED]

ARTICLE 10

EVENTS OF DEFAULT AND REMEDIES

Section 10.01 Events of Default. Each of the following events shall be an “Event of Default”:

(a) Seller fails to make a payment of (i) Margin Deficit or Repurchase Price (other than Price Differential) when due, whether by acceleration or otherwise, (ii) Price Differential within one (1) Business Day of when due, or (iii) any other amount within two (2) Business Days of when due, in each case under the Repurchase Documents;

(b) Seller fails to observe or perform in any material respect any other Repurchase Obligation of Seller under the Repurchase Documents to which Seller is a party, and (except in the case of a failure to perform or observe the Repurchase Obligations of Seller under Section 8.04 and 18.08(a)) such failure continues unremedied for five (5) Business Days after the earlier of receipt of notice thereof from Buyer or the discovery of such failure by Seller;

(c) (i) a breach of Sections 7.03, 7.04, 7.05, 7.06, 7.07, 7.08, 8.02, 8.03, 8.09 (other than Sections 8.09(a) and (b)), 8.13 or 8.14 exists and continues unremedied for (1) Business Day after the earlier of receipt of notice thereof from Buyer or the discovery of such failure by Seller, (ii) a breach of Sections 8.09(a) or (b) exists and continues unremedied for two (2) Business Days, or (iii) any other Representation Breach (excluding the representation and warranties set forth on Schedule 1) or covenant breach exists and continues unremedied for five (5) Business Days after the earlier of receipt of notice thereof from Buyer or the discovery of such failure by Seller;

(d) Seller defaults beyond any applicable grace period in paying any amount or performing any obligation under any Indebtedness, Guarantee Obligation or Contractual Obligation with an outstanding amount of at least $2,500,000 in the aggregate, and the effect of such default is to permit the acceleration thereof (regardless of whether such default is waived or such acceleration occurs);

(e) Seller or any Affiliate of Seller defaults beyond any applicable grace period in paying any amount or performing any obligation due to Buyer or any Affiliate of Buyer under any other financing, hedging, security or other agreement between Seller or any Affiliate of Seller and Buyer or any Affiliate of Buyer;

(f) an Insolvency Event occurs with respect to Seller;

(g) an Insolvency Event occurs with respect to an Affiliate of Seller;

(h) Guarantor ceases to beneficially own 100% of the Equity Interests of Seller;

(i) a final judgment or judgments for the payment of money in excess of $2,500,000 in the aggregate that is not insured against is entered against Seller by one or more Governmental Authorities and the same is not satisfied, discharged (or provision has not been made for such discharge) or bonded, or a stay of execution thereof has not been procured, within thirty (30) days from the date of entry thereof;

(j) a Governmental Authority takes any action to (i) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of Seller, (ii) displace the management of Seller or curtail its authority in the conduct of the business of Seller, (iii) terminate the activities of Seller as contemplated by the Repurchase Documents, or (iv) remove, limit or restrict the approval of Seller of the foregoing as an issuer, buyer or a seller of securities, and in each case such action is not discontinued or stayed within thirty (30) days;

(k) Seller admits that it is not Solvent or is not able or not willing to perform any of its Repurchase Obligations, Contractual Obligations, Guarantee Obligations, Capital Lease Obligations or Off-Balance Sheet Obligations;

(l) any provision of the Repurchase Documents, any right or remedy of Buyer or obligation, covenant, agreement or duty of Seller thereunder, or any Lien, security interest or control granted under or in connection with the Repurchase Documents or Purchased Assets terminates (other than by its terms), is declared null and void, ceases to be valid and effective, ceases to be the legal, valid, binding and enforceable obligation of Seller or any other Person, or the validity, effectiveness, binding nature or enforceability thereof is contested, challenged, denied or repudiated by Seller or any other Person, in each case directly, indirectly, in whole or in part;

(m) Buyer ceases for any reason to have a valid and perfected first priority security interest in any Purchased Asset;

(n) Seller is required to register as an “investment company” (as defined in the Investment Company Act) or the arrangements contemplated by the Repurchase Documents shall require registration of Seller as an “investment company”;

(o) [Reserved];

(p) Seller fails to deposit, or fails to direct a third-party to deposit, to the Collection Account all Income and other amounts as required by Section 5.01 and other provisions of this Agreement within two (2) Business Days of when due;

(q) Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Guarantor or Seller as a “going concern” or a reference of similar import, other than a qualification or limitation expressly related to Buyer’s rights in the Purchased Assets;

(r) if either (A) the Investment Manager ceases to be the investment manager of Seller, (B) the Investment Manager becomes, in the reasonable opinion of Buyer, incapable of performing its duties as investment manager of Seller, (C) Seller appoints a new investment manager or the investment manager otherwise fails to act on behalf of Seller in principally the same or similar capacity as that held as of Closing Date or (D) an Insolvency Event occurs with respect to the Investment Manager and, in each case, Seller fails to (i) immediately notify the Buyer in writing and (ii) appoint within ten (10) Business Days another investment manager reasonably satisfactory to Buyer;

(s) a Guaranty Default;

(t) any condition or circumstance exists which causes, constitutes or is reasonably likely to cause or constitute a Material Adverse Effect, as determined by Buyer in its discretion;

(u) any of the Seller’s Governing Documents are terminated or cease to be in full force and effect, or there is a change to or modification of Seller’s Governing Documents, investment policies or guidelines or the nature of Seller’s business and, in each case, such event has had or will have, a Material Adverse Effect on Seller, the creditworthiness of Seller or the ability of Seller to perform its obligations under the Repurchase Documents, as determined by Buyer in its discretion; or

(v) Two Harbors Investment Corp. ceases to be the Guarantor.

Section 10.02 Remedies of Buyer as Owner of the Purchased Assets. If an Event of Default exists, at the option of Buyer, exercised by notice to Seller, the Repurchase Date for all Purchased Assets shall be deemed automatically and immediately to occur (the date on which such option is exercised or deemed to be exercised, the “Accelerated Repurchase Date”). If Buyer exercises or is deemed to have exercised the foregoing option:

(a) All Repurchase Obligations shall become immediately due and payable on and as of the Accelerated Repurchase Date.

(b) All amounts in the Collection Account and all Income paid after the Accelerated Repurchase Date shall be retained by Buyer and applied in accordance with Article 5.

(c) Buyer may complete any assignments, allonges, endorsements, powers or other documents or instruments executed in blank and otherwise obtain physical possession of all Records then held by Custodian under the Custodial Agreement. Buyer may obtain physical possession of all Records of Seller. Seller shall deliver to Buyer such assignments and other documents with respect thereto as Buyer shall request.

(d) Buyer may in its discretion immediately, at any time and from time to time, exercise either of the following remedies with respect to any or all of the Purchased Assets: (i) sell such Purchased Assets without providing any representations and warranties on an “as-is where is” basis in a recognized market and by means of a public or private sale at such price or prices as Buyer accepts in its discretion, and apply the net proceeds thereof in accordance with Article 5, or (ii) retain such Purchased Assets and give Seller credit against the Repurchase Price for such Purchased Assets (or if the amount of such credit exceeds the Repurchase Price for such Purchased Assets, credit against other Repurchase Obligations due and any other amounts then owing to Buyer by any other Person pursuant to any Repurchase Document, in such order and in such amounts as determined by Buyer in its discretion), in an amount equal to the Market Value of such Purchased Assets. Until such time as Buyer exercises either such remedy with respect to a Purchased Asset, Buyer may hold such Purchased Asset for its own account and retain all Income with respect thereto.

(e) Buyer shall not be required to sell more than one Purchased Asset on a particular Business Day, to the same purchaser or in the same manner. Buyer may determine in its discretion whether, when and in what manner a Purchased Asset shall be sold, it being agreed that both a good faith public and a good faith private sale shall be deemed to be commercially reasonable. Buyer shall not be required to give notice to Seller or any other Person prior to exercising any remedy in respect of an Event of Default. If no prior notice is given, Buyer shall give notice to Seller of the remedies exercised by Buyer promptly thereafter. Buyer shall act in good faith in exercising its rights and remedies under this Article 10.

(f) Seller shall be liable to Buyer for (i) any amount by which the Repurchase Obligations due to Buyer exceed the aggregate of the net proceeds and credits referred to in the preceding clause (d), (ii) the amount of all actual out-of-pocket expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default, (iii) any costs and losses incurred in connection with terminating, liquidating, obtaining or reestablishing any hedging, trading or covering transactions, and (iv) any other actual loss, damage, cost or expense resulting from the occurrence of an Event of Default.

(g) Buyer shall be entitled to seek an injunction, an order of specific performance or other equitable relief to compel Seller to fulfill any of its obligations as set forth in the Repurchase Documents, including this Article 10, if Seller fails or refuses to perform its obligations as set forth herein or therein.

(h) Seller hereby appoints Buyer as attorney-in-fact of Seller for purposes of carrying out the Repurchase Documents, including executing, endorsing and recording any instruments or documents and taking any other actions that Buyer deems necessary or advisable to accomplish such purposes, which appointment is coupled with an interest and is irrevocable.

(i) Buyer may, without prior notice to Seller, (i) terminate this Agreement and (ii) exercise any or all of its set-off rights including those set forth in Section 18.17. This Section 10.02(i) shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which any Party is at any time otherwise entitled.

(j) All rights and remedies of Buyer under the Repurchase Documents, including those set forth in Section 18.17, are cumulative and not exclusive of any other rights or remedies which Buyer may have and may be exercised at any time when an Event of Default exists. Such rights and remedies may be enforced without prior judicial process or hearing. Seller agrees that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s-length. Seller hereby expressly waives any defenses Seller might have to require Buyer to enforce its rights by judicial process or otherwise arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or any other election of remedies.

ARTICLE 11

SECURITY INTEREST

Section 11.01 Grant. Buyer and Seller intend that all Transactions shall be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets for all purposes other than U.S. federal income tax purposes. However, to preserve and protect Buyer’s rights with respect to the Purchased Assets and under the Repurchase Documents in the event that any Governmental Authority recharacterizes the Transactions as other than sales, and as security for Seller’s performance of the Repurchase Obligations, Seller hereby grants to Buyer a Lien on and security interest in all of the right, title and interest of Seller in, to and under the Purchased Assets (which for this purpose shall be deemed to include the items described in the proviso in the definition thereof), and the transfers of the Purchased Assets to Buyer shall be deemed to constitute and confirm such grant, to secure the payment and performance of the Repurchase Obligations (including the obligation of Seller to pay the Repurchase Price, or if the Transactions are recharacterized as loans, to repay such loans for the Repurchase Price).

Section 11.02 Effect of Grant. If a recharacterization described in Section 11.01 occurs, (a) this Agreement shall also be deemed to be a security agreement as defined in the UCC, (b) Buyer shall have all of the rights and remedies provided to a secured party by Requirements of Law (including the rights and remedies of a secured party under the UCC and the right to set off any mutual debt and claim) and under any other agreement between Buyer and Seller, (c) without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of the Repurchase Obligations, without prejudice to Buyer’s right to recover any deficiency, (d) the possession by Buyer or any of its agents, including Custodian, of the Records in which Seller has sufficient rights to grant a security interest, the Purchased Assets and such other items of property as constitute instruments, money, negotiable documents, securities or chattel paper shall be deemed to be possession by the secured party for purposes of perfecting such security interest under the UCC and Requirements of Law, and (e) notifications to Persons (other than Buyer) holding such property, and acknowledgments, receipts or confirmations from Persons (other than Buyer) holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, securities intermediaries, bailees or agents (as applicable) of the secured party for the purpose of perfecting such security interest under the UCC and Requirements of Law. The security interest of Buyer granted herein shall be, and Seller hereby represents and warrants to Buyer that it is, a first priority perfected security interest. For the avoidance of doubt, (i) each Purchased Asset secures the Repurchase Obligations of Seller with respect to all other Transactions and all other Purchased Assets, including any Purchased Assets that are junior in priority to the Purchased Asset in question, and (ii) if an Event of Default exists, no Purchased Asset relating to a Purchased Asset will be released from Buyer’s Lien or transferred to Seller until the Repurchase Obligations are indefeasibly paid in full. Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Seller.

Section 11.03 Seller to Remain Liable. The grant of a security interest under this Article 11 shall not constitute or result in the creation or assumption by Buyer of obligation of Seller or any other Person in connection with any Purchased Asset whether or not Buyer exercises any right with respect thereto. Seller shall remain liable under the Purchased Assets to perform all of Seller’s duties and obligations thereunder to the same extent as if the Repurchase Documents had not been executed.

Section 11.04 Waiver of Certain Laws. Seller agrees, to the extent permitted by Requirements of Law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Assets may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that Buyer or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Assets as an entirety or in such parcels as Buyer or such court may determine.

ARTICLE 12

INCREASED COSTS; CAPITAL ADEQUACY

Section 12.01 Market Disruption. If prior to any Pricing Period, Buyer determines that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Pricing Period, Buyer shall give prompt notice thereof to Seller, whereupon the Pricing Rate for such Pricing Period, and for all subsequent Pricing Periods until such notice has been withdrawn by Buyer, shall be the Alternative Rate.

Section 12.02 Illegality. If the adoption of or any change in any Requirements of Law or in the interpretation or application thereof after the date hereof shall make it unlawful for Buyer to effect or continue Transactions as contemplated by the Repurchase Documents, (a) any commitment of Buyer hereunder to enter into new Transactions shall be terminated, (b) the Pricing Rate shall be converted automatically to the Alternative Rate on the last day of the then current Pricing Period or within such earlier period as may be required by Requirements of Law, and (c) if required by such adoption or change, the Maturity Date shall be deemed to have occurred.

Section 12.03 Breakfunding. Seller shall indemnify Buyer and hold Buyer harmless from any loss, cost or expense (including legal fees and expenses) which Buyer may sustain or incur arising from (a) the failure by Seller to terminate any Transaction after Seller has given a notice of termination pursuant to Section 3.05, (b) any payment to Buyer on account of the outstanding Repurchase Price, including a payment made pursuant to Section 3.05 but excluding a payment made pursuant to Section 5.02, on any day other than a Remittance Date (based on the assumption that Buyer funded its commitment with respect to the Transaction in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods in Buyer’s discretion and, upon request by Seller, Buyer shall provide Seller with the underlying calculation method used for such attribution or averaging), (c) any failure by Seller to sell Eligible Assets to Buyer after Seller and Buyer have agreed to the definitive terms of the applicable Transaction in accordance with this Agreement, or (d) any conversion of the Pricing Rate to the Alternative Rate because the LIBO Rate is not available for any reason on a day which is not the last day of the then current Pricing Period. Notwithstanding the foregoing, in no event shall any amounts be payable under this Section 12.03 in connection with any voluntary and contractually permissible repurchase by Seller of a Purchased Asset from Buyer.

Section 12.04 Increased Costs. If the adoption of or any change in any Requirements of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made after the date of this Agreement (a) shall subject Buyer to any tax of any kind whatsoever with respect to the Repurchase Documents, any Purchased Asset or any Transaction, or change the basis of taxation of payments to Buyer in respect thereof (except for income taxes and any changes in the rate of tax on Buyer’s overall net income), (b) shall impose, modify or hold applicable any increase in reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer, or (c) shall impose on Buyer any other condition; and the result of any of the preceding clauses (a), (b) and (c) is to increase the cost to Buyer, by an amount which Buyer deems to be material, of entering into, continuing or maintaining Transactions, or to reduce any amount receivable under the Repurchase Documents in respect thereof, then, in any such case, Seller shall pay to Buyer such additional amount or amounts as reasonably necessary to fully compensate Buyer for such increased cost or reduced amount receivable. Upon written notice to Seller of any change or event pursuant to which additional amounts are due or to become due under this Section 12.04, Seller shall (a) pay all additional amounts due under this Section 12.04 which are incurred or accrue beginning thirty (30) days following such written notice or (b) repurchase all of the Purchased Assets in accordance with Section 3.06 prior to thirty (30) days following such written notice.

Section 12.05 Capital Adequacy. If Buyer determines that the adoption of or any change in any Requirements of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation Controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made after the date of this Agreement has or shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer in its discretion to be material, then, in any such case, Seller shall pay to Buyer such additional amount or amounts as reasonably necessary to fully compensate Buyer for such reduction. Upon written notice to Seller of any change or event pursuant to which additional amounts are due or to become due under this Section 12.05, Seller shall (a) pay all additional amounts due under this Section 12.05 which are incurred or accrue beginning thirty (30) days following such written notice or (b) repurchase all of the Purchased Assets in accordance with Section 3.06 prior to thirty (30) days following such written notice.

Section 12.06 Withholding Taxes.

(a) All payments made by Seller to Buyer or any other Indemnified Person under the Repurchase Documents and by Underlying Obligors with respect to the Purchased Assets shall be made free and clear of and without deduction or withholding for or on account of any taxes. If any taxes are required to be withheld from any amounts payable to Buyer and/or any other Indemnified Person, then the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any taxes (including any taxes on such increase) is not less than the amount that would have been paid absent such deduction or withholding; provided, however, that Seller shall not be required to pay any Additional Amount to any Eligible Assignee that is a Non-U.S. Person (as defined in Section 12.06(b) below) if Buyer or such Person fails to comply with Section 12.06(b). The foregoing obligation to pay Additional Amounts, however, will not apply with respect to net income or franchise taxes imposed on Buyer and/or any other Indemnified Person, with respect to payments required to be made by Seller under the Repurchase Documents, by a taxing jurisdiction in which Buyer and/or any other Indemnified Person is organized, conducts business or is paying taxes (as the case may be). Promptly after Seller pays any taxes referred to in this Section 12.06, Seller will send Buyer appropriate evidence of such payment.

(b) If a Person acquires any of the rights and obligations of Buyer as an Eligible Assignee under this Agreement, and such Person is not organized under the laws of the United States, any state thereof or the District of Columbia (a “Non-U.S. Person”), such Non-U.S. Person shall deliver to Seller on or before the date on which such Person becomes a party to this Agreement, two duly completed and executed copies of, as applicable, IRS Form W-8BEN, IRS Form W-8IMY or IRS Form W-8ECI or substitute statement or any successor forms thereto. If the Non-U.S. Person is eligible for and for and wishes to claim an exemption for or reduction in U.S. federal withholding tax through the benefit of a treaty, such Person shall deliver a Form W-8BEN with Part II completed. If the Non-U.S. Person is eligible for and wishes to claim exemption from U.S. federal withholding tax under Section 871(h) or Section 881(c) of the Code with respect to payments of “portfolio interest,” such Person shall deliver both the Form W-8BEN and a statement certifying that such Person is not a bank, a “10 percent shareholder” or a “controlled foreign corporation” within the meaning of Section 881(c)(3) of the Code. If any previously delivered form or statement becomes inaccurate with respect to such Non-U.S. Person, the Non-U.S. Person shall promptly notify Seller.

Section 12.07 Payment and Survival of Obligations. Buyer may at any time send Seller a notice showing the calculation of any amounts payable pursuant to this Article 12, and Seller shall pay such amounts to Buyer within ten (10) Business Days after Seller receives such notice. The obligations of Seller under this Article 12 shall apply to Eligible Assignees and Participants and survive the termination of the Repurchase Documents.

ARTICLE 13

INDEMNITY AND EXPENSES

Section 13.01 Indemnity.

(a) Seller shall release, defend, indemnify and hold harmless Buyer, Affiliates of Buyer and its and their respective officers, directors, shareholders, partners, members, owners, employees, agents, attorneys, Affiliates and advisors (each an “Indemnified Person” and collectively the “Indemnified Persons”), on a net after-tax basis, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, taxes (other than income taxes of Buyer), fees, costs, expenses (including legal fees and expenses), penalties or fines of any kind that may be imposed on, incurred by or asserted against such Indemnified Person (collectively, the “Indemnified Amounts”) in any way relating to, arising out of or resulting from or in connection with (i) the Repurchase Documents, the Records sold by Seller, the Purchased Assets, the Transactions, or related property, or any action taken or omitted to be taken by any Indemnified Person in connection with or under any of the foregoing, or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of any Repurchase Document or Transaction, (ii) any claims, actions or damages by an Underlying Obligor or lessee with respect to a Purchased Asset, (iii) any violation or alleged violation of, non-compliance with or liability under any Requirements of Law, (iv) ownership of, Liens on, security interests in or the exercise of rights or remedies under any of the items referred to in the preceding clause (i), (v) any accident, injury to or death of any person or loss of or damage to property occurring in, on or about any Underlying Mortgaged Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (vi) any failure by Seller to perform or comply with any Repurchase Document, Record or Purchased Asset, (vii) any claim by brokers, finders or similar Persons claiming to be entitled to a commission in connection with any lease or other transaction involving any Repurchase Document, Purchased Asset or Underlying Mortgaged Property, (viii) any taxes attributable to the execution, delivery, filing or recording of any Repurchase Document, Record or any memorandum of any of the foregoing, (ix) any Lien or claim arising on or against any Purchased Asset or related Underlying Mortgaged Property under any Requirements of Law or any liability asserted against Buyer or any Indemnified Person with respect thereto, (x) the Term Sheet or any business communications or dealings between the Parties relating thereto, or (xi) Seller’s conduct, activities, actions and/or inactions in connection with, relating to or arising out of any of the foregoing clauses of this Section 13.01, that, in each case, results from anything whatsoever other than any Indemnified Person’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment. In any suit, proceeding or action brought by an Indemnified Person in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller shall defend, indemnify and hold such Indemnified Person harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or Underlying Obligor arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or Underlying Obligor from Seller. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.01 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Seller, an Indemnified Person or any other Person or any Indemnified Person is otherwise a party thereto and whether or not any Transaction is entered into.

(b) If for any reason the indemnification provided in this Section 13.01 is unavailable to the Indemnified Person or is insufficient to hold an Indemnified Person harmless, even though such Indemnified Person is entitled to indemnification under the express terms thereof, then Seller shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by such Indemnified Person on the one hand and Seller on the other hand, the relative fault of such Indemnified Person, and any other relevant equitable considerations.

(c) An Indemnified Person may at any time send Seller a notice showing the calculation of Indemnified Amounts, and Seller shall pay such Indemnified Amounts to such Indemnified Person within ten (10) Business Days after Seller receives such notice. The obligations of Seller under this Section 13.01 shall apply to Eligible Assignees and Participants and survive the termination of this Agreement.

Section 13.02 Expenses. Seller shall promptly on demand pay to or as directed by Buyer all reasonable third-party out-of-pocket costs and expenses (including legal, accounting and advisory fees and expenses) incurred by Buyer in connection with (a) the development, evaluation, preparation, negotiation, execution, consummation, delivery and administration of, and any amendment, supplement or modification to, or extension, renewal or waiver of, the Repurchase Documents and the Transactions; provided, however, Buyer’s legal fees incurred solely in connection with the initial drafting and negotiation of the Repurchase Documents on or prior to the Closing Date shall be capped at SEVENTY-FIVE THOUSAND DOLLARS ($75,000), (b) any Asset or Purchased Asset, including due diligence (including travel expenses), recording, registration, custody, insurance or preservation, with the total amount of such reimbursable costs not to exceed $5,000 per calendar year, (c) the enforcement of the Repurchase Documents or the payment or performance by Seller of any Repurchase Obligations, and (d) any actual or attempted sale, exchange, enforcement, collection, compromise or settlement relating to the Purchased Assets.

ARTICLE 14

INTENT

Section 14.01 Intention of Parties with respect to Transactions. The Parties intend (a) for each Transaction to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “repurchase agreement” as defined in Section 91(47) of the Bankruptcy Code and a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 91 of the Bankruptcy Code, (b) for the grant of a security interest set forth in Article 11 to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code and a “repurchase agreement” as that term is defined in Section 91(47)(A)(v) of the Bankruptcy Code, and (c) that Buyer (for so long as Buyer is a “financial institution,” “financial participant” or other entity listed in Section 555, 559 or 362(b)(6) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” and a “securities contract,” including (x) the rights, set forth in Article 10 and in Section 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate this Agreement, and (y) the right to offset or net out as set forth in Article 10 and Section 18.17 and in Section 362(b)(6) of the Bankruptcy Code.

Section 14.02 Liquidation of Purchased Assets. The Parties acknowledge and agree that (a) Buyer’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Articles 10 and 11 and as otherwise provided in the Repurchase Documents is a contractual right to liquidate such Transactions as described in Section 555, 559 and 561 of the Bankruptcy Code.

Section 14.03 Insured Depository Institution. The Parties acknowledge and agree that if a Party is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

Section 14.04 Netting Contract. The Parties acknowledge and agree that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

Section 14.05 Master Netting Agreement. The Parties expressly represent, warrant, acknowledge and agree that this Agreement constitutes a “master netting agreement” as defined in Section 91(38A) of the Bankruptcy Code.

Section 14.06 Tax Treatment of Transactions. The Parties have entered into this Agreement with the intention, and hereby agree, that solely for federal, state and local income and franchise tax purposes, (i) the Transactions will be treated as indebtedness of the Seller that is secured by the Purchased Assets and (ii) prior to an Event of Default, the Purchased Assets will be treated as being owned by the Seller. The Parties further agree not to take any action inconsistent with the tax treatment provided in this Section 14.06 unless otherwise required by applicable law in a proceeding of final determination.

ARTICLE 15

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The Parties acknowledge that they have been advised and understand that:

(a) in the case of Transactions in which one of the Parties is a broker or dealer registered with the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 do not protect the other Party with respect to any Transaction;

(b) in the case of Transactions in which one of the Parties is a government securities broker or a government securities dealer registered with the Securities and Exchange Commission under Section 14C of the Securities Exchange Act of 1934, the Securities Investor Protection Act of 1970 will not provide protection to the other Party with respect to any Transaction;

(c) in the case of Transactions in which one of the Parties is a financial institution, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d) in the case of Transactions in which one of the Parties is an “insured depository institution” as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

ARTICLE 16

NO RELIANCE

Each Party acknowledges, represents and warrants to the other Party that, in connection with the negotiation of, entering into, and performance under, the Repurchase Documents and each Transaction:

(a) It is not relying (for purposes of making any investment decision or otherwise) on any advice, counsel or representations (whether written or oral) of the other Party, other than the representations expressly set forth in the Repurchase Documents;

(b) It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based on its own judgment and on any advice from such advisors as it has deemed necessary and not on any view expressed by the other Party;

(c) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Repurchase Documents and each Transaction and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) It is entering into the Repurchase Documents and each Transaction for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation;

(e) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other Party and has not given the other Party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Repurchase Documents or any Transaction; and

(f) No partnership or joint venture exists or will exist as a result of the Transactions or entering into and performing the Repurchase Documents.

ARTICLE 17

[RESERVED]

ARTICLE 18

MISCELLANEOUS

Section 18.01 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 18.02 Submission to Jurisdiction; Service of Process. Buyer irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Repurchase Documents, or for recognition or enforcement of any judgment, and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State court or, to the fullest extent permitted by applicable law, in such Federal court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or the other Repurchase Documents shall affect any right that Buyer may otherwise have to bring any action or proceeding arising out of or relating to the Repurchase Documents against Buyer or its properties in the courts of any jurisdiction. Buyer irrevocably and unconditionally waives, to the fullest extent permitted by Requirements of Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to the Repurchase Documents in any court referred to above, and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party irrevocably consents to service of process in the manner provided for notices in Section 18.12. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 18.03 IMPORTANT WAIVERS.

(a) SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO ASSERT A COUNTERCLAIM, OTHER THAN A COMPULSORY COUNTERCLAIM, IN ANY ACTION OR PROCEEDING BROUGHT AGAINST IT BY BUYER OR ANY INDEMNIFIED PERSON.

(b) TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE BETWEEN THEM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH OR RELATED TO THE REPURCHASE DOCUMENTS, THE PURCHASED ASSETS, THE TRANSACTIONS, ANY DEALINGS OR COURSE OF CONDUCT BETWEEN THEM, OR ANY STATEMENTS (WRITTEN OR ORAL) OR OTHER ACTIONS OF EITHER PARTY. NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

(c) TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, SELLER HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PERSON, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION, INCLUDING ANY CLAIM OR ACTION ALLEGING GROSS NEGLIGENCE, RECKLESS DISREGARD, WILLFUL OR WONTON MISCONDUCT, FAILURE TO EXERCISE REASONABLE CARE OR FAILURE TO ACT IN GOOD FAITH.

(d) SELLER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BUYER OR AN INDEMNIFIED PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BUYER OR AN INDEMNIFIED PERSON WOULD NOT SEEK TO ENFORCE ANY OF THE WAIVERS IN THIS SECTION 18.03 IN THE EVENT OF LITIGATION OR OTHER CIRCUMSTANCES. THE SCOPE OF SUCH WAIVERS IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE REPURCHASE DOCUMENTS, REGARDLESS OF THEIR LEGAL THEORY.

(e) EACH PARTY ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 18.03 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE REPURCHASE DOCUMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE REPURCHASE DOCUMENTS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED SUCH WAIVERS WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(f) THE WAIVERS IN THIS SECTION 18.03 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY OF THE REPURCHASE DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(g) THE PROVISIONS OF THIS SECTION 18.03 SHALL SURVIVE TERMINATION OF THE REPURCHASE DOCUMENTS AND THE PAYMENT IN FULL OF THE OBLIGATIONS.

Section 18.04 Integration. The Repurchase Documents supersede and integrate all previous negotiations, contracts, agreements and understandings (whether written or oral) between the Parties relating to a sale and repurchase of Purchased Assets and the other matters addressed by the Repurchase Documents, and contain the entire final agreement of the Parties relating to the subject matter thereof.

Section 18.05 Single Agreement. Seller agrees that (a) each Transaction is in consideration of and in reliance on the fact that all Transactions constitute a single business and contractual relationship, and that each Transaction has been entered into in consideration of the other Transactions, (b) a default by it in the payment or performance of any its obligations under a Transaction shall constitute a default by it with respect to all Transactions, (c) Buyer may set off claims and apply properties and assets held by or on behalf of Buyer with respect to any Transaction against the Repurchase Obligations owing to Buyer with respect to other Transactions, and (d) payments, deliveries and other transfers made by or on behalf of Seller with respect to any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers with respect to all Transactions, and the obligations of Seller to make any such payments, deliveries and other transfers may be applied against each other and netted.

Section 18.06 Use of Employee Plan Assets. No assets of an employee benefit plan subject to any provision of ERISA shall be used by either Party in a Transaction.

Section 18.07 Survival and Benefit of Seller’s Agreements. The Repurchase Documents and all Transactions shall be binding on and shall inure to the benefit of the Parties and their successors and permitted assigns. All of Seller’s representations, warranties, agreements and indemnities in the Repurchase Documents shall survive the termination of the Repurchase Documents and the payment in full of the Repurchase Obligations, and shall apply to and benefit Eligible Assignees and Participants. No other Person shall be entitled to any benefit, right, power, remedy or claim under the Repurchase Documents.

Section 18.08 Assignments and Participations.

(a) Seller shall not sell, assign or transfer any of its rights or the Repurchase Obligations under this Agreement without the prior written consent of Buyer in its discretion, and any attempt by Seller to do so without such consent shall be null and void.

(b) Buyer may at any time, without the consent of or notice to Seller, sell participations to any Person (other than a natural person or Seller or any Affiliate of Seller) (a “Participant”) in all or any portion of Buyer’s rights and/or obligations under the Repurchase Documents; provided, that (i) Buyer’s obligations under the Repurchase Documents shall remain unchanged, (ii) Buyer shall remain solely responsible to Seller for the performance of such obligations, and (iii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under the Repurchase Documents. No Participant shall have any right to approve any amendment, waiver or consent with respect to any Repurchase Document, except to the extent that the Repurchase Price or Price Differential of any Purchased Asset would be reduced or the Repurchase Date of any Purchased Asset would be postponed. Each Participant shall be entitled to the benefits of Article 12 to the same extent as if it had acquired its interest by assignment pursuant to Section 18.08(c), but shall not be entitled to receive any greater payment thereunder than Buyer would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Seller’s prior written consent. To the extent permitted by Requirements of Law, each Participant shall be entitled to the benefits of Sections 10.02(j) and 18.17 to the same extent as if it had acquired its interest by assignment pursuant to Section 18.08(c).

(c) Buyer may at any time, upon notice to Seller, sell and assign to any Eligible Assignee all or any portion of all of the rights and obligations of Buyer under the Repurchase Documents; provided that, so long as no Event of Default has occurred and is continuing, Buyer shall give Seller no less than thirty (30) calendar days prior notice of any sale or assignment to any Eligible Assignee which is not an Affiliate of Buyer and has not previously been consented to by Seller. Each such assignment shall be made pursuant to an Assignment and Acceptance substantially in the form of Exhibit F (an “Assignment and Acceptance ”). From and after the effective date of such Assignment and Acceptance, (i) such Eligible Assignee shall be a Party and, to the extent provided therein, have the rights and obligations of Buyer under the Repurchase Documents with respect to the percentage and amount of the Repurchase Price allocated to it, (ii) Buyer shall, to the extent provided therein, be released from such obligations (and, in the case of an Assignment and Acceptance covering all or the remaining portion of Buyer’s rights and obligations under the Repurchase Documents, Buyer shall cease to be a Party), (iii) the obligations of Buyer shall be deemed to be so reduced, and (iv) Buyer will give prompt written notice thereof (including identification of the Eligible Assignee and the amount of Repurchase Price allocated to it) to each Party (but Buyer shall not have any liability for any failure to timely provide such notice). Any sale or assignment by Buyer of rights or obligations under the Repurchase Documents that does not comply with this Section 18.08(c) shall be treated for purposes of the Repurchase Documents as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 18.08(b).

(d) Seller shall cooperate with Buyer in connection with any such sale and assignment of participations or assignments and shall enter into such restatements of, and amendments, supplements and other modifications to, the Repurchase Documents to give effect to any such sale or assignment; provided, that none of the foregoing shall change any economic or other material term of the Repurchase Documents in a manner adverse to Seller without the consent of Seller in its discretion.

Section 18.09 Ownership and Hypothecation of Purchased Assets. Notwithstanding the intentions of Buyer and Seller to treat all Transactions as secured financings for U.S. federal income tax purposes, title to all Purchased Assets shall pass to and vest in Buyer on the applicable Purchase Dates and, subject to the terms of the Repurchase Documents, Buyer or its designee shall have free and unrestricted use of all Purchased Assets and be entitled to exercise all rights, privileges and options relating to the Purchased Assets as the owner thereof, including rights of subscription, conversion, exchange, substitution, voting, consent and approval, and to direct any servicer or trustee. Buyer or its designee may engage in repurchase transactions with the Purchased Assets or otherwise sell, pledge, repledge, transfer, hypothecate, or rehypothecate the Purchased Assets, all on terms that Buyer may determine in its discretion; provided, that no such transaction shall affect the obligations of Buyer to transfer the Purchased Assets to Seller on the applicable Repurchase Dates free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim.

Section 18.10 Confidentiality. All information regarding the terms set forth in any of the Repurchase Documents or the Transactions, and the identities of the parties hereto, shall be kept confidential and shall not be disclosed by either Party to any Person except (a) to the Affiliates of such Party or its or their respective directors, officers, employees, agents, advisors, underwriters, financing sources and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority or required by Requirements of Law, (c) to the extent required to be included in the financial statements or filings with the Securities and Exchange Commission of either Party or an Affiliate thereof; provided, that Guarantor shall (i) in connection with the closing of this Agreement provide Buyer with copies of any such filing with the Securities and Exchange Commission on Form 8-K at least three (3) days prior to filing such statement and (ii) use its commercially reasonable efforts to provide Buyer with copies of any other filings (other than Form 10-Q and Form 10-K) to be made with the Securities and Exchange Commission at least one (1)day prior to filing such statements, and in each case, Buyer shall have the right to provide comments in its discretion, (d) to the extent required to exercise any rights or remedies under the Repurchase Documents, Purchased Assets or Underlying Mortgaged Properties, (e) to the extent required to consummate and administer a Transaction, (f) to any actual or prospective Participant or Eligible Assignee which agrees to comply with this Section 18.10; provided, that no such disclosure made with respect to any Repurchase Document shall include a copy of such Repurchase Document to the extent that a summary would suffice, but if it is necessary for a copy of any Repurchase Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure. Notwithstanding the generality of the foregoing, Seller, Guarantor, PRCMLP, PRCMLLC, Advisers and any of their respective Affiliates shall maintain the confidentiality of the sensitive economic terms (i.e., Applicable Percentage, Pricing Margin and the like) set forth in any of the Repurchase Documents or the Transactions in negotiations, discussions, agreements or due diligence in connection with any financing, repurchase, credit or similar transactions with any third-party (including any credit facility or any similar structure with respect to mortgage related assets including mortgage loans, RMBS or any similar assets).

Section 18.11 No Implied Waivers. No failure on the part of Buyer to exercise, or delay in exercising, any right or remedy under the Repurchase Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy thereunder preclude any further exercise thereof or the exercise of any other right. The rights and remedies in the Repurchase Documents are cumulative and not exclusive of any rights and remedies provided by law. Application of the Default Rate after an Event of Default shall not be deemed to constitute a waiver of any Event of Default or Buyer’s rights and remedies with respect thereto, or a consent to any extension of time for the payment or performance of any obligation with respect to which the Default Rate is applied. Except as otherwise expressly provided in the Repurchase Documents, no amendment, waiver or other modification of any provision of the Repurchase Documents shall be effective without the signed agreement of Seller and Buyer. Any waiver or consent under the Repurchase Documents shall be effective only if it is in writing and only in the specific instance and for the specific purpose for which given.

Section 18.12 Notices and Other Communications. Unless otherwise provided in this Agreement, all notices, consents, approvals, requests and other communications required or permitted to be given to a Party hereunder shall be in writing and sent prepaid by hand delivery, by certified or registered mail, by expedited commercial or postal delivery service, or by facsimile or email if also sent by one of the foregoing, to the address for such Party specified in Annex 1 or such other address as such Party shall specify from time to time in a notice to the other Party. Any of the foregoing communications shall be effective when delivered or upon the first attempted delivery on a Business Day. A Party receiving a notice that does not comply with the technical requirements of this Section 18.12 may elect to waive any deficiencies and treat the notice as having been properly given.

Section 18.13 Counterparts; Electronic Transmission. Any Repurchase Document may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

Section 18.14 No Personal Liability. No administrator, incorporator, Affiliate, owner, member, partner, stockholder, officer, director, employee, agent or attorney of Buyer, any Indemnified Person or Seller, as such, shall be subject to any recourse or personal liability under or with respect to any obligation of Buyer or Seller under the Repurchase Documents, whether by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed that the obligations of Buyer and Seller under the Repurchase Documents are solely their respective corporate, limited liability company or partnership obligations, as applicable, and that any such recourse or personal liability is hereby expressly waived. This Section 18.14 shall survive the termination of the Repurchase Documents.

Section 18.15 Protection of Buyer’s Interests in the Purchased Assets; Further Assurances.

(a) Seller shall take such action as requested by Buyer or as necessary to cause the Repurchase Documents and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of Buyer to the Purchased Assets to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect such right, title and interest, it being understood Buyer shall file the initial UCC-1 filing and any continuation statements. Seller shall deliver to Buyer file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. Seller shall execute any and all documents reasonably required to fulfill the intent of this Section 18.15.

(b) Seller will promptly at its expense execute and deliver such instruments and documents and take such other actions as Buyer may reasonably request from time to time in order to perfect, protect, evidence, exercise and enforce Buyer’s rights and remedies under and with respect to the Repurchase Documents, the Transactions and the Purchased Assets.

(c) If Seller fails to perform any of its Repurchase Obligations, Buyer may (but shall not be required to) perform or cause to be performed such Repurchase Obligation, and the costs and expenses incurred by Buyer in connection therewith shall be payable by Seller. Without limiting the generality of the foregoing, Seller authorizes Buyer, at the option of Buyer and the expense of Seller, at any time and from time to time, to take all actions and pay all amounts that Buyer deems necessary or appropriate to protect, enforce, preserve, insure, service, administer, manage, perform, maintain, safeguard, collect or realize on the Purchased Assets and Buyer’s Liens and interests therein or thereon and to give effect to the intent of the Repurchase Documents. No Event of Default shall be cured by the payment or performance of any Repurchase Obligation by Buyer on behalf of Seller. Buyer may make any such payment in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax Lien, title or claim except to the extent such payment is being contested in good faith by Seller in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

(d) Without limiting the generality of the foregoing, Seller will at the request of Buyer no earlier than six (6) or later than three (3) months before the fifth (5th) anniversary of the date of filing of each UCC financing statement filed in connection with to any Repurchase Document or any Transaction, deliver or cause to be delivered to Buyer an opinion of counsel, in form and substance reasonably satisfactory to Buyer, confirming and updating the opinion delivered pursuant to Section 6.01(a) with respect to perfection and otherwise to the effect that the security interests hereunder continue to be enforceable and perfected security interests, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions; provided, however, that this Section 18.15(d) shall not survive the expiration or termination of this Agreement for any reason and all obligations of Seller under this section shall immediately cease upon such expiration or termination.

(e) Except as provided in the Repurchase Documents, the sole duty of Buyer, Custodian or any other designee or agent of Buyer with respect to the Purchased Assets shall be to use reasonable care in the custody, use, operation and preservation of the Purchased Assets in its possession or control. Buyer shall incur no liability to Seller or any other Person for any act of Governmental Authority, act of God or other destruction in whole or in part or negligence or wrongful act of custodians or agents selected by Buyer with reasonable care, or Buyer’s failure to provide adequate protection or insurance for the Purchased Assets. Buyer shall have no obligation to take any action to preserve any rights of Seller in any Purchased Asset against prior parties, and Seller hereby agrees to take such action. Buyer shall have no obligation to realize upon any Purchased Asset except through proper application of any distributions with respect to the Purchased Assets made directly to Buyer or its agent(s). So long as Buyer and Custodian shall act in good faith in their handling of the Purchased Assets, Seller waives or is deemed to have waived the defense of impairment of the Purchased Assets by Buyer and Custodian.

Section 18.16 Default Rate. To the extent permitted by Requirements of Law, Seller shall pay interest at the Default Rate on the amount of all Repurchase Obligations not paid when due under the Repurchase Documents until such Repurchase Obligations are paid or satisfied in full.

Section 18.17 Set-off. In addition to any rights now or hereafter granted under the Repurchase Documents, Requirements of Law or otherwise, Seller, on behalf of itself and Guarantor and each of their respective Affiliates, hereby grants to Buyer and each Indemnified Person, to secure repayment of the Repurchase Obligations, a right of set-off upon any and all of the following: monies, securities, collateral or other property of Seller, Guarantor and each of their respective Affiliates and any proceeds from the foregoing, now or hereafter held or received by Buyer, any Affiliate of Buyer or any Indemnified Person, for the account of Seller, Guarantor or such Affiliate of Seller or Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or Indebtedness of Seller, Guarantor or any Affiliate of Seller or Guarantor at any time existing, and any obligation owed by Buyer or any Affiliate of Buyer to Seller, Guarantor or any Affiliate of Seller or Guarantor and to set-off against any Repurchase Obligations or Indebtedness owed by Seller, Guarantor or any Affiliate of Seller or Guarantor and any Indebtedness owed by Buyer or any Affiliate of Buyer to Seller, Guarantor or any Affiliate of Seller or Guarantor, in each case whether direct or indirect, absolute or contingent, matured or unmatured, whether or not arising under the Repurchase Documents and irrespective of the currency, place of payment or booking office of the amount or obligation and in each case at any time held or owing by Buyer, any Affiliate of Buyer or any Indemnified Person to or for the credit of any of Seller, Guarantor or any Affiliate of Seller or Guarantor, without prejudice to Buyer’s right to recover any deficiency. Each of Buyer, each Affiliate of Buyer and each Indemnified Person is hereby authorized upon any amount becoming due and payable by Seller, Guarantor or any Affiliate of Seller or Guarantor to Buyer or any Indemnified Person under the Repurchase Documents, the Repurchase Obligations or otherwise or upon the occurrence of an Event of Default, without notice to Seller, Guarantor or any Affiliate of Seller or Guarantor, any such notice being expressly waived by Seller, Guarantor and each Affiliate of Seller or Guarantor to the extent permitted by any Requirements of Law, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Buyer or any Indemnified Person by Seller, Guarantor or any Affiliate of Seller under the Repurchase Documents and the Repurchase Obligations, irrespective of whether Buyer, any Affiliate of Buyer or any Indemnified Person shall have made any demand under the Repurchase Documents and regardless of any other collateral securing such amounts, and in all cases without waiver or prejudice of Buyer’s rights to recover a deficiency. Seller, Guarantor and all Affiliates of Seller or Guarantor shall be deemed directly indebted to Buyer and the other Indemnified Persons in the full amount of all amounts owing to Buyer and the other Indemnified Parties by Seller, Guarantor and all Affiliate of Seller or Guarantor under the Transaction Documents and the Repurchase Obligations, and Buyer and the other Indemnified Persons shall be entitled to exercise the rights of set-off provided for above. ANY AND ALL RIGHTS TO REQUIRE BUYER OR OTHER INDEMNIFIED PERSONS TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO THE PURCHASED ASSETS OR OTHER INDEMNIFIED PERSONS UNDER THE REPURCHASE DOCUMENTS, PRIOR TO EXERCISING THE FOREGOING RIGHT OF SET-OFF, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER AND EACH AFFILIATE OF SELLER.

Buyer or any Indemnified Person shall promptly notify the affected Seller, Guarantor or any Affiliate of Seller or Guarantor, as appropriate, after any such set-off and application made by Buyer or such Indemnified Person, provided that the failure to give such notice shall not affect the validity of such set-off and application. If an amount or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant Party accounting to the other Party when the amount or obligation is ascertained. Nothing in this Section 18.17 shall be effective to create a charge or other security interest. This Section 18.17 shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which any Party is at any time otherwise entitled.

Section 18.18 Seller’s Waiver of Setoff. Seller hereby waives any right of setoff it may have or to which it may be or become entitled under the Repurchase Documents or otherwise against Buyer, any Affiliate of Buyer, any Indemnified Person or their respective assets or properties.

Section 18.19 Periodic Due Diligence Review. At Seller’s expense, Buyer may perform continuing due diligence reviews with respect to the Purchased Assets, Seller, Guarantor or any Affiliate of Seller or Guarantor, including ordering new third party reports, for purposes of, among other things, verifying compliance with the representations, warranties, covenants, agreements, duties, obligations and specifications made under the Repurchase Documents or otherwise. Upon reasonable prior notice to Seller, unless an Event of Default exists, in which case no notice is required, Buyer or its representatives may during normal business hours inspect any properties and examine, inspect and make copies of the books and records of Seller, Guarantor or any Affiliate of Seller or Guarantor, and the Records in the possession of Seller, Guarantor or any Affiliate of Seller or Guarantor. Seller shall make available to Buyer one or more knowledgeable financial or accounting officers and representatives of the independent certified public accountants of Seller and Guarantor for the purpose of answering questions of Buyer concerning any of the foregoing. Buyer may purchase Purchased Assets from Seller based solely on the information provided by Seller to Buyer in the MBS File and the representations, warranties, duties, obligations and covenants contained herein, and Buyer may at any time conduct a partial or complete due diligence review on some or all of the Purchased Assets and otherwise re-generating the information used to originate and underwrite such Purchased Assets. Buyer may underwrite such Purchased Assets itself or engage a mutually acceptable third-party underwriter to do so.

Section 18.20 Time of the Essence. Time is of the essence with respect to all obligations, duties, covenants, agreements, notices or actions or inactions of Seller under the Repurchase Documents.

Section 18.21 Patriot Act Notice. Buyer hereby notifies Seller that Buyer is required by the Patriot Act to obtain, verify and record information that identifies Seller.

Section 18.22 Successors and Assigns; No Third Party Beneficiaries. Subject to the foregoing, the Repurchase Documents and any Transactions shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns. Nothing in the Repurchase Documents, express or implied, shall give to any Person other than the Parties any benefit or any legal or equitable right, power, remedy or claim under the Repurchase Documents.

[ONE OR MORE UNNUMBERED SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

SELLER:
TWO HARBORS ASSET I, LLC
By: /s/ Jeff Stolt Its: Jeff Stolt Title: Chief Financial Officer

BUYER:
WELLS FARGO BANK, NATIONAL ASSOCIATION
By: /s/ Goetz Rokahr Its: Goetz Rokahr Title: Vice President

[Signatures continue]

[Signature page to Master Repurchase and Securities Contract - Wells/Two Harbors]

ACKNOWLEDGED AND AGREED

GUARANTOR:

TWO HARBORS INVESTMENT CORP.

By: /s/ Jeff Stolt Its: Jeff Stolt Title: Chief Financial Officer

[End of signatures]

[Signature page to Master Repurchase and Securities Contract - Wells/Two Harbors]

EXHIBIT 99.2

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (as amended, modified or supplemented from time to time, the “Guaranty”), made as of August 4, 2010 (the “Effective Date”), by TWO HARBORS INVESTMENT CORP., a Maryland corporation (the “Guarantor”), in favor of Wells Fargo Bank, National Association (the “Buyer”).

RECITALS

Pursuant to that certain master repurchase and securities contract (the “Master Repurchase Agreement”) of even date herewith between the Buyer and Two Harbors Asset I, LLC, a Delaware limited liability company (the “Seller”), the Buyer has agreed from time to time to enter into transactions in which the Seller agrees to transfer to Buyer RMBS (as defined in the Repurchase Agreement) in exchange for the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such RMBS at a date certain or on demand, in exchange for the transfer of funds by Seller to Buyer. Each such transaction shall be referred to herein as a “Transaction”. The Guarantor is receiving a benefit either directly or indirectly from the Seller for entering into this Guaranty. The Guarantor is the sole member and sole managing member of Two Harbors Operating Company LLC which is the sole member and manager of Seller. It is a condition precedent, among others, to the obligation of the Buyer to enter into Transactions under the Master Repurchase Agreement that the Guarantor shall have executed and delivered this Guaranty to the Buyer.

NOW, THEREFORE, in consideration of the foregoing premises, to induce the Buyer to enter into the Master Repurchase Agreement and to enter into Transactions thereunder, the Guarantor hereby agrees with the Buyer, as follows:

1. Defined Terms. Unless otherwise defined herein, terms which are defined in the Master Repurchase Agreement and used herein are so used as so defined.

(b) “Affiliate” shall mean with respect to (i) Guarantor, any other Person directly or indirectly Controlling or Controlled by such Person and (ii) any Person other than Guarantor, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person. For the avoidance of doubt, with respect to Guarantor, “Affiliate” shall not include (i) PRCMLP, PRCMLLC, Advisers, any subsidiary of PRCMLP, PRCMLLC or Advisers, or any fund that PRCMLP or Advisers from time to time may manage other than Guarantor or (ii) any officer or director of Guarantor or Guarantor’s subsidiaries.

(c) “Guarantor Obligations” shall mean all Repurchase Obligations, including, without limitation, the obligations and liabilities of Seller to the Buyer, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with the Master Repurchase Agreement and any other Repurchase Documents and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Buyer that are required to be paid by a party to the Transaction pursuant to the terms of the Repurchase Documents and costs of enforcement of this Guaranty) or otherwise.

(d) “Material Adverse Effect”: A material adverse effect on or change in or to (i) the property, assets, business, operations, financial condition, credit quality or prospects of the Guarantor or any Affiliate of the Guarantor, (ii) the ability of the Guarantor to pay and perform the Guarantor Obligations, (iii) the validity, legality, binding effect or enforceability of any Repurchase Document, (iv) the rights and remedies of the Guarantor or any Indemnified Person under any Repurchase Document, (v) rating (if applicable), liquidity or other aspect of a material portion of the Purchased Assets, as determined by Buyer in its discretion, or (vi) the perfection or priority of any Lien granted under any Repurchase Document.

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(e) “Liquidity”: With respect to Guarantor and any date, the aggregate amount of unrestricted cash or cash equivalents held by Guarantor (including cash held in the Collection Account net of amounts payable under clauses first through fourth of Section 5.02 of the Master Repurchase Agreement on the next following Remittance Date).

(f) “Tangible Net Worth”: With respect to any Person and any date, all amounts which would be included under stockholders’ equity (or any like caption) on a balance sheet of such Person, minus (a) intangible assets and (b) goodwill.

2. Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees to the Buyer the prompt and complete payment and performance by Seller when due (whether at the stated maturity, by acceleration or otherwise) of the Guarantor Obligations.

(b) The Guarantor further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guarantor Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guaranty. This Guaranty shall remain in full force and effect until the Guarantor Obligations are paid in full, notwithstanding that from time to time prior thereto Seller may be free from any Guarantor Obligations.

(c) No payment or payments made by Seller or any other Person or received or collected by the Buyer from Seller or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Guarantor Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the Guarantor Obligations until the Guarantor Obligations are paid in full.

(d) The Guarantor agrees that whenever, at any time, or from time to time, the Guarantor shall make any payment to the Buyer on account of the Guarantor’s liability hereunder, the Guarantor will notify the Buyer in writing that such payment is made under this Guaranty for such purpose.

3. Right of Set-off. In addition to any rights now or hereafter granted under the Repurchase Documents, the Guarantor, on behalf of itself and each Affiliate of the Guarantor, hereby grants to Buyer and each Indemnified Person, to secure repayment of the Guarantor Obligations, a right of set off upon any and all of the following: monies, securities, collateral or other property of the Guarantor and each Affiliate of the Guarantor and any proceeds from the foregoing, now or hereafter held or received by Buyer, any Affiliate of Buyer or any Indemnified Person, for the account of such Guarantor or such Affiliate of the Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or Indebtedness of the Guarantor or any Affiliate of the Guarantor at any time existing, and any obligation owed by Buyer or any Affiliate of Buyer to the Guarantor or any Affiliate of the Guarantor and to set-off against any Guarantor Obligations or Indebtedness owed by the Guarantor or any Affiliate of the Guarantor and any Indebtedness owed by Buyer or any Affiliate of Buyer to the Guarantor or any Affiliate of the Guarantor, in each case whether direct or indirect, absolute or contingent, matured or unmatured, whether or not arising under the Repurchase Documents and irrespective of the currency, place of payment or booking office of the amount or obligation and in each case at any time held or owing by Buyer, any Affiliate of Buyer or any Indemnified Person to or for the credit of the Guarantor or any Affiliate of the Guarantor, without prejudice to Buyer’s right to recover any deficiency. Each of Buyer, each Affiliate of Buyer and each Indemnified Person is hereby authorized upon any amount becoming due and payable by the Guarantor or any Affiliate of the Guarantor to Buyer or any Indemnified Person under the Repurchase Documents, the Guarantor Obligations or otherwise or upon the occurrence of an Event of Default, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Buyer or any Indemnified Person by the Guarantor or any Affiliate of the Guarantor under the Repurchase Documents and the Guarantor Obligations, irrespective of whether Buyer, any Affiliate of Buyer or any Indemnified Person shall have made any demand under the Repurchase Documents and regardless of any other collateral securing such amounts, and in all cases without waiver or prejudice of Buyer’s rights to recover a deficiency. ANY AND ALL

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RIGHTS TO REQUIRE BUYER, ANY AFFILIATE OF BUYER OR OTHER INDEMNIFIED PERSONS TO EXERCISE THEIR RIGHTS OR REMEDIES UNDER THE REPURCHASE DOCUMENTS, PRIOR TO EXERCISING THE FOREGOING RIGHT OF SET-OFF, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY THE GUARANTOR AND EACH AFFILIATE OF THE GUARANTOR.

Buyer or any Indemnified Person shall promptly notify the Guarantor or Affiliate of the Guarantor of any such set-off and application made by Buyer or such Indemnified Person, provided that the failure to give such notice shall not affect the validity of such set-off and application. If an amount or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other party when the amount or obligation is ascertained. Nothing in this Section 3 shall be effective to create a charge or other security interest. This Section 3 shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which any party is at any time otherwise entitled.

4. Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder or any set-off or application of funds of the Guarantors by the Buyer, the Guarantor shall not be entitled to be subrogated to any of the rights of the Buyer against Seller or any other guarantor or any collateral security or guarantee or right of offset held by the Buyer for the payment of the Guarantor Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from Seller or any other guarantor in respect of payments made by the Guarantor hereunder, until all amounts owing to the Buyer by Seller on account of the Guarantor Obligations are paid in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amounts shall be held by the Guarantor in trust for the Buyer, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Buyer in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Buyer, if required), to be applied against the Guarantor Obligations, whether matured or unmatured, in such order as the Buyer may determine.

5. Amendments, etc. with Respect to the Guarantor Obligations. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor, and without notice to or further assent by the Guarantor, any demand for payment of any of the Guarantor Obligations made by the Buyer may be rescinded by the Buyer, and any of the Guarantor Obligations continued, and the Guarantor Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Buyer, and the Master Repurchase Agreement, and the other Repurchase Documents and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time, held by the Buyer for the payment of the Guarantor Obligations may be sold, exchanged, waived, surrendered or released. The Buyer shall have no obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guarantor Obligations or for this Guaranty or any property subject thereto. When making any demand hereunder against the Guarantor, the Buyer may, but shall be under no obligation to, make a similar demand on Seller and any failure by the Buyer to make any such demand or to collect any payments from Seller or any release of Seller shall not relieve the Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Buyer against the Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings and any written or oral notification transmitted to the Guarantor or Seller for the Guarantor to perform its obligations hereunder.

6. Guaranty Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guarantor Obligations and notice of or, proof of reliance by the Buyer upon this Guaranty or acceptance of this Guaranty; the Guarantor Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived in reliance upon this Guaranty; and all dealings between Seller or the Guarantor, on the one hand, and the Buyer, on the other, shall, likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. The Guarantor waives diligence, presentment, protest, demand for payment and

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notice of default or nonpayment to or upon Seller or the Guaranty with respect to the Guarantor Obligations. This Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity or enforceability of the Master Repurchase Agreement, the other Repurchase Documents, any of the Guarantor Obligations, or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Seller against the Buyer, or (iii) any other, circumstance whatsoever (with or without notice to or knowledge of Seller or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Guarantor Obligations, or the Guarantor under this Guaranty, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantor, the Buyer may, but shall be under no obligation, to pursue such rights and remedies that they may have against Seller or any other Person or against any collateral security or guarantee for the Guarantor Obligations or any right of offset with respect thereto, and any failure by the Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Buyer against the Guarantor. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and its successors and assigns thereof, and shall inure to the benefit of the Buyer, and successors, endorsees, transferees and assigns, until all the Guarantor Obligations and the obligations of the Guarantor under this Guaranty shall have been satisfied by payment in full, notwithstanding that from time to time during the term of the Master Repurchase Agreement Seller may be free from any Guarantor Obligations.

(b) Without limiting the generality of the foregoing, the Guarantor hereby agrees, acknowledges, covenants, and represents and warrants to the Buyer as follows:

(i) The Guarantor hereby waives any defense arising by reason of, and any and all right to assert against the Buyer any claim or defense based upon, an election of remedies by the Buyer which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes such Guarantor’s subrogation rights, rights to proceed against the Seller or any other guarantor for reimbursement or contribution, and/or any other rights of the Guarantor to proceed against the Seller, against any other guarantor, or against any other person or security;

(ii) The Guarantor is presently informed of the financial condition of the Seller and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guarantor Obligations. The Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed of the Seller’s financial condition, the status of other guarantors, if any, of all other circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than the Buyer for such information and will not rely upon the Buyer for any such information. Absent a written request for such information by the Guarantor to the Buyer, the Guarantor hereby waives its right, if any, to require the Buyer to disclose to the Guarantor any information which the Buyer may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor; and

(iii) The Guarantor has independently reviewed the Master Repurchase Agreement, the Repurchase Documents and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guaranty to the Buyer, the Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any Liens or security interests of any kind or nature granted by the Seller or any other guarantor to the Buyer, now or at any time and from time to time in the future.

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7. Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guarantor Obligations is rescinded or must otherwise be restored or returned by the Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Seller or any substantial part of its property, or otherwise, all as though such payments had not been made.

8. Payments. The Guarantor hereby agrees that the Guarantor Obligations will be paid to the Buyer without set-off or counterclaim in U.S. Dollars.

9. Representations and Warranties. The Guarantor hereby represents and warrants that:

(a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power and authority and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged;

(b) it has the power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guaranty and the Master Repurchase Agreement, and has taken all necessary action to authorize its execution, delivery and performance of this Guaranty and the Master Repurchase Agreement;

(c) this Guaranty has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except as enforceability, may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general, principles of equity (whether enforcement is sought in proceedings in equity or at law);

(d) the execution, delivery and performance of this Guaranty will not violate any provision of the charter, by-laws or other organizational documents of the Guarantor, or any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon the Guarantor or any of its property or to which the Guarantor or any of its property is subject (“Requirement of Law”), or any provision of any security issued by the Guarantor or of any agreement, instrument or other undertaking to which the Guarantor is a party or by which it or any of its property is bound (“ Contractual Obligation”), and will not result in or require the creation or imposition of any Lien on any of the properties or revenues of the Guarantor pursuant to any Requirement of Law or Contractual Obligation of the Guarantor;

(e) no consent or authorization of, filing with, notice to, or other act by or in respect of, any Governmental Authority or any other Person (including, without limitation, any stockholder or creditor of the Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty;

(f) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Guarantor, threatened by or against the Guarantor or against any of the Guarantor’s properties or revenues (i) with respect to this Guaranty or any of the transactions contemplated hereby, or (ii) which has any reasonable likelihood of having a Material Adverse Effect;

(g) the Guarantor has filed or caused to be filed all tax returns which are required to be filed (giving due regard to extensions) and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of the Guarantor’s property and all other taxes, fees or other charges imposed on it or any of the Guarantor’s property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which applicable reserves have been provided on the books of the Guarantor); no tax Lien has been filed, and, to the knowledge of the Guarantor, no claim is being asserted, with respect to any such tax, fee or other charge;

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(h) all financial statements of the Guarantor, copies of which have been furnished to Buyer, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the consolidated financial condition and the results of operations of the Guarantor as of the dates and for the periods indicated in all material respects and (iii) with respect to financial statements, have been prepared in accordance with GAAP consistently applied, except as noted therein;

(i) since the date of the most recent financial statements furnished to Buyer, there has been no Material Adverse Effect; and

(j) commencing with its taxable year ended December 31, 2009, the Company has been organized and operating in conformity with the requirements for qualification and taxation as a real estate investment trust under the Code.

The Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by the Guarantor on the date of each Transaction under the Master Repurchase Agreement on and as of such Purchase Date and at all times RMBS is subject to a Transaction.

10. Covenants.

(a) The Guarantor covenants and agrees that such Guarantor will not change its legal name or primary residence without having provided to the Buyer prior written notice of any such change.

(b) [Reserved.]

(c) The Guarantor covenants and agrees that it will promptly, and in any event within five (5) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened in writing or pending) or other legal or arbitrable proceedings affecting the Guarantor or any of its Affiliates or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated thereby, (ii) makes a claim in an individual or aggregate amount greater than $2,500,000, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.

(d) The Guarantor will make a timely election to be subject to tax as a real estate investment trust pursuant to Sections 856 through 860 of the Code for its taxable year ending December 31, 2009.

11. Financial Covenants. The Guarantor hereby covenants and agrees with the Buyer as follows:

(a) On any date, the ratio of the Guarantor’s Total Indebtedness to its Tangible Net Worth, on a consolidated basis, shall not be greater than 6.00 to 1.00.

(b) On any date, the Guarantor’s Liquidity, on a consolidated basis, shall not be less than $15,000,000.

(c) On any date, the Guarantor’s Tangible Net Worth, on a consolidated basis, shall not be less than $150,000,000.

12. Event of Default; Remedies. Any failure by the Guarantor to satisfy at all times any of the representations, warranties, covenants and other terms set forth in this Guaranty (including, without limitation, the provisions of paragraph 11) shall constitute a “Guarantee Default” and an Event of Default under the Master Repurchase Agreement; provided that Guarantor shall have one (1) Business Day to cure any breach of paragraph 11(b) above.

(b) If an Event of Default under the Master Repurchase Agreement shall have occurred and be continuing, or in the event of a Guarantee Default, the Guarantor agrees that, as between the Guarantor and Buyer, the Guarantor Obligations may be declared to be due for purposes of this Guaranty notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any such declaration as against Seller and that, in the event of any such declaration (or attempted declaration), such Guarantor Obligations shall forthwith become due by the Guarantor for purposes of this Guaranty.

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13. [Reserved.]

14. Severability. Any provision of this Guaranty which is, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15. Headings. The paragraph headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

16. No Waiver; Cumulative Remedies. The Buyer shall not by any act (except by a written instrument pursuant to paragraph 17 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Buyer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Buyer would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

17. Waivers and Amendments; Successors and Assigns. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Guarantor and the Buyer, provided that any provision of this Guaranty may be waived by the Buyer in a letter or agreement executed by the Buyer and delivered either by facsimile or electronic transmission from the Buyer. This Guaranty shall be binding, upon the heirs, personal representatives, successors and assigns of the Guarantor and shall inure to the benefit of the Buyer and its respective successors and assigns.

18. Notices. Notices to any of the parties hereunder shall be in writing and sent prepaid by hand delivery, by certified or registered mail, by expedited commercial or postal delivery service, or by facsimile or email if also sent by one of the foregoing, addressed as follows:

If to Two Harbors Investment Corp.:

Two Harbors Investment Corp.
601 Carlson Parkway
Suite 330
Minnetonka, MN 55305
Attention: Timothy O’Brien, General Counsel

with a copy to:

Leonard, Street and Deinard P.A.
150 South Fifth Street
Suite 2300
Minneapolis, MN 55402
Attention: Stephen Quinlivan

If to Wells Fargo Bank, National Association:

Wells Fargo Bank, National Association
c/o Wells Fargo Securities LLC
301 South College Street, NC0600
Charlotte, North Carolina 28288
Attn: Andrew W. Riebe

Any of the foregoing communications shall be effective when delivered or upon the first attempted delivery on a Business Day.

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19. Jurisdiction.

(a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) THE GUARANTOR HEREBY WAIVES TRIAL BY JURY. THE GUARANTOR HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE REPURCHASE DOCUMENTS IN ANY ACTION OR PROCEEDING. THE GUARANTOR HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION IT MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE REPURCHASE DOCUMENTS.

(c) [Reserved.]

20. Integration. This Guaranty represents the agreement of the Guarantor with respect to the subject matter hereof and there are no promises or representations by the Buyer relative to the subject matter hereof not reflected herein.

21. Acknowledgments. The Guarantor hereby acknowledges that:

(a) The Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guaranty; and

(b) the execution of this Guaranty does not create a fiduciary relationship between the Guarantor and the Buyer, and (i) the relationship between the Buyer and the Guarantor is solely that of surety and creditor and (ii) no joint venture exists between the Buyer and the Guarantor or among the Buyer, Seller and the Guarantor.

[Signature pages follow]

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IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered as of the date first above written.

TWO HARBORS INVESTMENT CORP.
/s/ Jeff Stolt Name: Jeff Stolt Title: Chief Financial Officer